Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

BY AND BETWEEN

UNITED PARCEL SERVICE OF AMERICA, INC.,

UPS CORPORATE FINANCE S.À R.L.,

UPS SCS (UK) LTD.

AND

RXO, INC.

Dated as of June 21, 2024

TABLE OF CONTENTS

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EXHIBITS

Exhibit A	Accounting Principles
Exhibit B	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit C	Completion Bonus Employees
Exhibit D	Form of Deed of Transfer
Exhibit E	Form of Equity Interests Transfer Agreement
Exhibit F	Form of Local Transfer Agreements
Exhibit G	Form of Transition Services Agreement
Exhibit H	Debt Commitment Letter
Exhibit I	Form of Intellectual Property Assignment Agreement
Exhibit J	First Amendment to Existing Shipper/Broker Transportation Agreement
Exhibit K	Equity Commitment Letter

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated June 21, 2024 (this “Agreement”), is made and entered into by and among UNITED PARCEL SERVICE OF AMERICA, INC., a Delaware corporation (“UPS”), UPS CORPORATE FINANCE S.À R.L., a limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg (“UPS Lux”), UPS SCS (UK) LTD., a limited company formed under the laws of England and Wales (“UPS SCS”, and together with UPS and UPS Lux, the “Sellers”), and RXO, Inc., a Delaware corporation (“Buyer”). Sellers and Buyer are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement have the meanings specified in Article I.

WHEREAS, UPS owns all of the issued and outstanding shares of capital stock of Coyote Logistics Midco, Inc., a Delaware corporation (“Coyote Midco”);

WHEREAS, UPS Lux owns all of the issued and outstanding equity interests of (a) Coyote Logistics UK Limited, a limited company under the laws of England and Wales (“Coyote UK”) and (b) Coyote Logistics Nederland B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of The Netherlands (“Coyote Netherlands”);

WHEREAS, the Asset Sellers and the Acquired Companies collectively own all of the Transferred Assets and Liabilities, including the Transferred Assets and Liabilities of the Haulfast Business;

WHEREAS, the Sellers and certain of their Affiliates, including the Acquired Companies, are engaged in the Haulfast Business or are in the business of providing technology-driven, asset-light based truckload freight brokerage services as such businesses have been conducted during the six (6) months prior to the date hereof (collectively, the “Business”); and

WHEREAS, the Parties desire to enter into this Agreement pursuant to which (a) Sellers will sell to Buyer, and Buyer will purchase from Sellers, as applicable, the Equity Interests, and (b) Sellers will, or will cause their respective Affiliates to, sell and assign to Buyer, and Buyer will purchase and assume from Sellers or such Affiliates, as applicable, the Transferred Assets and Liabilities (directly or through the acquisition of the Acquired Companies), in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each Party hereby agrees:

ARTICLE I

DEFINITIONS

Section 1.1      Definitions. The following terms, as used in this Agreement, have the following meanings:

“Accounting Principles” means those accounting principles attached as Exhibit A.

“Accrued Income Taxes” shall mean, without duplication, the sum of (I) an amount equal to the sum of all Liabilities for Income Taxes of the Acquired Companies that are (x) accrued but unpaid as of the Closing with respect to any Pre-Closing Tax Period ending on or after December 31, 2023 and (y) are not reported on a Combined Tax Return and payable by an entity other than an Acquired Company; provided, that such amounts shall be determined in accordance with past practice except to the extent required by Law and calculated (a) with respect to any Straddle Period in accordance with Section 5.6(e)(ii); (b) in accordance with Section 5.6(j); (c) by including in taxable income any adjustment pursuant to Section 481 of the Code (or any similar provision of applicable state, local or non-U.S. law) that would not otherwise be included in taxable income of the Acquired Companies on or prior to the Closing Date; (d) by excluding all deferred Tax Liabilities and deferred Tax assets; (e) by treating the amount of Accrued Income Taxes as not less than zero in any jurisdiction, for any tax; (f) by taking into account any net operating losses or similar attributes and any applicable estimated or prepaid Tax payments of the Acquired Companies made before the Closing, in each case, solely to the extent actually available to offset (but not below zero) Income Taxes in a Pre-Closing Tax Period and in the case of estimated and prepaid Tax payments, solely to the extent the applicable Income Tax is in respect of which and in the same jurisdiction in which such estimated or prepaid Income Tax payment was made; (g) by excluding Tax Liabilities resulting from transactions not contemplated by this Agreement and taken at the direction of Buyer outside the ordinary course of business after the Closing on the Closing Date; and (h) by excluding any liabilities for accruals or reserves established or required to be established under GAAP methodologies for contingent income Taxes or with respect to uncertain Tax positions and (II) the CFC Tax Amount.

“Acquired Companies” means, collectively, Coyote Midco, Coyote UK and Coyote Netherlands, and each of their respective Subsidiaries (each, individually, an “Acquired Company”).

“Action” means any action, mediation, suit, litigation, arbitration, proceeding, investigation or audit that is pending before a Governmental Entity.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by, or under common Control with, such specified Person.

“Ancillary Agreements” means the Transition Services Agreement, the First Amendment to Existing Shipper/Broker Transportation Agreement, the Intellectual Property Assignment Agreement and all other agreements, documents and instruments being executed and delivered in connection with this Agreement.

“Anti-Corruption Laws” mean the United States Foreign Corrupt Practices Act, the U.K. Bribery Act, any national and international Law enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, or any other applicable anti-corruption or anti-bribery Law.

“Antitrust Laws” means the HSR Act and the Federal Trade Commission Act of 1914, the Sherman Act of 1890, the Clayton Act of 1914, and any applicable foreign antitrust Law and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Asset Sellers” means, individually or collectively, as applicable, UPS SCS and UPS.

“Assumed Contracts” means the Contracts to which any of the Asset Sellers or any of their Affiliates is a party or is otherwise bound and that primarily relate to the Business, including those that are listed on Schedule 1.1(a).

“Automatically Transferring Employee” means each employee of the Business, including the Haulfast Business, as set forth on Schedule 1.1(b), whose employment automatically transfers to the Buyer or any of its Affiliates pursuant to the EU Employee Regulations as a consequence of the arrangements contained in this Agreement.

“Balance Sheet Date” means April 30, 2024.

“Base Purchase Price” means One Billion Twenty-Five Million Dollars ($1,025,000,000).

“Bill of Sale, Assignment and Assumption Agreement” means the Bill of Sale, Assignment and Assumption Agreement, between the Asset Sellers and Buyer, substantially in the form attached hereto as Exhibit B.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in Atlanta, Georgia or New York, New York.

“Business Employees” means all employees of the Acquired Companies and all Automatically Transferring Employees.

“Buyer Recoverable Transfer Taxes” means any Transfer Taxes, such as ordinary value-added taxes (including, for the avoidance of doubt, VAT), that are recoverable by Buyer through reasonable best efforts and which Buyer considers (acting reasonably and in good faith) are unlikely to be subject to a challenge by a Governmental Entity, whether as a refund in cash or as a credit that can be applied to reduce Taxes on a dollar-for-dollar basis otherwise payable by such party.

“Cares Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136, and any administrative or other guidance published with respect thereto by any Governmental Entity.

“Cash” means the cash, cash equivalents and marketable securities that can be liquidated within ninety (90) days, in each case, of the Acquired Companies, including (i) any interest earned thereon (ii) checks received but not cleared and deposits in transit, less the amounts of any issued but uncleared checks and payments issued; provided, that Cash shall not include, and shall be calculated net of (a) any security, escrow or similar deposits not freely available for use and (b) any cash or cash equivalents used to pay liabilities between the Valuation Time and Closing that would otherwise be captured as Closing Indebtedness or as Closing Transaction Expenses.

“CFC” means a “controlled foreign corporation,” as that term is defined in Section 957(a) of the Code.

“CFC Tax Amount” means, in respect of any Acquired Company that is a CFC, an amount equal to the Tax Liabilities determined with respect to such Acquired Company under Section 951 and 951A of the Code for the pre-Closing portion of the taxable year of such Acquired Company that includes the Closing Date (determined in accordance with the second sentence of Section 5.6(e)(ii)) and assuming (i) a tax rate of 21%% for purposes of determining the liability under Section 951 and (ii) a tax rate of 10.5% for purposes of determining the liability under Section 951A (for the avoidance of doubt taking into account any “net deemed tangible income return” within the meaning of Section 951A(b)(2)), in each case, taking into account the availability of any foreign tax credits from such CFCs; provided, that the CFC Tax Amount shall exclude Tax Liabilities resulting from transactions not contemplated by this Agreement and taken at the direction of Buyer outside the ordinary course of business after the Closing on the Closing Date.

“Change in Control Payments” means any sale bonus, change in control bonus, retention or transaction bonus, severance payment, or similar compensatory amount, in each case, to the extent it is a liability of an Acquired Company and becomes accelerated or otherwise due or payable to any employee, manager, officer or director, individual consultant, individual independent contractor, or other individual provider of personal services of or to the Acquired Companies or the Business pursuant to any Company Benefit Plan primarily as a result of the consummation of the transactions contemplated hereby (other than any such payment or amount to the extent it becomes due or payable as a result of any action taken by Buyer or any of its Affiliates (including the Acquired Companies following the Closing)).

“Charter Documents” means, in each case, as amended, (a) with respect to a limited liability company, the articles or certificate of organization or formation or the deed of incorporation and the articles of association, and limited liability company agreement or operating agreement, as applicable, (b) with respect to a corporation, the certificate or articles of incorporation and bylaws, (c) with respect to a limited partnership, the certificate of limited partnership and the agreement of limited partnership and (d) with respect to any other entity, documentation of similar substance to any of the foregoing.

“Closing Cash” means the Cash as of the Valuation Time, determined in accordance with the Accounting Principles.

“Closing Indebtedness” means Indebtedness of the Acquired Companies as of the Closing, determined in accordance with the Accounting Principles.

“Closing Transaction Expenses” means Transaction Expenses of or payable by the Acquired Companies as of the Closing, determined in accordance with the Accounting Principles. For the avoidance of doubt, in no event shall Closing Transaction Expenses include Transaction Expenses of Sellers or any of their Affiliates that are not Acquired Companies.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any written agreement, memorandum of understanding, or other written contractual obligation between any of the Acquired Companies and any labor union, trade union, or works council with respect to employees of the Acquired Companies.

“Combined Tax Return” means any Tax Return of any affiliated group within the meaning of Section 1504(a) of the Code or any other affiliated, combined, unitary or similar group defined under any state, local, or non-U.S. Law that includes Sellers or any of their Affiliates (other than any Acquired Company), on the one hand, and any of the Acquired Companies, on the other hand.

“Commercial Agreements” means, collectively, (a) the Existing Shipper/Broker Transportation Agreement, (b) that certain Framework Contract, effective as of April 25, 2024, by and between Coyote Logistics and United Parcel Service LLC & Co. OHG, (c) that certain International Road Transportation Agreement, effective as of July 1, 2020, by and between Coyote Netherlands and UPS Europe Srl and (d) that certain Service Partner Contract, effective as of March 1, 2023, by and between Coyote Netherlands and UPS SCS, in each case, as amended on or before the date hereof.

“Company Benefit Plan” means each Employee Benefit Plan currently sponsored or maintained by the Acquired Companies.

“Company Intellectual Property” means (a) all Intellectual Property owned or purported to be owned by any of the Acquired Companies or licensed to any of the Acquired Companies for use in the Business, (b) the Transferred IP and (c) all Intellectual Property licensed pursuant to any of the Assumed Contracts.

“Company Software” means all Software included in the Company Intellectual Property that is owned or purported to be owned by the Acquired Companies or is Transferred IP.

“Completion Bonus Amount” means the aggregate amount of completion bonus awards actually payable by Coyote Logistics pursuant to the completion bonus award agreements entered into by Coyote Logistics and the Completion Bonus Employees prior to the date hereof (including, the employer portion of any applicable payroll, social security or other similar Taxes imposed in connection therewith, whether or not such Taxes may be eligible for deferral under Section 2302 of the Cares Act).

“Completion Bonus Employees” means those Transferred Employees who have executed completion bonus award agreements with Coyote Logistics prior to the date hereof and are listed on Exhibit C.

“Compliant” means, with respect to the Required Financial Information, that (a) such Required Financial Information does not contain any untrue statement of a material fact regarding the Acquired Companies or the Business or omit to state any material fact regarding the Acquired Companies or the Business necessary in order to make such Required Financial Information not misleading under the circumstances under which it was made available, (b) such Required Financial Information complies in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt or equity securities registered under on Form S-3 (except if Buyer is not eligible to register securities on Form S-3, then such other applicable form) that would be applicable to such Required Financial Information and (c) the financial statements and other financial information included in such Required Financial Information would not be deemed stale or otherwise be unusable under customary practices for registered offerings under the Securities Act and private placements of debt securities under Rule 144A promulgated under the Securities Act and are reasonably sufficient to permit the Acquired Companies’ independent accountants to issue a customary “comfort” letter to the extent required as part of an equity or debt offering, including as to customary negative assurances and change period, in order to consummate any offering of equity or debt securities on any day prior to the Closing (and such accountants have confirmed that they are prepared to issue a comfort letter subject to their completion of customary procedures; it being understood that such issuance of the comfort letter shall not occur until the “pricing” of such securities).

“Confidential Information Presentation” means the Company Presentation regarding the Business delivered to Buyer and its Affiliates or agents on March 15, 2024.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated March 11, 2024, by and between United Parcel Service General Services Co. and RXO, Inc.

“Contracts” means all written, or legally enforceable oral, agreements, contracts, leases, subleases, purchase orders, arrangements and commitments.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether directly or indirectly, through the ownership of voting securities, by Contract or otherwise. The terms “Controlled by”, “Controlled”, “under common Control with” and “Controlling” shall have correlative meanings.

“Controlled Affiliates” means, with respect to Sellers and Sellers’ ultimate parent, those Affiliates of Sellers and Sellers’ ultimate parent (a) of which Sellers or Sellers’ ultimate parent, as applicable, owns greater than fifty percent (50%) of the voting securities or (b) for which Sellers or Sellers’ ultimate parent, as applicable, has the power to direct its operations, in each case, at the time of determination.

“Corporate Shared Services” means the corporate level services provided to the Business as of the date of this Agreement by Sellers or any of their Affiliates (other than the Acquired Companies), including those set forth on Schedule 1.1(c) and those that are included as “Services” to be provided under the Transition Services Agreement.

“COVID-19” means SARS-CoV-2 or COVID-19, any novel coronavirus disease, or any evolutions thereof, or any other coronavirus, epidemic, pandemic or disease outbreak that may arise, occur or be discovered after the date hereof.

“Coyote Logistics” means Coyote Logistics, LLC, a Delaware limited liability company and a Subsidiary of Coyote Midco.

“Current Assets” means the current assets of the Business as of the Valuation Time, determined in accordance with the Accounting Principles, as set forth in Exhibit A.

“Current Liabilities” means the current liabilities of the Business as of the Valuation Time, determined in accordance with the Accounting Principles, as set forth in Exhibit A.

“Data Privacy and Security Requirements” means all of the following, to the extent relating to privacy or data security and applicable to any Acquired Company or the Business: (a) all applicable Laws; and (b) each Acquired Company’s or any Seller Entity’s (solely as it relates to the Business) external, written privacy policies and security policies.

“Debt Financing Sources” means each of the entities that have committed to provide or arrange or otherwise entered into agreements providing for the Debt Financing, including the parties to the Debt Commitment Letter (including any New or Amended Debt Commitment Letter) and any joinder agreements, indentures or credit agreements (or similar definitive financing documents) entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, controlling Persons, agents and Representatives and their respective permitted successors and permitted assigns.

“Deed of Transfer” means the notarial deed of transfer of the Dutch Equity Interests in the form attached as Exhibit D.

“Dutch Equity Interests” means all of the issued and outstanding shares in the share capital of Coyote Netherlands.

“Employee Benefit Plan” means, with respect to any Person, each plan, program or arrangement that provides employee benefits for the employees, former employees, directors, individual consultants or individual independent contractors of such Person or the dependents of any of them, including (a) each profit sharing, retirement, stock purchase, stock option and other equity compensation plan, (b) each “welfare plan” (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each “pension plan” (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), and (d) each employment, individual consulting, severance, termination, change in control, bonus, deferred compensation, retention or similar plan, program or arrangement.

“Environmental Laws” means all Laws relating to pollution control, protection of human health and the environment, including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air and Laws related to Hazardous Substances.

“Environmental Permits” means all Licenses issued pursuant to Environmental Laws.

“Equity Interests” means, collectively, (a) all of the issued and outstanding equity interests of Coyote Midco and Coyote UK and (b) the Dutch Equity Interests.

“Equity Interests Transfer Agreement” means the Equity Interests Transfer Agreement between Equity Sellers and Buyer, substantially in the form attached hereto as Exhibit E.

“Equity Sellers” means, individually or collectively, as applicable, UPS and UPS Lux.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“Estimated Closing Cash” means UPS’s good faith estimate of the aggregate amount of Closing Cash, as delivered in accordance with Section 2.4(b).

“Estimated Closing Indebtedness” means UPS’s good faith estimate of the aggregate amount of Closing Indebtedness, as delivered in accordance with Section 2.4(b).

“Estimated Closing Transaction Expenses” means UPS’s good faith estimate of the aggregate amount of Closing Transaction Expenses, as delivered in accordance with Section 2.4(b).

“Estimated Completion Bonus Amount” means $5,515,894.74, as adjusted to account for any events occurring prior to Closing that change any Completion Bonus Employee’s eligibility.

“Estimated Net Working Capital” means UPS’s good faith estimate of Net Working Capital, as delivered in accordance with Section 2.4(b).

“Estimated Net Working Capital Adjustment” means the amount, which can be negative, equal to the difference of (a) Estimated Net Working Capital minus (b) Target Net Working Capital.

“EU Employee Regulations” means the Acquired Rights Directives 77/187/EC, 98/50/EC and 2001/23/EC and all national legislation enacted to give effect to the Acquired Rights Directives 77/187/EC, 98/50/EC and 2001/23/EC in each member state of the European Economic Area in which one or more Business Employees are based or carry out their work from time to time.

“EULA” means the Business’ standard end user license agreements or other standard terms and conditions (e.g., acceptable use policy) under which any products or services of the Business are made available.

“Existing Shipper/Broker Transportation Agreement” means that certain Shipper/Broker Transportation Agreement, dated as of January 15, 2024, by and between Coyote Logistics, LLC and United Parcel Service General Services Co. and any predecessor agreement thereto.

“FDI Laws” means Laws in any jurisdiction, that are designed or intended to prohibit, restrict or regulate direct or indirect acquisitions, investments or ownership or control of assets, by a foreign investor that might harm domestic national security or public interest.

“Final Purchase Price” means an amount equal to (a) the Base Purchase Price, plus (b) the Net Working Capital Adjustment, plus (c) Closing Cash, minus (d) the Completion Bonus Amount, minus (e) Closing Indebtedness, minus (f) Closing Transaction Expenses.

“Financial Information” means (a) the unaudited statement of net assets of the Business as of December 31, 2023, (b) the unaudited statement of income and expenses of the Business for the fiscal year ended December 31, 2023, (c) the unaudited statement of net assets of the Business as of April 30, 2024 and (d) the unaudited statement of income and expenses of the Business for the four month period ended April 30, 2024.

“First Amendment to Existing Shipper/Broker Transportation Agreement” means that certain First Amendment to the Existing Shipper/Broker Transportation Agreement by and between Coyote Logistics and United Parcel Service General Services Co., which is attached hereto as Exhibit J.

“Fraud” means a claim for actual Delaware common law fraud with a specific intent to deceive based on a representation contained in Article III or Article IV or in any certificate delivered in connection with this Agreement (to the extent such certificate pertains to any such representation); provided, that at the time such representation was made, (a) such representation was materially inaccurate, (b) the party making such representation had actual knowledge, after due inquiry, of the material inaccuracy of such representation, (c) the party intending to deceive had the specific intent to deceive the other party, and (d) the other party acted in reliance on such inaccurate representation and suffered financial (or other demonstrably quantifiable) injury as a result of such material inaccuracy. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, constructive fraud, unfair dealings fraud, or that is based on negligence or recklessness.

“Fundamental Representations” means those representations and warranties set forth in Section 3.1(a) (Organization), Section 3.2 (Authority), Section 3.3 (Ownership of Equity Interests), Section 3.4 (Capitalization), and Section 3.24 (Certain Fees).

“GAAP” means generally accepted accounting principles in the U.S. applied on a consistent basis.

“Governmental Entity” means any foreign, federal, state, provincial or local government, any political subdivision thereof or any court, arbitrator or tribunal, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, or any other entity legitimately exercising executive, legislative, judicial, regulatory, taxing or administrative functions or pertaining to government.

“Haulfast Business” means the business of providing haulage, dedicated transport and warehousing services in the United Kingdom domestic market as conducted during the six (6) months prior to the date hereof.

“Hazardous Substance” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, polychlorinated biphenyls and per-and polyfluoroalkyl substances (PFAS), or any constituent of any such substance or waste, the use, handling or disposal of which by any Acquired Company is governed by or subject to applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Taxes” means Taxes imposed on, or determined by reference to, net income (however denominated and including any withholding, business and occupation, gross receipts Tax and franchise Taxes, in each case, in the nature of, or imposed in lieu of, a tax on net income).

“Indebtedness” means, without duplication, with respect to any Person, (a) all obligations for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including under any credit agreement, (b) all indebtedness evidenced by any note, indenture, bond, mortgage, Lien or other debt instrument or debt security, (c) all obligations with respect to interest rate or currency swaps, collars, caps and similar hedging obligations, (d) all obligations under any surety or performance bond or letter of credit, to the extent drawn or called, (e) all obligations in respect of the portion of any leases required under GAAP to be classified as capital leases that are not included in Net Working Capital, (f) all unfunded benefit liabilities with respect to any retirement or deferred compensation plan that is a Company Benefit Plan, and any accrued, earned but unpaid, or otherwise underfunded severance obligations (including the employer portion of any applicable payroll, social security or other similar Taxes imposed in connection therewith, whether or not such Taxes may be eligible for deferral under Section 2302 of the Cares Act), (g) all obligations for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business) and including any earnouts or similar contingent payment obligations related to past acquisitions, (h) all obligations under conditional sale or other title retention agreements, (i) all payment obligations to current and former equity holders, including any unpaid dividends or distributions, (j) Accrued Income Taxes, (k) all payment obligations in respect of aged accounts payable that are more than one hundred eighty (180) days overdue; (l) all guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (k) above, and (m) for clauses (a) through (l) above, all accrued interest, fees, premiums or penalties thereon, if any (to the extent such fees, premiums or penalties are actually paid (or should have been paid) at the Closing); provided, that “Indebtedness” will specifically exclude (i) obligations with respect to leases classified as operating leases in accordance with GAAP, (ii) all liabilities or obligations incurred at the express written direction of Buyer or any of its Affiliates, (iii) intercompany liabilities solely amongst the Acquired Companies, (iv) deferred revenue, (v) all benefit liabilities with respect to the UPS LTIP, which will be retained by Sellers or their applicable Affiliate(s) and constitute an Excluded Liability hereunder, and (vi) liabilities to the extent included in Net Working Capital or Transaction Expenses.

“Insurance Policies” means policies and programs of or agreements for insurance and interests in insurance pools and programs (in each case including self-insurance and insurance from Affiliates).

“Intellectual Property” means any and all intellectual property and other similar proprietary rights, as they exist anywhere in the world, whether registered or unregistered, including the following: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (b) all trade secrets, confidential or proprietary information and know-how, including any inventions, improvements, discoveries, methods, processes, technical data, specifications, source code, research and development information and customer lists, in each instance, that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (“Trade Secrets”); (c) all works of authorship (whether copyrightable or not), all mask works, all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto (“Copyrights”); (d) all Trademarks and all good will related thereto or symbolized thereby; (e) all domain name registrations and social media account handles and all registrations and goodwill associated therewith; and (f) all such rights in Software, data structures, data compilations and databases.

“Intellectual Property Assignment Agreement” means the Confirmatory Intellectual Property Assignment Agreement, by and between the Asset Sellers and Buyer, suitable for recordation with the applicable national intellectual property offices and substantially in the form attached hereto as Exhibit I.

“Internal IT Systems” means the computer hardware, Software, databases, hardware, websites, servers, routers, hubs, switches, circuits, computer networks and other telecommunications and Internet-related equipment and information technology infrastructure owned by or leased, licensed or subscribed to and controlled by the Acquired Companies for information technology operations in the Business.

“International Trade Laws” means any of the following: (a) any Laws concerning the importation of merchandise and other items (including technology, services, and software), including those administered by U.S. Customs and Border Protection; (b) any Laws concerning the exportation or re-exportation of items (including technology, services, and software), including those administered by the U.S. Department of Commerce or the U.S. Department of State; (c) any economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. State Department, the United Nations, Canada, the European Union, or the United Kingdom and (d) any applicable Laws regarding anti-money laundering and know your customer requirements, including, as applicable, the U.S. Bank Secrecy Act and the USA PATRIOT Act.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (a) with respect to representations and warranties of the Sellers, all facts actually known by Sandeep Pisipati, Marcus Brambila, Kim Hoglund, Shawn McCloud, John Morel and Carmen Smith, and (b) with respect to representations and warranties of Buyer, all facts actually known by Lou Amo, Jamie Harris and Drew Wilkerson, in each case, assuming reasonable inquiry.

“Law” or “Laws” means any laws, statutes, rules, codes, regulations or ordinances of, or issued by, Governmental Entities.

“Legal Dispute” means any Action between or among the Sellers, on the one hand, and Buyer, on the other hand, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Liabilities” means all debts, liabilities, commitments and obligations of any kind or nature, whether accrued, fixed or contingent, known or unknown, matured or unmatured, or disputed or undisputed.

“Licenses” means all licenses, permits and certificates issued by any Governmental Entity.

“Liens” means mortgages, liens, pledges, usufruct, security interests, charges, claims, restrictions and encumbrances.

“Local Transfer Agreements” means the agreements and instruments providing for the sale, transfer, conveyance, assignment, assumption or delivery of any Transferred Asset or Liability or Equity Interest located outside the U.S., as the Parties jointly determine would be required or advisable pursuant to, or to comply with, requirements of applicable local Law to be documented separately from this Agreement, in the forms attached as Exhibit F.

“Losses” means all losses, damages, costs, expenses, awards, judgments, penalties and Liabilities (including reasonable attorneys’ fees).

“Material Adverse Effect” means any event, change, state of facts, or effect (“Effect”) that, individually or together with any other Effect, (x) has had, or would reasonably be expected to have, a material adverse effect upon the business, assets, liabilities, financial condition or operation of the Business or the Acquired Companies, taken as a whole or (y) would reasonably be expected to prevent the Acquired Companies or the Sellers from consummating the transactions contemplated by this Agreement prior to the Outside Date; provided, that for purposes of the foregoing clause (x), none of the following shall constitute or be deemed to contribute to a Material Adverse Effect or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred: (a) changes in or resulting from applicable economic or market conditions affecting the geographies, segments, industry or markets in which the Business operates; (b) the identity of Buyer or the announcement of the transactions contemplated by this Agreement; (c) (i) the execution and delivery of, compliance with the terms of (other than terms requiring operation in the ordinary course), or the taking of any action expressly permitted or expressly required by, or the failure to take any action expressly prohibited by, this Agreement or the taking of any action consented to or requested in writing by Buyer or (ii) the consummation of the transactions contemplated by this Agreement (provided, however, that the exceptions in the foregoing clause (b) and this clause (c) shall not apply with respect to any representation or warranty to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby); (d) any change or proposed change in GAAP or other applicable accounting requirements or principles or any change or proposed change in applicable Laws or the interpretation thereof, in each case, after the date hereof (or, for purposes of Section 3.9(a)(ii), the Balance Sheet Date); (e) any regional, national or international political or social conditions, including the engagement by any jurisdiction in which the Business operates in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or escalation of any military or terrorist attack (including any cyber or ransomware attack); (f) the outbreak or worsening of any pandemics, epidemics, or health crises, including COVID-19; (g) earthquakes, hurricanes, tornadoes, fires or other natural disasters; (h) general financial, banking, securities or capital market conditions, including interest rates or market prices, or changes therein; (i) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (but not the Effects underlying such failure to the extent that such Effects would not otherwise be excluded under this definition); or (j) any reduction in business or other change in the relationship between Buyer or any of its Affiliates, on the one hand, and Sellers or any of their Affiliates, on the other hand, in each case, to the extent caused by Buyer or any of its Affiliates; provided, however, that if the Business or the Acquired Companies are disproportionately impacted relative to other participants in the industry in which the Business or the Acquired Companies operate by any Effect resulting from or arising out of the matters described in clauses (a) and (d) through (h) above, then, unless otherwise excluded, the disproportionate impact of such Effect shall be taken into account in determining whether there has been, or would reasonably be expected to be, a “Material Adverse Effect”; and provided, further, that any event, change or effect that is cured prior to the Closing Date shall not be considered a “Material Adverse Effect”.

“Material Customer” means any of the top ten (10) customers to whom the Acquired Companies provided any products or services measured by aggregate dollar amount received by the Business from such customers during fiscal year 2023.

“Material Supplier” means each supplier or Person that provided to the Acquired Companies products or services with a value in an aggregate amount in excess of $1,000,000 measured during fiscal year 2023.

“Net Working Capital” means Current Assets minus Current Liabilities.

“Net Working Capital Adjustment” means the amount, which can be positive or negative, equal to the difference of (a) the Net Working Capital minus (b) the Target Net Working Capital.

“Notary” means Maarten Jan Christiaan Arends, civil-law notary (notaris) or any other civil law notary holding office with Clifford Chance LLP Amsterdam, the Netherlands, or his deputy.

“Open Source Software” means Software or other material that is distributed as “free software”, “open source software” or under similar licensing or distribution terms (including any license approved by the Open Source Initiative and listed at opensource.org/licenses).

“Order” means any award, order, judgment, writ, injunction, ruling or decree entered, issued, made or rendered by any Governmental Entity of competent jurisdiction.

“Ordinary Course” means the ordinary course of business of the Business consistent with past practice.

“Permitted Liens” means (a) Liens imposed by Law for Taxes not yet due and payable or that are being properly contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen and other Liens imposed by Law incurred in the Ordinary Course and for sums that are not yet delinquent or that are being properly contested by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (d) pledges and deposits made in the Ordinary Course in compliance with workers’ compensation, unemployment insurance and other social security Laws, (e) deposits to secure the performance of bids, trade Contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and return-of-money and fiduciary bonds and other obligations of a like nature, in each case, in the Ordinary Course, (f) easements, rights-of-way, Licenses, covenants, conditions, minor defects, encroachments or irregularities in title and similar encumbrances on or affecting any Leased Real Property that, in each case, do not secure any monetary obligations and do not materially interfere with the ordinary conduct of the Business at, or the occupancy of, any Leased Real Property subject to such Lien, (g) any (i) interest or title of a lessor or sublessor under any Lease or personal property lease, (ii) restriction or encumbrance, not caused or granted by any Seller or any Affiliate thereof, that the interest or title of such lessor or sublessor may be subject to or (iii) subordination of the interest of any Seller or any Affiliate thereof, as applicable, under such Lease or personal property lease to any restriction or encumbrance referred to in the preceding clause (ii), that, with respect to clauses (i)-(iii), in each case, do not materially interfere with the use of the applicable property or, with respect to any Leased Real Property subject to such Lien, the occupancy thereof, (h) Liens on goods held by suppliers arising in the Ordinary Course for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and as long as such Lien remains unperfected, (i) zoning, building codes and other land use Laws regulating the use or occupancy of any of the Leased Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business or any violation of which, individually or in the aggregate, would not materially interfere with such use, occupancy or operation, (j) matters that would be disclosed on an accurate survey or inspection of any Leased Real Property, and (k) non-exclusive licenses under Intellectual Property granted in the Ordinary Course; provided, that notwithstanding the foregoing, the term “Permitted Liens” shall not include any Lien securing the type of Indebtedness described in subsection (a) of the definition of Indebtedness.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.

“Pre-Closing Tax Period” means any Taxable period ending on or before the Closing Date and, in the case of a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means, without duplication, (a) all Taxes of, or imposed on, any of the Acquired Companies with respect to any Pre-Closing Tax Period (allocated, if the relevant Taxable period in which the Tax arises is a Straddle Period, in accordance with Section 5.6(e)) whether payable before, on or after the Closing Date and (b) all Taxes relating to the operation of the Business or the ownership of the Transferred Assets prior to the Closing; provided that Pre-Closing Taxes shall exclude any amount of Taxes to the extent that such amount was specifically taken into account in the determination of Net Working Capital, Transaction Expenses or Indebtedness, as finally determined pursuant to Article II (to the extent applicable).

“Registered Intellectual Property” means all (a) granted Patents and applications for Patents, (b) registered and applied for Trademarks, (c) registered Copyrights and applications for Copyright registration and (d) domain name registrations.

“Required Financial Information” means (a) all financial statements, financial data, audit reports and other information regarding the Acquired Companies or the Business of the type and form that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of debt or equity on Form S-3 (except if Buyer is not eligible to register securities on Form S-3, then such other applicable form) under the Securities Act to consummate the debt or equity offerings related to the transactions contemplated by this Agreement (in each case including the audited financial statements of the Business for December 31, 2023 and 2022 and each fiscal year ended at least ninety (90) days prior to the Closing Date and all unaudited quarterly interim financial statements of the Business for each fiscal year (other than the fourth fiscal quarter of any fiscal year) ended at least forty-five (45) days prior to the Closing Date starting with the quarter ended March 31, 2024, in each case prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, including applicable comparison period, which, in the case of such unaudited quarterly interim financial statements (other than the fourth quarter), will have been subject to customary review procedures by the Acquired Companies’ independent public accountants consistent with the review procedures set forth in Statement on Auditing Standards 100); and (b) such other pertinent and customary information regarding the Acquired Companies or the Business as may be reasonably requested by Buyer (or the Debt Financing Sources) to the extent that such information is required in connection with the Debt Financing or an equity or debt offering related to the transactions contemplated by this Agreement or of the type and form customarily included in (A) marketing documents used to syndicate credit facilities of the type contemplated by the Debt Commitment Letter or (B) an offering memorandum for non-convertible bonds pursuant to Rule 144A promulgated under the Securities Act or prospectus or prospectus supplement for equity or a prospectus or prospectus supplement for equity.

“Regulatory Clearances” means the expiration or termination of the waiting period under the HSR Act related to the transactions contemplated by this Agreement.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment.

“Retained Businesses” means, other than the Business, all of the businesses and operations of Sellers or any of their Affiliates (other than, following the Closing, the Acquired Companies).

“R&W Policy” means that certain representations and warranties insurance policy issued in connection with the transactions contemplated by this Agreement, which provides coverage for the benefit of Buyer or its designee as the named insured for breaches of certain representations and warranties of each Seller under this Agreement.

“Schedules” means the disclosure schedules to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Seller Benefit Plan” means each Employee Benefit Plan currently sponsored or maintained by Sellers or their Affiliates (other than the Acquired Companies), including the UPS LTIP, which shall not include any Company Benefit Plan.

“Seller Entities” means the Sellers and each of their Affiliates that hold, or purport to hold, any of the Transferred Assets and Liabilities.

“Seller Registered Intellectual Property” means all Registered Intellectual Property owned, licensed or otherwise held or held for use by Sellers or any of their Affiliates (other than the Acquired Companies) that is not primarily used, primarily held for use in or otherwise primarily related to the Business.

“Software” means computer programs, systems, applications and code (whether in source code, object code, human readable form or other form), applications, algorithms, user interfaces, application programming interfaces, firmware, diagnostics, software development tools and kits, operating system virtualization environments and technology supporting the foregoing, together with all boot, compilation, configuration, debugging, performance analysis and runtime files, libraries, data and documentation, including user manuals and training materials, related to any of the foregoing.

“Solvent” when used with respect to any Person or group of Persons on a combined basis, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person (or group of Persons on a combined basis), as of such date, exceeds the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, (b) such Person (or group of Persons on a combined basis) does not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person (or group of Persons on a combined basis) should be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Specified Matters” means any Action solely related to the Business with respect to which Sellers or any of their Affiliates (other than the Acquired Companies) are a named party therein, which Specified Matters (a) are set forth on Schedule 1.1(f) or (b) to the extent arising between the date hereof and the Closing, shall be identified by written notice of the Sellers to Buyer no later than the Business Day prior to Closing.

“Straddle Period” means any Taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” or “Subsidiaries” means any and all corporations, partnerships, limited liability companies, joint ventures and other entities (a) Controlled by a Person directly or indirectly through one or more intermediaries or (b) of which a Person or one or more of its Subsidiaries owns more than fifty percent (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions.

“Target Net Working Capital” means an amount equal to One Hundred Sixty-Five Million Dollars ($165,000,000).

“Tax Facility” means any facility available under applicable Tax law as a result of which facility a deferral, exemption or other relief from a Tax Liability is or becomes available in respect of a transaction or event that would have given or might give rise to a Tax Liability, but for the use of such facility.

“Tax Proceeding” means any notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, contest, litigation, dispute, claim or other proceeding in respect (in whole or in part) of any Taxes.

“Tax Return” means any original or amended report, return, declaration, claim for refund or information return or statement supplied or required to be supplied to a Governmental Entity in connection with Taxes.

“Taxes” (and with a correlative meaning, “Taxable”) means all federal, state, local or non-U.S. taxes, charges, duties, fees, levies or other assessments, including income, gross receipts, payroll, employment, excise, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, imposed by any Governmental Entity, and including any interest, penalty or addition associated therewith, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liabilities of any other Person.

“Teaser” means the Company Presentation regarding the Business delivered to Buyer and its Affiliates or agents on February 29, 2024.

“Territory” means the U.S., Canada, Mexico, the Netherlands and the United Kingdom.

“Trademarks” means all trademarks and service marks, slogans, logos, corporate names, trade names and doing business designations, trade dress and other source identifiers and all registrations and applications for registration of the foregoing.

“Transaction Expenses” means, to the extent not paid as of the Closing, any legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred by the Sellers or any of their Affiliates (including any Acquired Company) in connection with the transactions contemplated by this Agreement (or any alternative hereto in connection with “Project Cosmic”), in each case, that are not included in the calculation of Net Working Capital or Closing Indebtedness, including (a) the fees and expenses of outside counsel to the Sellers or any of their Affiliates (including the Acquired Companies), (b) the fees and expenses of any other agent, advisor and consultant engaged by any Seller or any of its Affiliates (including the Acquired Companies) in connection with the transactions contemplated by this Agreement, (c) the Change in Control Payments (including, the employer portion of any applicable payroll, social security or other similar Taxes imposed in connection therewith whether or not such Taxes may be eligible for deferral under Section 2302 of the Cares Act) and (d) the fees and expenses (including Taxes) payable or subject to reimbursement by Sellers or any of their Affiliates (including the Acquired Companies) resulting from, arising out of or relating to the implementation of any restructuring or reorganization undertaken by Sellers or any of their Affiliates (including the Acquired Companies) in connection with, or in preparation for, the sale of the Business, including the transactions contemplated by this Agreement; provided, however, that “Transaction Expenses” will specifically exclude (i) any payments made or required to be made pursuant to arrangements entered into by, or at the direction of Buyer or any of its Affiliates, (ii) any fees, costs and expenses of the R&W Policy, (iii) any payments pursuant to “double trigger” arrangements resulting in payments and/or benefits provided upon a termination of service on or following the consummation of the Closing and (iv) the Completion Bonus Amount.

“Transfer Taxes” means all transfer, notarial, filing, recordation, goods, services, sales, use, real or personal property transfer, documentary, value-added (including, for the avoidance of doubt, VAT), stamp and all other similar Taxes or other like charges imposed by any Governmental Entity, together with interest, penalties or additional amounts imposed with respect thereto.

“Transferred Assets” means, collectively, all of the business, assets, properties, books and records, goodwill, going concern value, rights and claims of the Asset Sellers or their Affiliates (including the Acquired Companies) primarily used, primarily held for use in or otherwise primarily related to the Business, wherever situated and of whatever kind and nature, including (a) the Assumed Contracts, (b) the Transferred IP, (c) any current assets of the Business included in Current Assets, (c) the portion of any Shared Contract apportioned to Buyer or one or more of the Acquired Companies pursuant to Section 5.18 and (d) the other assets set forth on Schedule 1.1(d). For the avoidance of doubt, “Transferred Assets” does not include (i) any Excluded Asset or (ii) the Equity Interests.

“Transferred Assets and Liabilities” means, collectively, the Transferred Assets and the Transferred Liabilities.

“Transferred Bank Accounts” means the bank accounts of the Acquired Companies.

“Transferred Employees” means, collectively, (a) all Business Employees who are employed by the Acquired Companies immediately following the Closing and (b) all Automatically Transferring Employees who are employed by Buyer or an Affiliate immediately following the Closing.

“Transferred IP” means any and all Intellectual Property owned or purported to be owned by the Asset Sellers or any of their Affiliates (other than the Acquired Companies) and primarily used, primarily held for use in or otherwise primarily related to the Business, including the Intellectual Property identified on Schedule 1.1(e). For the avoidance of doubt, “Transferred IP” does not include the Seller Marks or the Seller Registered Intellectual Property.

“Transferred Liabilities” means, except for any Excluded Liability, all Liabilities of the Asset Sellers or any of their Affiliates (including the Acquired Companies) to the extent related to the Business or the Transferred Assets.

“Transition Services Agreement” means the Transition Services Agreement by and among Buyer, UPS and the Acquired Companies, substantially in the form attached hereto as Exhibit G.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

“UPS LTIP” means the UPS Long-Term Incentive Performance Program (pursuant to United Parcel Service, Inc. 2021 Omnibus Incentive Compensation Plan) and applicable award agreements thereunder with respect to the Transferred Employees.

“U.S.” means the United States of America.

“Valuation Time” means 11:59 p.m. Eastern time on the day prior to the Closing Date.

“VAT” means (a) within the United Kingdom, value added tax within the meaning of the Value Added Tax Act 1994, (b) within the European Union, such Tax as may be levied in accordance with (but subject to derogations from) Directive 2006/112/EC and (c) outside the European Union and the United Kingdom, any Tax levied by reference to added value, use, supplies or sales.

“VAT Legislation” means all applicable VAT rules and regulations and orders thereunder.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and any comparable Law.

Section 1.2      Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Affiliate Arrangement	Section 3.22
Agreement	Preamble
Allocation Schedule	Section 2.9
Alternative Transaction	Section 5.25
Applicable Insurance Coverage	Section 5.16(b)
Acquired Company Releasors	Section 5.15(a)
Business	Recitals
Business Contracts	Section 3.15(a)
Buyer	Preamble
Buyer Indemnified Parties	Section 8.2
Claim Costs	Section 5.16(b)
Closing	Section 2.5
Closing Date	Section 2.5
Closing Date Statement	Section 2.4(b)
Closing Purchase Price	Section 2.4(a)
Commitment Letters	Section 4.5(b)
Confidential Business Information	Section 5.2(e)
Covered Business	Section 5.10(a)
Coyote Midco	Recitals
Coyote Netherlands	Recitals
Coyote UK	Recitals
DAC6	Section 3.16(q)
Debt Commitment Letter	Section 4.5(a)
Debt Financing	Section 4.5(a)
DFS Provisions	Section 9.5
Equity Commitment Letter	Section 4.5(b)
Equity Financing Source	Section 4.5(b)
Excluded Assets	Section 2.2(b)
Excluded Liabilities	Section 2.2(c)
Final Closing Statement	Section 2.8(c)
Financing	Section 4.5(b)
Indemnified Party	Section 8.4(a)
Indemnifying Party	Section 8.4(a)
Independent Accountant	Section 2.8(b)
Insurance Coverage Claim	Section 5.16(b)
K&S	Section 9.11(a)
Lease	Section 3.11(b)
Leased Real Properties	Section 3.11(b)
Leased Real Property	Section 3.11(b)
Leases	Section 3.11(b)
Legal Restraints	Section 6.1(a)
New Debt Financing Sources	Section 5.23(c)
New or Amended Debt Commitment Letter	Section 5.23(c)
Non-Assignable Asset or Liability	Section 2.3
Objections Notice	Section 2.9
Outside Date	Section 7.1(e)
Parties	Preamble
Party	Preamble
Post-Closing Covenants	Section 8.1
Post-Collection Amounts	Section 5.11(b)
Preliminary Closing Statement	Section 2.8(a)
Privileged Deal Communications	Section 9.11(b)
Public Statement	Section 5.4
Relevant Stamp Transfer Tax	Section 3.16(m)
Response Period	Section 2.9
Review Period	Section 2.8(b)
Securities Act	Section 4.8(a)

Seller Credit Support	Section 3.27
Seller Indemnified Parties	Section 8.3
Seller Marks	Section 5.5
Seller Parties	Section 9.11(a)
Seller Releasors	Section 5.15(b)
Seller Severance Arrangements	Section 5.8(d)
Sellers	Preamble
Shared Contracts	Section 5.18
Specific Indemnity Matter	Section 8.2(iv)
Specified Matter Party Substitution	Section 5.22(c)
Tax Benefit	Section 5.6(g)
Terminating Buyer Breach	Section 7.1(c)
Terminating Seller Breach	Section 7.1(b)
Termination Date	Section 7.1
Third Party Claim	Section 8.4(a)
Third Party Reimbursement	Section 8.6(b)
Transaction-Related Deductions	Section 5.6(j)
UPS	Preamble
UPS Lux	Preamble
UPS SCS	Preamble

Section 1.3      Construction.

(a)  Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), (vi) the terms “year” and “years” mean and refer to calendar year(s), (vii) the terms “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (viii) references to any law will be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder, (ix) references to any Person include the predecessors, successors and permitted assigns of that Person, (x) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively, (xi) the word “extent” in the phrase “to the extent” will mean the degree to which a subject or other theory extends and such phrase will not mean “if”, (xii) the word “or” will be disjunctive but not exclusive and (xiii) if any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action will be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

(b)  Unless otherwise set forth in this Agreement and except for the Schedules (to the extent such Schedules are required to provide a listing of Contracts), references in this Agreement, including the Exhibits, to any document, instrument or agreement (including this Agreement) (i) includes and incorporates all exhibits, schedules and other attachments thereto, (ii) includes all documents, instruments or agreements issued or executed in replacement thereof and (iii) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(c)  Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement, the documents referred to herein and this Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

ARTICLE II

PURCHASE AND SALE

Section 2.1      Purchase and Sale of Equity Interests. Subject to the terms and conditions of this Agreement, at the Closing:

(a)  pursuant to the Equity Interests Transfer Agreement, the Equity Sellers will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from the Equity Sellers, all of the Equity Sellers’ right, title and interest in and to the Equity Interests, other than the Dutch Equity Interests, free and clear of all Liens, except for restrictions on transfer arising under applicable securities Laws; and

(b)  UPS Lux will sell and transfer to Buyer, and Buyer will purchase and acquire from UPS Lux, all of the Dutch Equity Interests, free and clear of all Liens, except for restrictions on transfer arising under applicable securities Laws, and the Buyer shall accept the transfer of title to the Dutch Equity Interests at Closing by executing the Deed of Transfer against simultaneous payment of the applicable purchase price of the Dutch Equity Interests.

Section 2.2      Purchase and Sale of Transferred Assets and Liabilities.

(a)  Transferred Assets and Liabilities. Subject to the terms and subject to the conditions of this Agreement, at the Closing, pursuant to the Bill of Sale, Assignment and Assumption Agreement and the Intellectual Property Assignment Agreement, as applicable, the Asset Sellers will, or will cause their respective Affiliates to, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Asset Sellers and the applicable Affiliates, all of the Transferred Assets, free and clear of all Liens, except for Permitted Liens, and assume, agree to pay, discharge and perform in accordance with their terms all of the Transferred Liabilities as the same shall exist immediately following the Closing; provided, that (i) the actions to be taken by the Asset Sellers and Buyer under this Section 2.2(a) are subject to the exclusions set forth in Section 2.2(b) and Section 2.2(c) and (ii) the Transferred Assets and Liabilities of the Acquired Companies shall be retained by the Acquired Companies.

(b)  Excluded Assets. The following assets and properties of Sellers and their Affiliates (the “Excluded Assets”) shall be retained by Sellers and their Affiliates (other than the Acquired Companies), and shall be excluded from the Transferred Assets (if held by the Asset Sellers or an Affiliate of the Asset Sellers that is not one of the Acquired Companies) or, to the extent an asset of the Acquired Companies, the Equity Sellers shall cause to be transferred out of the Acquired Companies prior to the Closing, notwithstanding any other provision of this Agreement, but subject to Section 5.21:

(i)  the Corporate Shared Services;

(ii)  (A) all cash on hand or held by any bank or other third Person, other than any Closing Cash as reflected on the Final Closing Statement, and (B) all rights to any bank accounts other than any Transferred Bank Accounts;

(iii)  all of the Sellers’ and their Affiliates’ (other than the Acquired Companies) right, title and interest in any real property and to the extent applicable, all such right, title and interest under any related lease, and all improvements, fixtures and appurtenances thereto and rights in respect thereof, except as primarily used in the Haulfast Business;

(iv)  to the extent permitted by applicable Law, Tax assets (including any rights to any Tax refunds or credits), proprietary Tax planning methods and techniques and all Tax Returns (other than Tax Returns of the Acquired Companies, excluding any Combined Tax Returns);

(v)  all Seller Benefit Plans and any trusts and other assets related thereto;

(vi)  all Insurance Policies held by Sellers or any of their Affiliates (other than the Acquired Companies);

(vii)  all Actions (including counterclaims) and defenses against third parties to the extent relating to any of the Excluded Assets or the Excluded Liabilities as well as any books, records and privileged information to the extent relating thereto;

(viii)  all Intellectual Property of Sellers or any of their Affiliates that is not Company Intellectual Property, including the Seller Marks and the Seller Registered Intellectual Property;

(ix)  any interest of Sellers or any of their Affiliates (other than the Acquired Companies) under this Agreement or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement;

(x)  any personnel and employment records for employees and former employees of the Sellers or any of their Affiliates who are not Transferred Employees or that otherwise are not permitted to be transferred under applicable Law;

(xi)  any other assets, properties, rights, Contracts and claims of Sellers or any of their Affiliates that are not Transferred Assets, in each case, wherever located, whether tangible or intangible, real, personal or mixed;

(xii)  except as may be or remain outstanding pursuant to Section 5.12, or to the extent included in Net Working Capital, any intercompany asset balances (including trade accounts receivable) or other loan, Contract or advance, to Sellers from the Acquired Companies;

(xiii)  (A) all corporate minute books (and other similar corporate records) and stock records of Sellers and their Affiliates (other than the Acquired Companies), (B) any books and records to the extent relating to the Excluded Assets and (C) any books, records or other materials that (1) are required by Law to be retained by the Sellers, (2) the Sellers reasonably believe are necessary to enable Sellers to prepare and/or file Tax Returns or (3) the Sellers are prohibited by Law from delivering to Buyer; provided, however, that the Sellers shall, and shall cause their Affiliates to, provide copies to Buyer and its Affiliates of any portions of such books, records and other materials that are retained by the Sellers pursuant to this clause (xiii) to the extent relating to the Business or the Acquired Companies and shall provide Buyer and its Affiliates access thereto in accordance with Section 5.7(b);

(xiv)  any shares of capital stock or other equity securities of any Person other than the Acquired Companies;

(xv)  the portion of any Shared Contract apportioned to Sellers and their Affiliates (other than the Acquired Companies) pursuant to Section 5.18; and

(xvi)  all assets set forth on Schedule 2.2(b)(xvi).

Notwithstanding anything to the contrary set forth in this Agreement or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement, Buyer acknowledges and agrees that all of the following shall remain the property of Sellers and their Affiliates, and neither Buyer nor any of its Affiliates (including, after the Closing, the Acquired Companies) shall have any interest therein: (w) all records and reports prepared or received by Sellers or any of their Affiliates in connection with the sale of the Business and the transactions contemplated by this Agreement, including all analyses relating to the Business or Buyer so prepared or received; (x) all confidentiality Contracts with prospective purchasers of the Business or any portion thereof to the extent relating to the Excluded Assets or Excluded Liabilities; (y) all bids and expressions of interest received from prospective purchasers of the Business or any portion thereof with respect thereto; and (z) all privileged materials, documents and records in the possession of any Seller or any of their Affiliates to the extent that such materials, documents and records relate to (A) the sale of the Business or the transactions contemplated by this Agreement or (B) any of the Excluded Assets or the Excluded Liabilities. Buyer further acknowledges and agrees that, with respect to any Legal Dispute between any Seller or any of their Affiliates on the one hand, and Buyer or the Acquired Companies (following the Closing) on the other hand, only the applicable Seller or applicable Affiliate of Sellers may waive any evidentiary privilege that may attach to a pre-Closing communication related to the sale of the Business or the transactions contemplated hereby that is determined by a court of competent jurisdiction to be subject to attorney-client privilege, and neither Buyer nor the Acquired Companies (following the Closing), nor any of their Affiliates, shall have the right to compel disclosure of such privileged information.

(c)            Excluded Liabilities. Notwithstanding anything in Section 2.2(a) or in any other provision of this Agreement or any document, certificate or instrument delivered pursuant to or in connection with this Agreement to the contrary, Buyer is not assuming or agreeing to pay or discharge any Liabilities of Sellers or their Affiliates (including the Acquired Companies) other than the Transferred Liabilities, including the following Liabilities (all such Liabilities not being retained by the Acquired Companies or assumed being herein referred to as the “Excluded Liabilities”):

(i)            other than as reflected in the Final Closing Statement, any (A) Indebtedness of Sellers or any of their Affiliates (other than the Acquired Companies) or (B) Indebtedness for borrowed money of the Acquired Companies;

(ii)           any Liability (including in relation to Taxes) to the extent relating to or arising under any Excluded Asset or the Retained Businesses;

(iii)           other than as reflected in the Final Closing Statement, any Transaction Expenses incurred by Sellers or any of their Affiliates (including the Acquired Companies);

(iv)          any Liability of any Seller or any of its Affiliates (other than, following the Closing, the Acquired Companies) or any of their respective directors, officers, stockholders or agents arising out of, or relating to, this Agreement or the transactions contemplated hereby;

(v)           except (A) as otherwise may remain outstanding as of the Closing pursuant to Section 5.12 or (B) to the extent included in Net Working Capital, any Liability for any intercompany accounts payable (it being understood that accounts payable for which the ultimate payee is a third party (and any Seller or any of its Affiliates is an intermediary for such payment) will not be deemed to be Excluded Liabilities, even if the immediate payee a Seller or an Affiliate thereof), or other loan, Contract or advance by any Seller or any of its Affiliates (other than the Acquired Companies) to the Acquired Companies;

(vi)          any Liability associated with or arising under any Seller Benefit Plan;

(vii)         any Liability (including in relation to Taxes) relating to the employment, retention or termination of employment or other service relationship of all employees or other individual service providers of Seller or any of its Affiliates, other than (A) any current or former employee or other individual service provider of the Acquired Companies and (B) the Transferred Employees;

(viii)        other than as reflected in the Final Closing Statement, the Completion Bonus Amount;

(ix)          any pre-Closing Liability arising under the Existing Shipper/Broker Transportation Agreement as between the parties thereto, including any Liability arising or resulting from a breach or violation of the Existing Shipper/Broker Transportation Agreement, breach of warranty, tort, infringement, misappropriation or violation of applicable Law thereunder, in each case, prior to the Closing, but expressly excluding any Liabilities to third parties in connection therewith; and

(x)            any Pre-Closing Taxes.

Sellers and their Affiliates (other than the Acquired Companies) will retain all of the Excluded Liabilities or, in the case of Excluded Liabilities to which an Acquired Company is subject, assume, or cause an Affiliate thereof (other than an Acquired Company) to assume, such Excluded Liabilities, and will pay, discharge and perform in accordance with their terms all of the Excluded Liabilities.

Section 2.3      Assignment of Contracts and Rights. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any of the Transferred Assets and Liabilities if (a) an attempted assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or a violation of Law and (b) such consent is not obtained prior to the Closing (each, a “Non-Assignable Asset or Liability”). Subject to Section 5.3(a), the Asset Sellers will, and will cause their respective Affiliates to, use their reasonable best efforts to obtain the consent or approval required from any third party to assign, convey and deliver the Transferred Assets and Liabilities to Buyer. If any such consent or approval is not obtained prior to the Closing, or if an attempted transfer or assignment thereof would be ineffective or a violation of Law, the Asset Sellers will, and will cause their Affiliates to, subject to Section 5.3(a), cooperate with Buyer and enter into any arrangement reasonably requested by Buyer under which (i) Buyer will, in compliance with Law, receive all of the benefits and assume the obligations and bear the economic burdens associated with such Transferred Assets and Liabilities in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer, and (ii) the Asset Sellers will, or will cause their applicable Affiliates to, enforce for the benefit of Buyer any and all of its rights against a third party associated with such Transferred Assets and Liabilities, and the Asset Sellers will, or will cause their applicable Affiliates to, hold in trust for Buyer and exercise at the sole discretion of Buyer, and promptly pay to Buyer when received, all benefits, rights and monies received by the Asset Sellers under, any Transferred Assets and Liabilities that constitute Non-Assignable Assets or Liabilities; provided, that in no event shall Buyer, the Sellers or any of their Affiliates be required to pay any fee, penalty or other consideration to any third party or make any concession to any third party (other than customary commercial concessions that are not material) to obtain any required consent or approval in connection with the transfer of any Non-Assignable Asset or Liability and in no event shall the Sellers or their Affiliates (including, before the Closing, the Acquired Companies) agree to (x) pay for any such fee, penalty or other consideration or (y) any such concession, in each case without the prior written consent of Buyer (except to the extent that such payment or concession constitutes an Excluded Liability hereunder).

Section 2.4      Closing Purchase Price; Closing Date Statement.

(a)            Closing Purchase Price. The aggregate purchase price to be paid by Buyer at the Closing for all of the Equity Interests and the Transferred Assets and Liabilities shall be an amount equal to (i) the Base Purchase Price, plus (ii) the Estimated Net Working Capital Adjustment, plus (iii) the Estimated Closing Cash, minus (iv) the Estimated Completion Bonus Amount, minus (v) the Estimated Closing Indebtedness, minus (vi) the Estimated Closing Transaction Expenses (the “Closing Purchase Price”).

(b)            Closing Date Statement. On or before the date that is at least three (3) Business Days prior to the anticipated Closing Date, UPS shall deliver to Buyer a statement (the “Closing Date Statement”) setting forth (i) the Estimated Net Working Capital and the Estimated Net Working Capital Adjustment based thereon, (ii) the Estimated Closing Cash, (iii) by lender, the Estimated Closing Indebtedness, (iv) by payee, the Estimated Completion Bonus Amount, (v) by payee, the Estimated Closing Transaction Expenses and (vi) the resulting calculation of the Closing Purchase Price, together with reasonable supporting detail.

Section 2.5      Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur three (3) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions to the obligations of the Parties set forth in Article VI (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law, and by the Party against which such waiver would be enforced) of such conditions) or on such other date as UPS and Buyer may agree in writing. The date of the Closing shall be referred to herein as the “Closing Date”. Notwithstanding the foregoing, if the date on which the Required Financial Information shall have been received by Buyer and shall have been Compliant (the “Receipt Date”) has not occurred at least thirty (30) days prior to the time of the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or if the Required Financial Information shall not have remained Compliant throughout such period, then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) that is the earlier to occur of (a) any Business Day following the Receipt Date as may be specified by Buyer on no less than three (3) Business Days’ prior written notice to UPS and (b) the expiration of the first thirty (30) consecutive-day period following the Receipt Date throughout which the Required Financial Information shall have remained Compliant (or, if such date of expiration is not a Business Day, the next Business Day). Other than with respect to the sale of the Dutch Equity Interests, the Closing shall take place at the offices of King & Spalding LLP located at 1180 Peachtree Street, N.E., Atlanta, Georgia 30309, or by remote exchange of signatures and documents, at 10:00 a.m. Atlanta, Georgia time, or at such other place or at such other time as UPS and Buyer may agree. With respect to the sale of the Dutch Equity Interests, the Closing shall take place at the offices of the Notary at 10:00 a.m. Atlanta, Georgia time, or at such other time as UPS and Buyer may agree.

Section 2.6      Deliveries by UPS. At the Closing, UPS will deliver or cause to be delivered to Buyer (unless delivered previously) the following:

(a)            the executed Equity Interests Transfer Agreement;

(b)            an executed and, to the extent required by the Notary, apostilled, power of attorney to execute the Deed of Transfer for UPS Lux and Coyote Netherlands;

(c)            the executed Bill of Sale, Assignment and Assumption Agreement;

(d)            the executed Local Transfer Agreements;

(e)            the executed Ancillary Agreements;

(f)            an executed IRS Form W-9 of (i) UPS and (ii) UPS International Inc. (as the regarded owner, for U.S. federal income tax purposes, of the Equity Interests of Coyote UK and Coyote Netherlands);

(g)            evidence that the nominal shares currently held by UPS Logistics Group International, Inc. in Coyote Logistics de México, S.A. de C.V. have been transferred in favor of any one of Access America Transport, LLC, Coyote Logistics, LLC, Coyote UK or Coyote Netherlands; and

(h)            the certificate required to be delivered pursuant to Section 6.3(d).

Section 2.7      Deliveries by Buyer.

(a)            At the Closing, Buyer will deliver or cause to be delivered to UPS the following:

(i)            the executed Equity Interests Transfer Agreement;

(ii)            the executed Bill of Sale, Assignment and Assumption Agreement;

(iii)            the executed Ancillary Agreements;

(iv)            an executed and, to the extent required by the Notary, apostilled, power of attorney to execute the Deed of Transfer; and

(v)            the certificate required to be delivered pursuant to Section 6.2(c).

(b)            At the Closing, Buyer shall pay to UPS or its designee(s) an amount equal to the Closing Purchase Price by wire transfer in immediately available funds to the account or accounts designated to Buyer in writing by UPS at least three (3) Business Days prior to the Closing.

(c)            At the Closing, on behalf of Sellers, Buyer shall pay to Coyote Logistics the Completion Bonus Amount for distribution in accordance with Coyote Logistics’ standard payroll procedures to the Completion Bonus Employees eligible to receive completion bonuses in accordance with the terms of such Completion Bonus Employees’ completion bonus award agreements (and Buyer will cause Coyote Logistics to pay such bonuses in accordance with such agreements).

Section 2.8         Post-Closing Adjustment.

(a)            No later than seventy-five (75) days after the Closing Date, Buyer shall prepare and deliver to UPS a statement calculating (i) the Net Working Capital and the Net Working Capital Adjustment based thereon, (ii) the Closing Cash, (iii) the Completion Bonus Amount, (iv) the Closing Indebtedness, (v) the Closing Transaction Expenses and (vi) the resulting calculation of the Final Purchase Price, together with reasonable supporting detail and documentation (the “Preliminary Closing Statement”). Buyer will, during the Review Period, (1) permit, and will cause the Acquired Companies to permit, UPS and its advisors and representatives reasonable access to the books, records, properties, premises, work papers, personnel and other information of the Business to permit UPS and its advisors to review the Preliminary Closing Statement or to address any dispute described in this Section 2.8 and (2) reasonably cooperate, and will cause the Acquired Companies to reasonably cooperate, with UPS and its advisors and representatives in connection with such review or any dispute, including providing on a timely basis all other information necessary or useful in connection with the review of the Preliminary Closing Statement as is reasonably requested by UPS or its advisors or representatives; provided, that, with respect to subpart (1), if Buyer or the Acquired Companies fail to provide UPS and its advisors and representatives reasonable and timely access in accordance with subpart (1), UPS may request from Buyer an extension of the Review Period (which agreement to such extension shall not be unreasonably withheld, delayed or conditioned); and provided, further, that any such access shall not unreasonably interfere with the operations of the Business and shall be conducted during normal business hours under the reasonable supervision of the applicable personnel of Buyer and its Affiliates; provided, further, that Buyer and the Acquired Companies shall not be required to afford such access to the extent that such access would: (A) result in the loss of attorney-client privilege; (B) violate any confidentiality obligation of Buyer or any of its Affiliates (including any Acquired Company) to any third party; or (C) breach, contravene or violate any applicable Law or Order (provided that Buyer shall, and shall cause the Acquired Companies to, use reasonable best efforts to allow for such access or disclosure in a manner that does not result in the events set out in clauses (A) through (C)). The Parties agree that the purpose of preparing and calculating the Net Working Capital, Closing Cash, the Completion Bonus Amount, Closing Indebtedness and Closing Transaction Expenses hereunder is to measure changes in Net Working Capital, Closing Cash, the Completion Bonus Amount, Closing Indebtedness and Closing Transaction Expenses without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the Accounting Principles. The Preliminary Closing Statement and the calculation of the Net Working Capital, Closing Cash, the Completion Bonus Amount, Closing Indebtedness and Closing Transaction Expenses contained therein shall entirely disregard (x) any and all effects on the assets or Liabilities of the Business as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated by this Agreement and (y) any of the plans, transactions or changes that Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Business, or any facts or circumstances that are unique or particular to Buyer or any of its assets or Liabilities (other than the Transferred Assets and Liabilities). If Buyer fails to timely deliver the Preliminary Closing Statement within the seventy-five (75)-day period required by the first sentence of this Section 2.8(a), and if such Preliminary Closing Statement remains undelivered by Buyer ten (10) Business Days following receipt by Buyer of written notice from UPS of UPS’s intent to elect one of its remedies under this sentence, then, at the election of UPS, in its sole discretion, either (I) UPS will prepare and deliver to Buyer the Preliminary Closing Statement within sixty (60) days following the end of such initial seventy-five (75)-day period, and any reasonable out-of-pocket costs borne by UPS in preparation of the Preliminary Closing Statement will be borne by Buyer and reimbursed to UPS within five (5) Business Days of the delivery of the Preliminary Closing Statement by UPS to Buyer, and Buyer shall have the rights set forth in, and shall be able to review and dispute such Preliminary Closing Statement in accordance with Section 2.8(b), mutatis mutandis, or (II) the Closing Purchase Price shall be deemed to equal the Final Purchase Price.

(b)                   UPS shall, within sixty (60) days following its receipt of the Preliminary Closing Statement (such sixty (60)-day period being referred to herein as the “Review Period”), accept or reject the calculations set forth therein. If UPS disagrees with the Preliminary Closing Statement or any calculation therein, then UPS shall give written notice to Buyer of such dispute and any reason therefor within the Review Period. Should UPS fail to notify Buyer of a dispute within the Review Period, Sellers shall be deemed to agree with Buyer’s calculations. In the event there is a dispute, Buyer and UPS shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. If UPS and Buyer are unable to reach a resolution with such effect within thirty (30) days after the receipt by Buyer of UPS’s written notice of dispute, UPS and Buyer shall submit the items remaining in dispute for resolution to Grant Thornton or, if such firm is unwilling or unable to serve, to a nationally recognized accounting or consulting firm with significant experience in resolving purchase price disputes, mutually agreed upon by UPS and Buyer (such identified or selected firm, the “Independent Accountant”). The Independent Accountant shall act as an expert, and not an arbitrator, and the Parties shall direct the Independent Accountant to use reasonable best efforts to issue its report as to all matters in dispute (and only such matters) and the determination of the Net Working Capital and the Net Working Capital Adjustment based thereon and/or Closing Cash, Completion Bonus Amount, Closing Indebtedness and Closing Transaction Expenses within thirty (30) days after such dispute is referred to the Independent Accountant. No ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings will be conducted or allowed. The Independent Accountant shall not have (i) the authority to make any determination based on an independent review and shall instead be bound by the terms and conditions of this Agreement or (ii) the power to modify or amend any term or provision of this Agreement. The Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either UPS or Buyer or less than the smallest value for such item claimed by either UPS or Buyer. Buyer, on the one hand, and UPS, on the other hand, shall bear all costs and expenses incurred by it in connection with such expert review, except that the fees and expenses of the Independent Accountant hereunder shall be borne by Buyer, on the one hand, and UPS, on the other hand, in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accountant that is unsuccessfully disputed by each such Party (as finally determined by the Independent Accountant) bears to the total amount of such remaining disputed items so submitted. For example, if Buyer claims that the aggregate amount of the disputed items is $1,000 less than the amount determined by UPS, and UPS contests only $500 of the amount claimed by Buyer, and if the Independent Accountant ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of arbitration shall be allocated sixty percent (60%) (i.e., 300 ÷ 500) to UPS and forty percent (40%) (i.e., 200 ÷ 500) to Buyer. The decision of the Independent Accountant in accordance with the provisions hereof shall be final and binding with respect to the matters so arbitrated and there shall be no right of appeal therefrom.

(c)                   The Preliminary Closing Statement shall be deemed final (the “Final Closing Statement”) upon the earliest of (i) UPS’s election pursuant to clause (II) of the final sentence of Section 2.8(a), if applicable, (ii) the failure of UPS to notify Buyer (or the failure of Buyer to notify UPS, if UPS has made the election contemplated by clause (I) of Section 2.8(a)) of a dispute before the end of the Review Period, (iii) the resolution of all disputes, pursuant to Section 2.8(b), by UPS and Buyer or (iv) the resolution of all disputes, pursuant to Section 2.8(b), by the Independent Accountant. The Final Closing Statement will be prepared by UPS in accordance with the final sentence of Section 2.8(a), if applicable, in accordance with the agreement of Buyer and UPS pursuant to Section 2.8(b), or, if and to the extent that any disputes are submitted to the Independent Accountant pursuant to Section 2.8(b), the decision of the Independent Accountant.

(d)            Within five (5) Business Days following the determination of the Final Closing Statement in accordance with Section 2.8(c):

(i)            if the Closing Purchase Price exceeds the Final Purchase Price, UPS shall pay to Buyer the amount by which the Closing Purchase Price exceeds the Final Purchase Price by wire transfer in immediately available funds to one or more accounts designated in writing by Buyer;

(ii)            if the Final Purchase Price exceeds the Closing Purchase Price, Buyer shall pay to UPS the amount by which the Final Purchase Price exceeds the Closing Purchase Price by wire transfer in immediately available funds to one or more accounts designated in writing by UPS; and

(iii)           if the Final Purchase Price equals the Closing Purchase Price, then there shall be no adjustment to the Closing Purchase Price.

(e)            The Parties agree that any adjustment as determined pursuant to this Section 2.8 will be treated as an adjustment to the purchase price for all Tax purposes, except as otherwise required by Law.

Section 2.9          Purchase Price Allocation. Within ninety (90) days after the Final Purchase Price shall have been deemed to be final pursuant to Section 2.8, Buyer shall deliver to UPS a schedule that reasonably allocates the Final Purchase Price (together with any assumed Liabilities and any other items required to be taken into account as purchase consideration for U.S. federal income Tax purposes) among the Equity Interests and the Transferred Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation Schedule”). UPS shall have a period of thirty (30) days after the delivery of the Allocation Schedule (the “Response Period”) to present in writing to Buyer notice of any objections UPS may have to the allocation set forth therein (an “Objections Notice”). Unless UPS timely objects, such Allocation Schedule shall be binding on the Parties without further adjustment, absent manifest error. If UPS delivers an Objections Notice within the Response Period, Buyer and UPS shall negotiate in good faith and use all reasonable best efforts to resolve such dispute. If the Parties fail to agree within twenty (20) days after the delivery of the Objections Notice, then the disputed items shall be resolved by the Independent Accountant, whose determination shall be final and binding on the Parties. The Independent Accountant shall resolve the dispute within thirty (30) days after the item has been referred to it. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and UPS. Except as otherwise required by a final determination (within the meaning of Section 1313(a) of the Code or similar provision of applicable Tax Law), (a) Buyer and Sellers shall (and shall cause their respective Affiliates to) report the national, U.S. federal, state, provincial and local income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Schedule, and (b) neither Buyer nor Sellers shall (and no Party shall permit its Affiliates to) take a position inconsistent with the Allocation Schedule on any Tax Return. Each of Buyer and each Seller shall cooperate with the other in preparing IRS Form 8594 or any equivalent statements required by any Governmental Entity charged with the collection of any income Tax for filing within a reasonable period before its filing due date. Notwithstanding anything in this Section 2.9 to the contrary, to the extent it is necessary to allocate the Final Purchase Price among the among the Equity Interests and the Transferred Assets prior to the final determination of the Allocation Schedule in connection with any of the transactions governed by the Local Transfer Agreements (or other local closing agreements and documents required to effectuate the transactions contemplated hereby for jurisdictions outside of the U.S.), each of Buyer and UPS shall (and shall cause their respective Affiliates to) reasonably cooperate in good faith to agree upon such allocation.

Section 2.10       Withholding. Buyer and any other applicable withholding agent hereunder shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any payment made pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Law related to Taxes. To the extent that amounts are so deducted, withheld and timely paid over to the relevant Governmental Entities, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, other than with respect to withholding (a) with respect to any amounts paid under this Agreement treated as compensatory and (b) arising as a result of the failure to provide the certificate described in Section 2.6(f), Buyer shall provide UPS with reasonable notice of any proposed deduction and withholding prior to making any deduction and withholding of any amount payable to Sellers and shall consult in good faith with UPS to reduce or eliminate the amount of such deduction and withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS, THE BUSINESS, THE ACQUIRED COMPANIES AND THE TRANSFERRED ASSETS AND LIABILITIES

Except as set forth on the Schedules (with the disclosure in any section or subsection of the Schedules being deemed to qualify other sections and subsections of this ARTICLE III to the extent that it is reasonably apparent on the face of such disclosure that such disclosure should qualify or apply to such other sections and subsections), each Seller, hereby represents and warrants to Buyer as follows:

Section 3.1            Organization.

(a)            Each Seller is duly organized, validly existing and in good standing under the Laws of its organization. Each of the Acquired Companies is duly organized or incorporated, validly existing and, where applicable, in good standing under the Laws of its organization. Each Seller (solely as it relates to the Business) and each of the Acquired Companies has in all material respects all requisite power and authority to own, lease and operate its properties and to carry on its business as conducted on the date hereof. Each Acquired Company is duly qualified or registered as a foreign business organization, as applicable, to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            The Sellers have made available to Buyer true and complete copies of each Acquired Company’s Charter Documents, together with all amendments and modifications thereto, each as in effect as of the date hereof, and no amendment or other modification has been filed, recorded or is pending or contemplated thereto. Each such Charter Document is in full force and effect, and no Acquired Company is in default under, or in violation of, any provision of its Charter Documents.

(c)            (i) Coyote Netherlands has not been (w) declared bankrupt under applicable Law, (x) granted a moratorium of payments, (y) made subject to any dissolution, liquidation, insolvency or reorganization proceedings, (z) involved in negotiations with its creditors or taken any other step with a view to the readjustment or rescheduling of (part of) its debts, and, (ii) to the Knowledge of the Business, (x) no third party has applied for a declaration of bankruptcy or any such similar arrangement of Coyote Netherlands under applicable Law and (y) no event has occurred which, under applicable Law, would justify any of the foregoing.

Section 3.2           Authority. Each Seller and each Acquired Company, as applicable, has the requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Seller or Acquired Company, as applicable, is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller and each Acquired Company, as applicable, of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation and performance by each of them of the transactions contemplated hereby and thereby, as applicable, have been duly authorized by all necessary legal entity action, and no additional proceeding on the part of such Seller or Acquired Company, as applicable, is necessary to authorize the execution, delivery and performance by each of them of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, as applicable. This Agreement and the Ancillary Agreements to which any Seller or Acquired Company, as applicable, is or will be a party have been (or will be) duly authorized, executed and delivered by such Seller and Acquired Company, as applicable, and when duly authorized, executed and delivered by all other parties hereto and thereto, constitute (or will constitute) the legal, valid and binding obligation of such Seller and Acquired Company, as applicable, enforceable against such Seller and Acquired Company, as applicable, in accordance with their terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 3.3           Ownership of Equity Interests. The Equity Sellers have good, valid and enforceable title to, and own, beneficially and of record, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws), all of the Equity Interests, which Equity Interests are set forth Schedule 3.3.

Section 3.4           Capitalization. The Equity Interests and the equity interests set forth on Schedule 3.4 (a) constitute all of the issued and outstanding equity interests of the Acquired Companies, (b) are validly issued, fully paid, nonassessable and free of preemptive rights, subscription rights, rights of first refusal or first offer and other similar rights and (c) are owned of record and beneficially by the Equity Sellers as set forth on Schedule 3.3 and the applicable Acquired Companies as set forth on Schedule 3.4. All of the Equity Interests and the other equity interests in the Acquired Companies have been issued in compliance with all applicable Laws. There are no options, warrants, convertible or exchangeable securities, puts, calls, or other rights or Contracts of any character relating to the Equity Interests or any other equity interests of the Acquired Companies or obligating the Acquired Companies, the Equity Sellers or any of their Affiliates to issue, transfer or sell any equity interests of the Acquired Companies, restricting the transfer of any equity interests of the Acquired Companies or relating to voting of any equity interests of the Acquired Companies. There are no outstanding contractual obligations of the Acquired Companies to repurchase, redeem or otherwise acquire any equity interests in the Acquired Companies or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. There are no outstanding or authorized unit appreciation, phantom unit, profit participation or similar rights with respect to any equity interests of any Acquired Company. The Acquired Companies have no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with any Acquired Company or any Seller or any of its Affiliates on any matter.

Section 3.5            RESERVED.

Section 3.6           Consents and Approvals; No Violations. With respect to each Seller Entity (solely as it relates to the Business) and each Acquired Company, except as set forth on Schedule 3.6 and for the Regulatory Clearances, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time, or both: (a) conflict with or result in any breach of any provision of the Charter Documents, or with any resolution or authorization adopted by any governing body or equity holders; (b) require any filing with, notice, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity; (c) violate, conflict with or result in a default under, or give rise to any creation of any Lien or right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, or other evidence of Indebtedness of the Seller Entities (solely as it relates to the Business) or the Acquired Companies, or under any guarantee, License, Business Contract or Lease of the Business or the Acquired Companies; or (d) violate any Law or Order applicable to the Acquired Companies or the Business; excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights (i) which, individually or in the aggregate, would not reasonably be expected to be material to the Business or the Acquired Companies, taken as a whole, and would not materially and adversely affect the ability of the Sellers or the Acquired Companies to consummate the transactions contemplated by this Agreement, or (ii) which become applicable as a result of unique circumstances pertaining to Buyer.

Section 3.7            Financial Information. Attached to Schedule 3.7 are true, correct and complete copies of the Financial Information. The books and records of United Parcel Service, Inc. and its Subsidiaries have been prepared in accordance with GAAP, and the Financial Information has been extracted from such books and records for the purposes of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.7, each statement of net assets included in such Financial Information fairly presents in all material respects the financial position of the Business as of the date of such statement of net assets, and each statement of income and expenses included in the Financial Information fairly presents in all material respects the results of operations of the Business for the periods set forth therein, in each case in accordance with GAAP in all material respects consistently applied during the periods involved, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes, none of which would be material if presented.

Section 3.8            No Undisclosed Liabilities. Except as set forth on Schedule 3.8, neither the Business nor the Acquired Companies have any Liabilities required to be shown in the Financial Information in accordance with GAAP that are not shown, except (a) Excluded Liabilities or Liabilities arising under this Agreement, (b) those Liabilities incurred in the Ordinary Course since the Balance Sheet Date (excluding any Liabilities arising or resulting from a breach or violation of any Contract, breach of warranty, tort, infringement, misappropriation or violation of applicable Law), and (c) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.9            Absence of Certain Changes. Except as set forth on Schedule 3.9, since the Balance Sheet Date and through the Closing Date:

(a)            (i) the Seller Entities and the Acquired Companies have conducted the Business in all material respects in the Ordinary Course and (ii) there has not been a Material Adverse Effect;

(b)            neither the Acquired Companies nor the Seller Entities (solely as it relates to the Business) have (i) increased the compensation payable or to become payable by the Business to any Transferred Employee who earns annual base salary in excess of $200,000 or the local equivalent, except as required by any Collective Bargaining Agreement or applicable Law, (ii) granted any material severance, retention or termination pay to, or entered into or materially amended (except as required by applicable Law) any severance, retention, termination, employment, bonus, change in control or severance agreement with, any Transferred Employee, (iii) granted or materially amended (except as required by applicable Law) any equity or equity-based awards to any Transferred Employee, or (iv) except as required pursuant to the terms of a Seller Benefit Plan or a Company Benefit Plan or by applicable Law, established or amended any (x) new Company Benefit Plan (including by assigning or transferring the sponsorship of any Seller Benefit Plan from any of the Sellers or their Affiliates (other than the Acquired Companies) to the Acquired Companies) or (y) Collective Bargaining Agreement that covers any Transferred Employee;

(c)            neither the Acquired Companies nor the Seller Entities (solely as it relates to the Business) have (i) hired or engaged any Transferred Employee (other than to fill vacancies arising after the date hereof due to termination of the employment or engagement of any Transferred Employee with annual base compensation of less than $200,000), (ii) terminated the employment or engagement of any Transferred Employee with annual base compensation of $200,000 or more, other than for cause, or (iii) transferred the employment or engagement of any (x) Business Employee from the Acquired Companies to the Sellers or their Affiliates (other than the Acquired Companies) or (y) employee or individual independent contractor (other than a Business Employee) from the Sellers or their Affiliates (other than the Acquired Companies) to the Acquired Companies;

(d)            there has been no casualty, loss, damage to or destruction (whether or not covered by insurance) of any property that is, individually or in the aggregate, material to the Business or the Acquired Companies, taken as a whole;

(e)            there has been no material change in the accounting methods or practices of the Business or the Acquired Companies or any change in depreciation or amortization policies or rates theretofore adopted by any of the Seller Entities (solely as it relates to the Business) or the Acquired Companies other than as required by GAAP;

(f)            none of the Seller Entities (solely as it relates to the Business) nor the Acquired Companies have materially delayed or postponed the payment of accounts payable or other Liabilities or waived, settled, or compromised any accounts receivable, debt or other rights outside the Ordinary Course;

(g)            none of the Sellers (solely as it relates to the Business) nor the Acquired Companies have cancelled or terminated any Insurance Policies that are solely related to the Business or the Acquired Companies or otherwise allowed any of the coverage thereunder to lapse;

(h)            none of the Seller Entities (solely as it relates to the Business) nor the Acquired Companies have sold, exclusively licensed, exclusively sublicensed, abandoned or permitted to lapse, transferred or disposed of, created or incurred any Lien (other than any Permitted Lien), disclosed any material Trade Secrets contained in (except for disclosures to (i) employees or (ii) consultants or independent contractors, in each case under Contracts that reasonably restrict the use and disclosure of such Trade Secrets), made any material Company Software available as “free software”, “open source software” or under similar licensing or distribution terms, or otherwise failed to take any action reasonably necessary to maintain or protect any material Company Intellectual Property owned by the Acquired Companies or the Seller Entities (solely as it relates to the Business), except in the Ordinary Course;

(i)            none of the Seller Entities (solely as it relates to the Business) nor the Acquired Companies have amended or modified any EULAs, other than immaterial amendments or immaterial modifications thereto;

(j)            none of the Seller Entities (solely as it relates to the Business) nor the Acquired Companies have done (or permitted or approved) any of the following:

(i)            with respect to any Acquired Company, amended any of their Charter Documents;

(ii)            with respect to any Acquired Company, authorized for issuance, issued, sold, pledged, encumbered or delivered or agreed or committed to issue, sell, pledge, encumber or deliver any of their equity interests or shares of their capital stock, or issued any securities convertible into, exchangeable for or representing a right to purchase or receive, or entered into any contract with respect to the issuance of, their equity interests or shares of their capital stock or any rights, warrants or options to acquire such interests or other convertible securities;

(iii)            with respect to any Acquired Company, (A) split, combined or reclassified any of their equity interests or shares of their capital stock, (B) declared, set aside, accrued, made or paid any equity dividend or other equity distribution in respect of their capital stock or (C) redeemed or otherwise acquired any of their securities;

(iv)            with respect to Coyote Netherlands, made a proposal or adopted a resolution for a statutory merger (juridische fusie), division (splitsing), conversion (omzetting) into another legal form, transfer of the corporate seat (zetelverplaatsing) or a similar arrangement under the laws of any applicable jurisdiction;

(v)            (A) incurred any Indebtedness or guaranteed any Indebtedness of another Person, other than any such Indebtedness that, in the aggregate, is less than $1,000,000 or constitutes an Excluded Liability, or (B) made any loans, advances or capital contributions to, or investments in, any other Person, except for advances for travel and other normal business expenses to officers and employees in the Ordinary Course;

(vi)            acquired (including by merger, consolidation or acquisition of stock or assets) any business or any Person, or any substantial portion of any assets of any Person, other than, in each case, purchases of inventory, personal property and equipment in the Ordinary Course;

(vii)            made any capital expenditure (or enter into any Contract with respect thereto) in excess of $200,000 individually or $1,000,000 in the aggregate;

(viii)            entered into any settlement or release with respect to, initiate or compromise, any Action in excess of $250,000;

(ix)            materially amended or voluntarily terminated, or taken or omitted to take any action that would constitute a material violation of or default under, or waived any material right under, any Business Contract or entered into any Business Contract, in each case, other than in the Ordinary Course, or any Contract restricting or purporting to restrict any Acquired Company or the Business from engaging in or competing with any business activity or acquiring any business or Person in any geographic area;

(x)            except in the Ordinary Course, as required by applicable Law or for Contracts that are terminable at will with no severance obligation on the part of any Acquired Company, entered into or materially amended any employment, bonus, severance or retirement Contract;

(xi)            (A) made, amended or revoked any material Tax election, (B) changed any annual accounting period, (C) changed any material method of accounting for Tax purposes, (D) settled any claim or assessment in an audit or Tax Proceeding in respect of a material amount of Taxes, (E) waived or extended any statute of limitations relating to Taxes (including as a result of the amendment of any Tax Return) (other than in the ordinary course of business) or (F) entered into any voluntary disclosure or closing agreement with respect to Taxes;

(xii)            except in the Ordinary Course, entered into or materially amended any Seller Credit Support instrument;

(xiii)            sold, transferred, leased, licensed or disposed of any of the Transferred Assets and Liabilities, except in the Ordinary Course; or

(xiv)            mortgaged, pledged or subjected to any Lien (other than Permitted Liens) or any security interest, any material asset included in the Transferred Assets and Liabilities.

(k)            None of the Seller Entities (solely as it relates to the Business) nor the Acquired Companies have entered into any legally binding commitment with respect to any of the foregoing.

Section 3.10         Assets.

(a)            Except as set forth on Schedule 3.10 and for the Excluded Services (as defined in the Transition Services Agreement), the Transferred Assets constitute all of the rights, assets, goodwill and claims necessary, together with the services to be provided under the Transition Services Agreement, to operate the Business in substantially the same manner as the Business was operated during the six (6)-month period prior to the date of this Agreement. Nothing in this Section 3.10 shall be construed to be a representation or warranty regarding infringement of third party Intellectual Property, which is governed exclusively by Section 3.12(g).

(b)            The Asset Sellers and the Acquired Companies have, good, valid and marketable title to, or a valid leasehold interest in, all of the Transferred Assets, directly or through the acquisition of the Acquired Companies. As of the Closing, all of the rights, assets, goodwill and claims of the Acquired Companies and the Transferred Assets will be free and clear from all Liens other than Permitted Liens.

(c)            The tangible assets which are Transferred Assets are adequate and suitable for the purposes for which such property and assets are currently used or are held for use and are in reasonable repair and operating condition, consistent with industry standards in all material respects (subject to normal wear and tear).

Section 3.11         Real Property.

(a)            None of the Acquired Companies is the fee title owner of any real property.

(b)            Schedule 3.11(b) lists the street address of each real property (i) leased, subleased, licensed, used or otherwise occupied by the Acquired Companies or (ii) constituting a Transferred Asset (each, a “Leased Real Property” and collectively, the “Leased Real Properties”), and sets forth the name of the landlord and the name of the entity holding such leasehold interest. True, correct and complete copies of all leases with respect to each Leased Real Property, including all currently effective amendments, renewals, assignments and guarantees related thereto (each, a “Lease” and collectively, the “Leases”) have been made available to Buyer.

(c)            Except as set forth on Schedule 3.11(c), each Lease is legal, valid, binding, enforceable and in full force and effect in accordance with its respective terms with respect to the Acquired Companies or the applicable Sellers, as applicable, and, to the Knowledge of the Business, the other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. The applicable Acquired Company or Seller holds a valid and existing leasehold interest under each Lease, free and clear of all Liens, other than Permitted Liens. There does not exist under any Lease any event of default, event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder as of the date hereof on the part of any Acquired Company or any of their Affiliates party thereto or the Business, or, to the Knowledge of the Business, by any other party thereto, that would, individually or in the aggregate, reasonably be expected to be material to the Business or the Acquired Companies, taken as a whole, except as set forth on Schedule 3.11(c). With respect to each Person that is a counterparty to any Lease, (i) there are no outstanding disputes with such Person and (ii) such Person has not terminated or threatened in writing to terminate or materially adversely alter the terms of any Lease, except for any such disputes, terminations or other alterations that would not reasonably be expected to be, individually or in the aggregate, material to the Business or the Acquired Companies, taken as a whole.

(d)            Except as set forth on Schedule 3.11(d), the Leased Real Property constitutes all of the real property leased, occupied or otherwise used in connection with the Business.

(e)            Except as set forth on Schedule 3.11(e), to the Knowledge of the Business, (i) there are no condemnation or appropriation or similar proceedings pending or threatened in writing against any of the Leased Real Property or the improvements thereon, which, if occurring, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, (ii) no portion of the Leased Real Property, or any building or improvement located thereon, violates any Law in any material respect, and (iii) except for the Permitted Liens, no Leased Real Property is subject to (x) any Order of any Governmental Entity (or, to the Knowledge of the Business, threatened or proposed Order) or (y) any material rights of way, building use restrictions, exceptions or variances.

Section 3.12         Intellectual Property.

(a)            Schedule 3.12(a) sets forth a true and complete list of all (i) Registered Intellectual Property included in the Company Intellectual Property that is owned or purported to be owned by the Acquired Companies and (ii) Registered Intellectual Property that is Transferred IP.

(b)            Except as set forth on Schedule 3.12(b), one of the Acquired Companies or Asset Sellers is the sole and exclusive owner of all Company Intellectual Property that is owned or purported to be owned by the Acquired Companies or the Seller Entities, in each case, free and clear of all Liens (other than Permitted Liens).

(c)            All of the Registered Intellectual Property that is included in the Company Intellectual Property owned or purported to be owned by the Acquired Companies or the Seller Entities is subsisting, is in full force and effect, and has not expired, been cancelled, abandoned or otherwise terminated, and the registered or patented items included in such Registered Intellectual Property are, to the Knowledge of the Business, valid and enforceable. The Acquired Companies or the Seller Entities, as applicable, have paid all maintenance fees, renewal fees or annuity expenses due for payment prior to the Closing Date for maintenance of Registered Intellectual Property that is included in the Company Intellectual Property owned or purported to be owned by the Acquired Companies or the Seller Entities.

(d)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Acquired Companies, taken as a whole, and except as set forth on Schedule 3.12(d) and the Excluded Services (as defined in the Transition Services Agreement), the Company Intellectual Property, together with the services provided to Buyer and its Affiliates under the Transition Services Agreement, constitutes all Intellectual Property used in or necessary to operate the Business in the same manner it is conducted as of the date of this Agreement, provided, however, that this Section 3.12(d) shall not be construed to be a representation or warranty regarding infringement of third party Intellectual Property, which is governed exclusively by Section 3.12(g).

(e)            Each of the Acquired Companies and the Seller Entities (solely as it relates to the Business) have taken commercially reasonable actions to maintain and protect all material Trade Secrets that are Company Intellectual Property owned or purported to be owned by the Acquired Companies or the Seller Entities.

(f)            No current or former employee and, to the Knowledge of the Business, no consultant or independent contractor, of the Acquired Companies or the Seller Entities who was involved in, or who contributed to, the creation or development of any material Company Intellectual Property owned or purported to be owned by the Acquired Companies or the Seller Entities has performed services funded by or with the assistance of facilities or resources of any government, university, college or other educational institution or research center during such creation or development of such Company Intellectual Property. Each current and, to the Knowledge of the Business, former, employee of the Acquired Companies and the Seller Entities who developed, invented or contributed to any Company Intellectual Property owned or purported to be owned by the Acquired Companies or the Seller Entities has executed a written agreement assigning all rights in and to such Company Intellectual Property to an Acquired Company or an Asset Seller, without retaining or receiving any ongoing right to compensation or remuneration in connection therewith, except where any failure to execute such written agreement would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Acquired Companies, taken as a whole.

(g)            Except as set forth on Schedule 3.12(g), neither the Company Intellectual Property owned or purported to be owned by the Acquired Companies or the Seller Entities (solely as it relates to the Business) nor the conduct of the Business misappropriates, infringes upon or otherwise violates, or in the past two (2) years has misappropriated, infringed upon or otherwise violated any Intellectual Property rights of any third party, except for such misappropriation, infringement or other violation that would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Acquired Companies, taken as a whole. Except as set forth on Schedule 3.12(g), no party has filed a written claim (or, to the Knowledge of the Business, threatened to file a claim) during the past two (2) years against the Acquired Companies or the Seller Entities alleging that the Acquired Companies or the Seller Entities (solely as it relates to the Business) have misappropriated, infringed on or otherwise violated the Intellectual Property rights of such party. To the Knowledge of the Business, no Person is infringing, misappropriating or otherwise violating in any material respect any of the Company Intellectual Property owned or purported to be owned by the Acquired Companies or the Seller Entities.

(h)            Each of the Acquired Companies and the Seller Entities (solely as it relates to the Business) is in compliance in all material respects with the terms and conditions of all licenses for Open Source Software incorporated into any material Company Software, except for any failure to comply that would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Acquired Companies, taken as a whole. The manner in which any Open Source Software is incorporated into, linked to or called by, or otherwise combined or distributed with any material Company Software does not, according to the terms of the license applicable to such Open Source Software, obligate any Acquired Company or any Seller Entity to: (i) disclose, make available, offer or deliver all or any portion of any source code of any material Company Software to any third party, other than the applicable Open Source Software; or (ii) create obligations to grant, or purport to grant, to any third party any rights or immunities under any material Company Software (including any agreement not to assert patents) owned or purported to be owned by the Acquired Companies or the Seller Entities, or impose any present economic limitations on any commercial exploitation thereof.

(i)            An Acquired Company or Seller Entity (solely as it relates to the Business) is in actual possession of, and has exclusive control over, the source code for all material Company Software and has not disclosed, delivered or licensed to any person, or obligated itself to disclose, deliver or license to any Person (including any escrow agent), any source code to material Company Software, except for employees or independent contractors or other service providers providing services with respect thereto and under written obligations to maintain the confidentiality thereof, and to the Knowledge of the Business, no event has occurred that will result in the disclosure or delivery to any Person of any such source code to material Company Software. To the Knowledge of the Business, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access by a third-party to any source code of the material Company Software.

(j)            The Internal IT Systems used by the Acquired Companies in the Business are in good repair and operating condition and are adequate and suitable in all material respects for the conduct of the Business. During the two (2) year period prior to the date hereof, there have been no failures, breakdowns or continued substandard performance of the Internal IT Systems used by the Acquired Companies in the Business that have caused a material disruption or interruption in or to the use thereof or the operation of the Business. The Acquired Companies and the Seller Entities (solely as it relates to the Business) take commercially reasonable measures designed to protect the confidentiality, integrity and security of the Company Software and the Internal IT Systems. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Acquired Companies, taken as a whole, the Company Software and the Internal IT Systems do not contain or incorporate any malware, viruses, “trojan horses,” worms, bugs, disabling code, or similar devices, software routines or code intended to materially impair, disable, erase or otherwise impede the normal or intended operation of the Company Software or Internal IT Systems, designed to permit unauthorized access or unauthorized transmission of information, or to otherwise contaminate, corrupt or damage information.

(k)            The Acquired Companies maintain commercially reasonable policies, procedures and rules regarding data privacy, protection and security that are in material compliance with all Data Privacy and Security Requirements. To the Knowledge of the Business, the Acquired Companies and the Seller Entities (solely as it relates to the Business) are in material compliance with all applicable Data Privacy and Security Requirements. To the Knowledge of the Business, during the two (2)-year period prior to the date of this Agreement, there have been no material violations or breaches of any Data Privacy and Security Requirements by the Acquired Companies or the Seller Entities (solely as it relates to the Business) or material incidents of security breaches or intrusions involving any of the Internal IT Systems used by the Acquired Companies in the Business or personally identifiable information that are in the possession of the Acquired Companies or the Seller Entities (solely as it relates to the Business). During the two (2)-year period prior to the date of this Agreement, the Acquired Companies or the Seller Entities (solely as it relates to the Business) have not received any written charge, challenge, complaint, claim or demand from any Person with respect to any actual or alleged material violation or material breach of any Data Privacy and Security Requirements.

Section 3.13        Litigation. Except as set forth on Schedule 3.13, (a) there is not, and there has not been at any time in the two (2)-year period prior to the date of this Agreement, any Action pending and (b) there is not any Action, to the Knowledge of the Business, threatened, in each case, against any Acquired Company or any Seller Entity (solely as it relates to the Business), other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.13, neither any Acquired Company nor any Seller Entity (solely as it relates to the Business) is subject to any outstanding Order, other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.14        Compliance with Applicable Law. Except as set forth on Schedule 3.14, the Acquired Companies and the Seller Entities (solely as it relates to the Business) are, and during the two (2)-year period prior to the date hereof have been, in compliance with all applicable Laws, in all material respects. Except as set forth on Schedule 3.14, (a) during the two (2)-year period prior to the date hereof, none of the Acquired Companies nor the Seller Entities (solely as it relates to the Business) have been charged with, or received any written notice that any of them is under, any investigation by any Governmental Entity with respect to any material violation of any applicable Law or other requirement of a Governmental Entity, and (b) the Acquired Companies and the Seller Entities (solely as it relates to the Business) have filed all reports required to be filed with any Governmental Entity, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.15        Business Contracts.

(a)            Schedule 3.15(a) sets forth a correct and complete list of the following Contracts to which any of the Acquired Companies is a party or which is an Assumed Contract (collectively, including the Existing Shipper/Broker Transportation Agreement and whether or not such Contracts are actually listed on Schedule 3.15 (but which, for the avoidance of doubt, are required to be listed on Schedule 3.15), the “Business Contracts”) (other than the Company Benefit Plans set forth on Schedule 3.19(a) and the Insurance Policies set forth on Schedule 3.21):

(i)            all Contracts (excluding work orders and purchase orders) with any Material Customer;

(ii)            all Contracts (excluding work orders and purchase orders) with any Material Supplier;

(iii)            all Contracts for the employment of a Transferred Employee earning annual compensation in excess of $200,000 (or the local equivalent) which cannot otherwise be terminated without monetary obligation (other than standard employee confidentiality or non-disclosure agreements or forms of offer letters);

(iv)            all bonds, debentures, notes, loans, credit or loan Contracts or loan commitments, mortgages, indentures, guarantees or other Contracts relating to Indebtedness;

(v)            all leases or licenses involving any assets (whether real, personal or mixed, tangible or intangible) involving a contractually obligated payment of more than $1,000,000 individually by the Acquired Companies or the Business on an annual basis (other than the Leases or licenses of Intellectual Property);

(vi)            all Contracts with Transferred Employees that provide for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with the transactions contemplated by this Agreement (either alone or in conjunction with any other event);

(vii)            all Contracts restricting or purporting to restrict any Acquired Company or the Business from engaging in or competing with any business activity or acquiring any business or Person in any geographic area;

(viii)            all Contracts that grant to any Person a right to “most favored nation” pricing terms, exclusivity, right of first refusal, right of first negotiation or similar rights that impose on any Acquired Company or the Business any take-or-pay or similar minimum purchase requirement;

(ix)            all Contracts by which the Acquired Companies or Seller Entities (solely as it relates to the Business) (A) grant a license, covenant not to sue, or other right to use material Company Intellectual Property to any Person (other than non-exclusive licenses with customers or vendors of the Business in the Ordinary Course, confidentiality Contracts entered into in the Ordinary Course or commercial Contracts to the extent including ancillary non-exclusive licenses granted in the Ordinary Course that are incidental to the primary purpose of the Contracts in which such licenses are granted) or (B) obtain a license, covenant not to sue, or other right to use any Intellectual Property of any Person that is material to the conduct of the Business as currently conducted (other than commercial Contracts to the extent including ancillary non-exclusive licenses granted in the Ordinary Course that are incidental to the primary purpose of the Contracts in which such licenses are granted, licenses for generally available mass market software with annual fees of less than $250,000 and Open Source Software licenses);

(x)            all Contracts relating to the acquisition or disposition of any business, or all or substantially all of the assets or equity interests of any Person or any material real property (whether by merger, sale of stock or assets or otherwise) in each case, under which material obligations of any party thereto remain outstanding;

(xi)            all Contracts creating or relating to any partnership, joint venture or similar contract;

(xii)            all Contracts requiring any capital commitment or capital expenditures (including series of related expenditures) in excess of $200,000 individually or $1,000,000 in the aggregate;

(xiii)            all Shared Contracts that are material to the Business, other than those relating to any Excluded Service (as defined in the Transition Services Agreement), it being understood that disclosure of a Shared Contract on Schedule 3.15(a) does not in and of itself mean that any portion of such Shared Contract will be assigned to the Buyer;

(xiv)            all Contracts with any Governmental Entity that are material to the Business; and

(xv)            all Contracts that were entered into in connection with the settlement or other resolution of any Action pursuant to which any Acquired Company or the Business has any ongoing monetary performance obligations.

(b)            All Business Contracts are in full force and effect in all material respects and, assuming the due authorization, execution and delivery by any other party thereto, are currently binding on and enforceable in all material respects against the Acquired Companies or one of their Affiliates party thereto, as applicable, and, to the Knowledge of the Business, as of the Closing will be, if not previously terminated or expired, enforceable in all material respects against the other parties thereto, in each case, in accordance with the express terms thereof, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, except as would not reasonably be expected to be material to the Business or the Acquired Companies, taken as a whole. There does not exist under any Business Contract any event of default, event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder as of the date hereof on the part of any Acquired Company or any of their Affiliates party thereto or the Business, or, to the Knowledge of the Business, any other party thereto, that would, individually or in the aggregate, reasonably be expected to be material to the Business or the Acquired Companies, taken as a whole, except as set forth on Schedule 3.15(b). With respect to each Person that is a counterparty to the Business Contracts, (i) there are no outstanding disputes with such Person and (ii) such Person has not terminated or threatened in writing to terminate, or materially decrease or adversely alter, its relationship with the Business or the Acquired Companies, except for any such disputes, terminations or other alterations that would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Acquired Companies, taken as a whole.

Section 3.16        Tax Returns; Taxes. Except as set forth on Schedule 3.16:

(a)            all material Tax Returns of the Acquired Companies or otherwise exclusively relating to the Business required to have been filed with any taxing authority in accordance with any applicable Law have been duly filed (taking into account any requests for extensions to file such Tax Returns) and are correct and complete in all material respects;

(b)            all material Taxes required to be paid by the Acquired Companies or with respect to the Business or the Transferred Assets or Transferred Liabilities have been paid in full;

(c)            all material deficiencies asserted as a result of any examination of any Tax Returns of the Acquired Companies have been paid in full, accrued on the books of the Acquired Companies or finally settled;

(d)            each Asset Seller maintains or has in its possession or under its control such records in relation to Tax (including in relation to VAT) in connection with the Transferred Assets as are required by applicable Law and otherwise as are required to enable the Tax liabilities of each Asset Seller in respect of the Transferred Assets to be calculated accurately in all material respects, including records of all capital allowances claimed by UPS SCS in respect of each asset or pool of assets in respect of which separate computations of capital allowances are made or required to be made;

(e)            no written claims have been asserted and no proposals or deficiencies for any Taxes of the Acquired Companies, any Taxes of any other Person, including the Equity Sellers and their Affiliates, for which the Acquired Companies could be held liable or any Taxes with respect to the Transferred Assets or Transferred Liabilities are being asserted, proposed or, to the Knowledge of the Business, threatened, and no audit or investigation of any Tax Return of the Acquired Companies, Tax Return of such other Person relating to Taxes for which the Acquired Companies could be held liable or otherwise with respect to the Transferred Assets or Transferred Liabilities is currently underway, pending or, to the Knowledge of the Business, threatened;

(f)            the Acquired Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, equity holder, stockholder or other third party;

(g)            with respect to the calendar year in which Closing occurs and the two calendar years preceding the calendar year in which Closing occurs, none of the employees of Coyote Netherlands is or has been entitled to an annual remuneration in excess of the amount as referred to in Article 32bb, paragraph 2, of the Dutch Payroll Tax Act (Wet op de loonbelasting 1964);

(h)            the Acquired Companies have complied with Section 482 (and related sections) of the Code and all analogous provisions of state, local and non-U.S. Tax Law in all material respects;

(i)            no Acquired Company (i) has been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group defined under state, local or non-U.S. Law), other than a group the common parent of which was UPS, (ii) has any liability for a material amount of the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, or by Contract (excluding any Contract entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) or (iii) is a party to or bound by, or has any obligations to another Person under, any Tax sharing agreement;

(j)            no Person will be required to include any material item of income in, or exclude any material item of deduction from, taxable income in respect of an Acquired Company, the Business, the Transferred Assets or the Transferred Liabilities, for any Tax period (or portion thereof) for which Tax Returns have not yet been filed as a result of any: (i) change in method of accounting for a Tax period ending on or prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local, or non-U.S. Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing; (iv) election pursuant to Section 965(h) of the Code (or any analogous provision of state, local or non-U.S. Law); (v) installment sale or open transaction disposition made on or prior to the Closing; (vi) intercompany transaction or excess loss account, in either case described in Treasury Regulations under Section 1502 of the Code (or any analogous provision of state, local or non-U.S. Law); or (vii) prepaid amount received on or prior to the Closing (other than prepaid amounts received in the ordinary course of business);

(k)            there are no outstanding waivers or Contracts by or on behalf of the Acquired Companies for the extension of time for the assessment of any Taxes or any deficiency thereof;

(l)            there are no Liens for Taxes against any asset of the Acquired Companies or the Transferred Assets (other than Permitted Liens);

(m)            to the extent required by the Law of the applicable jurisdiction, all documents forming part of the title to (i) any asset held by an Acquired Company, and (ii) any of the Transferred Assets and which are liable to stamp duty or transfer or registration Tax (or any similar Tax) (“Relevant Stamp Transfer Tax”) or are required to be stamped either with a particular stamp denoting that no Relevant Stamp Transfer Tax is chargeable or that the document has been produced to the appropriate authority, have been properly and duly stamped and the Relevant Stamp Transfer Tax has been paid (together with any related interest and penalties), and the share registers of each Acquired Company have been kept in their respective jurisdictions of organization (and nowhere else) at all times and no other registers of shares in an Acquired Company have been maintained or kept;

(n)            none of the Transferred Assets consists of any interest in a corporation, partnership or other entity for Tax purposes;

(o)            each Acquired Company is and has at all times been exclusively resident for all Tax purposes and subject to Tax in its jurisdiction of organization only, and no jurisdiction in which the Acquired Companies conduct business but do not file any Tax Return has asserted a written claim that the Acquired Companies or a portion of their business are subject to any Taxes imposed by such jurisdiction;

(p)            no Acquired Company has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) and, with respect to each transaction in which any Acquired Company has participated that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other law;

(q)            no Acquired Company has received any analysis or advice from any of its advisers indicating that it has been a party to or otherwise involved in, any transaction, scheme or arrangement which contains one or more of the hallmarks of Council Directive 2018/822/EU of 25 May 2018 or any laws implementing it (“DAC6”) or any laws implementing DAC6 and none of the Acquired Companies has made any filings under DAC6. The Business does not otherwise have Knowledge that an Acquired Company has been a party to or otherwise involved in any such transaction scheme or arrangement;

(r)            there are no material Tax rulings, requests for rulings, or closing agreements relating to Taxes for which an Acquired Company may be liable that could affect the Acquired Company’s liability for Taxes for any taxable period ending after the Closing Date;

(s)            neither in the current financial year nor in the preceding five (5) financial years has Coyote Netherlands claimed, utilized or requested a Tax Facility that could result in a claw-back or recapture or otherwise give rise to Tax as a result of this transaction or after Closing;

(t)            neither entering into this Agreement nor the Closing will result in the withdrawal of any Tax relief granted on or before Closing which will affect any Acquired Company; and

(u)            each Acquired Company (i) is duly registered for the purposes of VAT in its country of organization or incorporation and in any other country where such registration is required and has been so registered at all times that it has been required to be registered by VAT Legislation, (ii) so far as the relevant Acquired Company has been required by applicable Law, is in compliance in all material respects with the relevant applicable VAT Legislation, (iii) has made and maintained accurate and up to date records, invoices, accounts and other documents required by or necessary for the purposes of the relevant applicable VAT Legislation, (iv) has duly, timely and correctly, in all material respects, made all payments and filed all returns required under the relevant applicable VAT Legislation, (v) to the Knowledge of the Business, is entitled under the relevant applicable VAT Legislation to deduct all of its input VAT and (vi) to the Knowledge of the Business, is not subject to any pending VAT revision periods.

Notwithstanding anything in this Agreement to the contrary, (i) the representations and warranties set forth in Section 3.9(j)(x), this Section 3.16 and Section 3.19 shall be deemed the sole and exclusive representations and warranties of the Sellers with respect to Taxes and Tax matters and (ii) nothing in this Agreement (including this Section 3.16) will be construed as providing a representation or warranty with respect to any Tax attribute of the Acquired Companies.

Section 3.17        Environmental Matters. Except as set forth on Schedule 3.17:

(a)            as of the date hereof, the Acquired Companies and the Seller Entities (solely as it relates to the Business) hold, and the Business is in compliance with, all material Environmental Permits and have made all filings and prepared all plans and reports applicable to the Business required under Environmental Laws, except for matters that have been resolved or where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Acquired Companies, taken as a whole;

(b)            the Acquired Companies and the Business are in compliance with applicable Environmental Laws as of the date hereof, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Acquired Companies, taken as a whole;

(c)            neither the Acquired Companies nor the Seller Entities (solely as it relates to the Business) have received written notice from any Governmental Entity that any Acquired Company or the Business is subject to any currently pending Action (i) based upon any provision of any Environmental Law and arising out of any act or omission of the Acquired Companies or the Seller Entities (solely as it relates to the Business) nor (ii) arising out of the ownership, use, control or operation by the Business of any facility, site, area, vehicle or property from which there was a Release of any Hazardous Substance, in each case, which claim, if adversely resolved, would reasonably be expected to be material to the Business or the Acquired Companies, taken as a whole; and

(d)            there has been no Release of any Hazardous Substance for which the Acquired Companies or the Seller Entities (solely as it relates to the Business) would be responsible under Environmental Laws or contract, except where such Release would not, individually or in the aggregate, reasonably be expected to result in a Liability under Environmental Laws that would be material to the Business or the Acquired Companies, taken as a whole.

Section 3.18        Licenses and Permits. Except as set forth on Schedule 3.18, the Acquired Companies and the Seller Entities (solely as it relates to the Business) own or possess all Licenses that are required for the lawful operation of the Business in all material respects. Neither any Acquired Company nor any Seller Entity (solely as it relates to the Business) is in material default or in material violation of any term, condition or provision of any License. The Licenses are valid and in full force and effect, and no condition exists that with or without notice or lapse of time or both would constitute a default or breach of any term, condition or provision of any Licenses, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. During the last two (2) years, neither any Acquired Company nor any Seller Entity (solely as it relates to the Business) has received any written notice of any Action relating to the revocation, withdrawal, cancellation, nonrenewal, suspension or modification of any License, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.19        Company Benefit Plans.

(a)            As of the date hereof, Schedule 3.19(a) sets forth a correct and complete list of each Company Benefit Plan and each material Seller Benefit Plan in which any Transferred Employees participate. For each Company Benefit Plan, Sellers have made available to Buyer a copy of such plan (or a description of the material terms, if such plan is not written) and all amendments thereto and, as applicable: (i) all trust agreements, insurance contracts or other funding arrangements and amendments thereto; (ii) the current summary plan description and summaries of material modifications; (iii) the most recent favorable determination or opinion letter or advisory from the IRS; (iv) the annual return/report (Form 5500) and accompanying schedules and attachments thereto for the most recently completed plan year; and (v) the most recently prepared actuarial report and financial statements. For each material Seller Benefit Plan, Sellers have made available to Buyer a copy or summary of such plan (or a description of the material terms, if such plan is not written).

(b)            Schedule 3.19(b) sets forth, for each equity (or equity based) compensatory award held by a Transferred Employee, the type of award, grant date, number of shares, vesting schedule (including any acceleration provisions) and, if applicable, performance goals.

(c)            Except as set forth on Schedule 3.19(c):

(i)            no Company Benefit Plan or Seller Benefit Plan in which any Transferred Employees participate is a “multiemployer pension plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) or a “multiple employer plan” described in Section 413(c) of the Code, and the Acquired Companies have not, within the last five (5) years, contributed to, been required to contribute to, or otherwise been reasonably expected to have any Liability in connection with, any such plan;

(ii)            no Company Benefit Plan or Seller Benefit Plan in which any Transferred Employees participate is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code;

(iii)            each Company Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with applicable Laws, including, in the case of U.S. Benefit Plans, ERISA and the Code;

(iv)            each Seller Benefit Plan in which any Acquired Company is a participating employer that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the IRS indicating that it is so qualified, and to the Knowledge of the Business, nothing has occurred since the issuance of the IRS determination, opinion or advisory letter referred to in this Section 3.19(c)(iv) that would affect the qualified status of any such Seller Benefit Plan in any material respect;

(v)            no “disqualified person” (within the meaning of Section 4975 of the Code) or any “party in interest” (within the meaning of Section 3(14) of ERISA) has engaged in any non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Benefit Plan which could subject the Acquired Companies to any Liability or Tax under Section 502(i) of ERISA or Section 4975 of the Code, except where any such prohibited transaction would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(vi)            each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder;

(vii)            none of the Company Benefit Plans provide health care or any other non-pension benefits to Transferred Employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or other applicable Laws);

(viii)            each Company Benefit Plan is in compliance in all material respects with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, to the extent applicable to such Company Benefit Plan;

(ix)            there is no pending or, to the Knowledge of the Business, threatened Action (other than a routine claim for benefits) with respect to any Company Benefit Plan, except where any such Action would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(x)            each Company Benefit Plan that covers Business Employees located primarily outside the United States, if such plan (i) is intended to qualify for special tax treatment, such plan meets all the requirements for such treatment in all material respects, and (ii) is required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles; and

(xi)            neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, accelerate the vesting, funding of a Company Benefit Plan, or delivery of, or increase the amount or value of, any payment, severance, or benefit to any Transferred Employee. No amount paid or payable in connection with the transactions contemplated by this Agreement will, either alone or in combination with another event, be an “excess parachute payment” within the meaning of Section 280G of the Code (determined without regarding the exceptions provided for in Section 280G(b)(5) of the Code). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could (either alone or in conjunction with any other event) result in a requirement to pay any Tax “gross-up” or similar “make-whole” payments to any Transferred Employee, including under Section 409A of Code or Section 4999 of the Code.

Section 3.20        Labor Relationships.

(a)            Except as set forth on Schedule 3.20(a): (i) none of the Acquired Companies nor, with respect to Business Employees, any Seller Entity is party to or bound by any Collective Bargaining Agreement; (ii) to the Knowledge of the Business, there are no ongoing or threatened union organizing activities involving Business Employees and no such activities have occurred within the last two (2) years; and (iii) no strike, walkout, lockout, work stoppage, or other material labor dispute involving the Business Employees has occurred or, to the Knowledge of the Business, has been threatened in the last two (2) years. None of the Acquired Companies nor, with respect to the Business Employees, any Seller Entity has committed a material unfair labor practice within the past two (2) years and, to the Knowledge of the Business, there are no pending or threatened unfair labor practice complaints pending against the Acquired Companies or, with respect to the Business Employees, any Seller Entity.

(b)            There are no works councils or similar labor organizations that apply to any of the Acquired Companies or Business, in respect of Business Employees.

(c)            Schedule 3.20(c)(i) sets forth, as of May 31, 2024 (for each Business Employee that is not an employee of the Haulfast Business) and June 10, 2024 (for each Business Employee that is an employee of the Haulfast Business), to the extent permitted by applicable privacy Law, such employee’s (A) name or identification number, (B) employer, (C) job title, (D) hire date, (E) work location, (F) whether full- or part-time, (G) whether active or on leave (and, if on leave, the nature of the leave and the expected return date), (H) whether exempt from the Fair Labor Standards Act (or similar state Law) (as applicable), (I) base annual salary or hourly wage rate (as applicable), and (J) most recent annual bonus received and current annual bonus opportunity. Schedule 3.20(c)(ii) sets forth, as of June 19, 2024, for each individual independent contractor engaged by the Acquired Companies, such contractor’s (A) name, (B) a brief description of services provided or title and (C) rate of compensation.

(d)            All individual consultants and individual independent contractors utilized by the Acquired Companies or the Business are, and for the past two (2) years have been, properly treated as independent contractors of the Acquired Companies, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Acquired Companies, taken as a whole.

(e)            The Acquired Companies and the Seller Entities (solely as it relates to the Business) are, and within the two (2) year period prior to the date of this Agreement have been, in compliance in all material respects with all Laws relating to the employment or termination of employment of individuals, employment practices, equal employment opportunities, discrimination, harassment, retaliation, leaves of absence, wage and hour, classification of employees as exempt or nonexempt, immigration, affirmative action, labor relations, temporary workers, individual independent contractors, protection of employee data, collective bargaining, the withholding and payment of social security, plant closings and layoffs, and occupational safety and health.

(f)            In the last six (6) years, (i) no material allegations of sexual or other unlawful harassment or discrimination have been reported in writing to the Human Resources Department or other members of management of the Acquired Companies or of any Seller Entity against any officer of the Acquired Companies and (ii) no material allegations of sexual harassment or sexual misconduct have been reported in writing to the Human Resources Department or other members of management of the Acquired Companies or of any Seller Entity against any Transferred Employee other than the officers of the Acquired Companies. Neither the Acquired Companies nor any Seller Entity (solely with respect to the Business) have negotiated or entered into any settlement agreements involving any such allegations within the past six (6) years.

(g)            Except as set forth on Schedule 3.20(f), within the past two (2) years, none of the Acquired Companies nor, with respect to the Business Employees, any Seller Entity has implemented any “employee layoff” or “plant closing” (each as defined under the WARN Act) that required notice under the WARN Act or otherwise resulted in material Liability under any applicable group termination Law with respect to the Acquired Companies or the Business.

Section 3.21        Insurance Policies. Schedule 3.21 contains a correct and complete list of all Insurance Policies carried (i) by any Acquired Company or (ii) by the Sellers or any of their Affiliates that primarily relate to the Business (including the name of insurer, covered entity, type of policy and policy number). All such Insurance Policies are in full force and effect, and all premiums due and payable thereon have been paid. There is no material claim pending under any Insurance Policy as to which coverage has been denied or disputed by the underwriter of such policy. Neither any Acquired Company nor any Seller or any Affiliate thereof has received any written notice of termination or cancellation or denial of coverage or reservation of rights letter with respect to any such Insurance Policy, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.22        Affiliate Transactions. Except as set forth on Schedule 3.22, no Seller, any Affiliate of any Seller (other than an Acquired Company) nor, to the Knowledge of the Business, any officer, director or manager of any Seller or any Affiliate of any Seller, is a party to or has any beneficial interest in, directly or indirectly, any Contract, commitment or transaction with the Business or any Acquired Company (each, an “Affiliate Arrangement”).

Section 3.23        Ethical Practices. Neither the Seller Entities (solely as it relates to the Business) nor the Acquired Companies, nor to the Knowledge of the Business, any representative of the Seller Entities or the Acquired Companies have offered or given, and the Business has no Knowledge of any Person that has offered or given on behalf of the Business, anything of value to: (a) any official of a Governmental Entity, any political party or official thereof, or any candidate for political office; or (b) any customer or supplier of the Business; in either case, while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any Person described in clause (a) or (b) above, in any such case, for the purpose of any of the following: (i) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Business in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) constituting a bribe, kickback or illegal or improper payment to assist the Business in obtaining or retaining business for, or with, or directing business to, any Person. The Acquired Companies are and have for the past three (3) years been in compliance in all material respects with all applicable Anti-Corruption Laws.

Section 3.24        Certain Fees. None of the Acquired Companies have employed any broker, finder, investment banker, or other intermediary or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees in connection with this Agreement or the transactions contemplated hereby, and no such Person is entitled to any such fees from any Acquired Company in connection with any of the transactions contemplated by this Agreement.

Section 3.25        Material Customers and Suppliers.

(a)            Schedule 3.25(a) sets forth a complete list of each Material Customer of the Acquired Companies. Except as set forth on Schedule 3.25(a): (i) no Material Customer has cancelled or terminated any of its Contracts with the Acquired Companies or the Business since the Balance Sheet Date; (ii) no Acquired Company nor any Seller Entity (solely as it relates to the Business) is involved in any formal dispute with any Material Customer; and (iii) neither any Acquired Company nor any Seller Entity (solely as it relates to the Business) has received, since January 1, 2024, any written notice that a Material Customer intends to cease to conduct business with the Business or otherwise materially adversely change the terms of its relationship with the Acquired Companies or the Business.

(b)            Schedule 3.25(b) sets forth a complete list of each Material Supplier of the Acquired Companies. Except as set forth on Schedule 3.25(b): (i) no Material Supplier has cancelled or terminated any of its Contracts with the Acquired Companies or the Business since the Balance Sheet Date; (ii) no Acquired Company nor any Seller Entity (solely as it relates to the Business) is involved in any formal dispute with any Material Supplier; and (iii) neither any Acquired Company nor any Seller Entity (solely as it relates to the Business) has received, since January 1, 2024, any written notice that a Material Supplier intends to cease to conduct business with the Business or otherwise materially adversely change the terms of its relationship with the Acquired Companies or the Business.

Section 3.26        Fraudulent Conveyance. None of the Sellers nor any of their Affiliates is now insolvent or will be rendered insolvent by the sale, transfer and conveyance of the Transferred Assets and Liabilities and the Equity Interests as contemplated by this Agreement and the Ancillary Agreements. None of the Sellers is entering into this Agreement or the transactions contemplated hereby with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not have any such effect. The transactions contemplated by this Agreement or any Ancillary Agreement will not give rise to any right of any creditor of any Seller or their Affiliates to assert any claim for fraudulent conveyance against Buyer or any of its Affiliates or any of their respective successors and assigns following the Closing.

Section 3.27        Letters of Credit, Surety Bonds, Guarantees. Schedule 3.27 sets forth a true, correct and complete list of all letters of credit, surety bonds and parent guarantees of the Business or the Acquired Companies issued by or on behalf of the Sellers or any Affiliate of any Seller (other than an Acquired Company) and security obligations, in each case, solely securing obligations that would constitute Transferred Liabilities hereunder (“Seller Credit Support”) as of the date hereof. As of the date hereof, no draw or request for payment or reimbursement has been made with respect to any such Seller Credit Support instrument.

Section 3.28        International Trade.

(a)            During the last three (3) years, the Acquired Companies and the Seller Entities (solely as it relates to the Business) have been and remain in compliance with all applicable International Trade Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, during the last three (3) years, neither the Business, the Acquired Companies, nor any of their respective directors, officers, or employees, nor to the Knowledge of the Business, any other Person acting on behalf of the Business or any Acquired Company has engaged in any business or dealing, directly or indirectly, involving or relating to (i) any country or territory that is the target of comprehensively sanctioned jurisdictions (including Cuba, Iran, North Korea, Syria, the Crimea region and the so-called Donetsk or Luhansk People’s Republics) in violation of applicable International Trade Laws or (ii) a Person that is designated on, or is owned or controlled by a Person that is designated on any list of sanctioned parties maintained by the United States, Canada, the United Kingdom, or the European Union, including the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, in violation of applicable International Trade Laws.

(b)            During the last three (3) years, neither the Acquired Companies nor the Seller Entities (solely as it relates to the Business) have received from any Governmental Entity or any other Person any written notice of any violation, alleged violation, or any suspected violation of any International Trade Law, or conducted any internal investigation with respect to, or made any voluntary or involuntary disclosure to a Governmental Entity concerning, any actual, suspected, or alleged violation of any International Trade Law.

Section 3.29         NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, AS MODIFIED BY THE SCHEDULES, OR ANY CERTIFICATE DELIVERED IN CONNECTION WITH THIS AGREEMENT (TO THE EXTENT SUCH CERTIFICATE PERTAINS TO ANY SUCH REPRESENTATIONS AND WARRANTIES), NEITHER SELLERS NOR ANY OF THEIR AFFILIATES MAKE OR SHALL BE DEEMED TO MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE BUSINESS OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER SELLERS NOR ANY OF THEIR AFFILIATES MAKE ANY REPRESENTATION OR WARRANTY TO BUYER OR ANY OF ITS AFFILIATES WITH RESPECT TO, AND NONE OF BUYER OR ANY OF ITS AFFILIATES WILL BE ENTITLED TO RELY ON:

(a)            ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES OR ANY INFORMATION REGARDING FUTURE REVENUES, EXPENSES, RESULTS OF OPERATIONS OF THE BUSINESS OR FUTURE PROSPECTS; OR

(b)            EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION AND WARRANTY CONTAINED IN THIS ARTICLE III, AS MODIFIED BY THE SCHEDULES, OR ANY CERTIFICATE DELIVERED IN CONNECTION WITH THIS AGREEMENT (TO THE EXTENT SUCH CERTIFICATE PERTAINS TO ANY SUCH REPRESENTATION AND WARRANTY), ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO BUYER OR ITS AFFILIATES, COUNSEL, ACCOUNTANTS OR ADVISERS WITH RESPECT TO THE ACQUIRED COMPANIES OR THE BUSINESS, INCLUDING ANY DUE DILIGENCE MATERIALS, THE TEASER AND COMPANY PRESENTATION.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth on the Buyer Schedules (with the disclosure in any section or subsection of the Buyer Schedules being deemed to qualify other sections and subsections of this Article IV to the extent that it is reasonably apparent on the face of such disclosure that such disclosure should qualify or apply to such other sections and subsections), Buyer hereby represents and warrants to Sellers as follows:

Section 4.1         Organization. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has the organizational power and authority to own, lease and operate its assets and to carry on its business as now being conducted.

Section 4.2         Authorization. Buyer has the organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Buyer is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation and performance by it of the transactions contemplated hereby and thereby, as applicable, have been duly authorized by all necessary legal entity action, and no additional proceeding on the part of Buyer is necessary to authorize the execution, delivery and performance by it of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, as applicable. This Agreement and the Ancillary Agreements to which Buyer is or will be a party have been (or will be) duly authorized, executed and delivered by Buyer and, when duly authorized, executed and delivered by all other parties hereto and thereto, constitute (or will constitute) the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.3         Consents and Approvals; No Violations. Except as set forth on Schedule 4.3 and for the Regulatory Clearances, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) conflict with or result in any breach of any provision of the Charter Documents of Buyer; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any contract, instrument or obligation to which Buyer is a party or by which Buyer or any of its assets are bound; or (d) violate any Law or Order applicable to Buyer, excluding from the foregoing clauses (b), (c) and (d), such requirements, violations, conflicts, defaults or rights (i) which would not reasonably be expected to prevent Buyer from consummating the transactions contemplated by this Agreement or (ii) which become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, Sellers.

Section 4.4         Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened against Buyer, by or before any Governmental Entity or by any third party which challenges the validity of this Agreement or which would reasonably be expected to prevent Buyer from consummating the transactions contemplated by this Agreement.

Section 4.5         Financial Capability.

(a)            Buyer has entered into a debt commitment letter (the “Debt Commitment Letter”) with Goldman Sachs Bank USA, confirming their respective commitments to provide the Buyer with debt financing in connection with the transactions contemplated by this Agreement in the amounts set forth therein (including any bonds or other debt financing issued or incurred in lieu of the committed bridge facility to be provided under the Debt Commitment Letter, the “Debt Financing”). The Debt Commitment Letter is attached as Exhibit H.

(b)            Buyer has entered into an equity commitment letter (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”) with MFN Partners, LP (the “Equity Financing Source”), confirming its commitment to provide the Buyer with equity financing in connection with the transactions contemplated by this Agreement in the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letter is attached as Exhibit K.

(c)            Each of the Commitment Letters is a legal, valid and binding obligation of the parties thereto, is in full force and effect, and is enforceable against the parties thereto in accordance with its terms.

(d)            There are no side letters or other Contracts to which Buyer or any of its Affiliates is a party relating to the Financing other than (i) as expressly set forth in the Commitment Letters and (ii) customary engagement letters, fee letters, non-disclosure agreements or other related agreements, none of which impact the conditionality or aggregate amount of the Financing.

(e)            Except as specifically set forth in the Commitment Letters, (i) there are no conditions precedent to the obligations of the Financing Sources to fund the Financing (including pursuant to any flex provisions) and (ii) there are no contingencies pursuant to any Contract relating to the transactions contemplated by this Agreement to which Buyer or any of its Affiliates is a party that would permit any of the Financing Sources to reduce the total amount of the Financing or impose any additional condition to the availability of any component of the Financing.

(f)            (i) The Commitment Letters have not been amended or modified (and, to the Knowledge of Buyer, no such amendment or modification is contemplated), and (ii) the respective commitments set forth in the Commitment Letters have not been withdrawn or rescinded in any respect (and, to the Knowledge of Buyer, no such withdrawal or rescission is contemplated). No event has occurred which would result in any breach by Buyer of, or constitute a default by Buyer under (or an event which with notice or lapse of time or both would constitute a default), the Debt Commitment Letter or the Equity Commitment Letter, in each case, in the form attached to this Agreement, or otherwise result in any portion of the Financing contemplated thereby to be unavailable or delayed (assuming satisfaction of the conditions set forth in Section 6.3). Buyer (A) is not aware of any fact or occurrence that makes any of the representations or warranties of Buyer in the Commitment Letters inaccurate in any material respect, (B) has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it or its Affiliates contained in the Commitment Letters and (C) has no reason to believe that any portion of the Financing required to consummate the transactions contemplated by this Agreement will not be made available to Buyer on the Closing Date, including any reason to believe that any of the Financing Sources will not perform their respective obligations under the Commitment Letters in accordance with their respective terms and conditions. Buyer has fully paid any and all commitment fees and other fees required by the Commitment Letters to be paid on or before the date of this Agreement, and will pay in full any other commitment fees and other fees required to be paid thereunder on or before the Closing.

(g)            Buyer will have at the Closing (i) the resources and capabilities (financial and otherwise) to perform its obligations under this Agreement and the transactions contemplated hereunder (including all payments to be made by it in connection herewith) and (ii) immediately available funds in connection with the Debt Financing and the Equity Financing in an aggregate amount (after netting out applicable fees, expenses, original issue discount and similar premiums and charges provided under the Debt Commitment Letter, and assuming that all rights to flex the terms of the Debt Financing (including any original issue discount flex) are exercised to their maximum extent) that will enable Buyer to (A) consummate the transactions contemplated by this Agreement and on the terms contemplated by this Agreement, (B) pay all related fees and expenses and (C) satisfy its other payment obligations contemplated by this Agreement. The Buyer has not incurred any Liability of any kind, and is not contemplating the incurrence of nor is aware of any Liability of any kind, in either case, which would impair or adversely affect such resources, funds or capabilities.

Section 4.6         Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Acquired Companies. Assuming the material accuracy of the representations and warranties set forth in ARTICLE III and, assuming the satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement, Buyer and the Acquired Companies, on a consolidated basis, will, immediately after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Closing Purchase Price, all other amounts required to be paid, borrowed or refinanced in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses of Buyer, in each case, under this Agreement, be Solvent at the Closing Date.

Section 4.7         Independent Review. Buyer has conducted its own independent review and analysis of the Business and its condition, cash flow and prospects, and acknowledges that Buyer has been provided access to the properties, premises and records of the Business for this purpose, including to certain projections, including projected statements of operating revenues and income from operations of the Business and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that, without limiting those representations or warranties made to Buyer in this Agreement, as modified by the Schedules, or any certificate delivered in connection with this Agreement (to the extent such certificate pertains to any such representations and warranties), Buyer is taking full responsibility for its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Buyer is knowledgeable about the industries in which the Business operates and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. In entering into this Agreement, Buyer has relied exclusively upon its own investigation and analysis and the representations and warranties contained herein, as modified by the Schedules, or any certificate delivered in connection with this Agreement (to the extent such certificate pertains to any such representations and warranties), and, without limiting such representations and warranties, Buyer:

(a)            acknowledges that (i) it has had the opportunity to visit with the Acquired Companies and meet with their officers and other representatives to discuss the Business and its condition, cash flow and prospects and (ii) all materials and information requested by Buyer have been provided to Buyer to Buyer’s reasonable satisfaction;

(b)            acknowledges that it has undertaken such due diligence (including a review of the assets, Liabilities, books, records and Contracts of the Acquired Companies and that are included in the Transferred Assets and Liabilities) as it deems adequate;

(c)            acknowledges that, except as set forth in Article III or any certificate delivered in connection with this Agreement (to the extent such certificate pertains to any representations and warranties in Article III), neither Sellers, the Acquired Companies, nor any of their respective partners, officers, employees, Affiliates, agents or representatives makes, and that it has not relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its agents or representatives prior to the execution of this Agreement;

(d)            agrees, to the fullest extent permitted by Law, but without limiting any representation or warranty set forth in Article III, as modified by the Schedules, or any certificate delivered in connection with this Agreement (to the extent such certificate pertains to any representations and warranties in Article III), that neither Sellers, the Acquired Companies, nor any of their respective equity holders, directors, officers, employees, Affiliates, agents or representatives shall have any Liability or responsibility whatsoever to Buyer on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon information, documents, or materials made available, whether orally or in writing, in any company presentation, the Confidential Information Presentation, Teaser, “data room” or due diligence, in any form, made available to Buyer, prior to the execution of this Agreement; and

(e)            acknowledges that, neither Sellers, the Acquired Companies, nor any of their respective partners, officers, employees, Affiliates, agents or representatives makes, has made or shall be deemed to have made, and that it has not relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Acquired Companies, the Transferred Assets and Liabilities or the Business, other than the representations, warranties, covenants and agreements of Sellers that are expressly set forth in Article III, as modified by the Schedules, or any certificate delivered in connection with this Agreement (to the extent such certificate pertains to any representations and warranties in Article III).

Section 4.8         Purchase for Investment.

(a)            Buyer is acquiring the Equity Interests solely for investment for its own account and not with the view to, or for resale in connection with, any “distribution” (as such term is used in Section 2(11) of the Securities Act of 1933 (the “Securities Act”)) thereof. Buyer understands that the Equity Interests have not been registered under the Securities Act or any state or foreign securities Laws by reason of specified exemptions therefrom that depend upon, among other things, the bona fide nature of its investment intent as expressed herein and as explicitly acknowledged hereby and that under such Laws and applicable regulations such securities may not be resold without registration under the Securities Act or under applicable state or foreign Law unless an applicable exemption from registration is available.

(b)            Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

Section 4.9         NO OTHER REPRESENTATIONS OR WARRANTIES. BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY STATEMENT, REPRESENTATION OR WARRANTY, INCLUDING THOSE WHICH MAY BE CONTAINED IN ANY MATERIALS CONTAINING INFORMATION PROVIDED TO BUYER DURING THE COURSE OF ITS DUE DILIGENCE INVESTIGATION (INCLUDING THE TEASER AND CONFIDENTIAL INFORMATION PRESENTATION), OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III OF THIS AGREEMENT, AS MODIFIED BY THE SCHEDULES, OR IN ANY CERTIFICATE DELIVERED IN CONNECTION WITH THIS AGREEMENT (TO THE EXTENT SUCH CERTIFICATE PERTAINS TO ANY SUCH REPRESENTATIONS AND WARRANTIES). BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT SUCH REPRESENTATIONS AND WARRANTIES BY SELLERS IN ARTICLE III, AS MODIFIED BY THE SCHEDULES, AND IN ANY CERTIFICATE DELIVERED IN CONNECTION WITH THIS AGREEMENT (TO THE EXTENT SUCH CERTIFICATE PERTAINS TO ANY SUCH REPRESENTATIONS AND WARRANTIES), CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLERS AND THEIR AFFILIATES TO BUYER WITH RESPECT TO THE BUSINESS OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARE SPECIFICALLY DISCLAIMED.

Section 4.10       Exclusivity of Representations and Warranties. The representations and warranties made by Buyer in this Article IV and in any certificate delivered in connection with this Agreement (to the extent such certificate pertains to any such representations and warranties) are the exclusive representations and warranties made by Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement. Buyer hereby disclaims any other express or implied representation or warranty, whether written or oral.

ARTICLE V

COVENANTS

Section 5.1         Conduct of the Business.

(a)            During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with ARTICLE VII, except (i) as set forth in Schedule 5.1(a), (ii) as explicitly permitted or required by any other provision of this Agreement, (iii) as Buyer may otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), or (iv) as required by applicable Law, the Seller Entities shall (solely as it relates to the Business), and shall cause the Acquired Companies to, use reasonable best efforts to:

(i)            conduct the Business in all material respects in the Ordinary Course;

(ii)           comply in all material respects with applicable Laws; and

(iii)          preserve intact their respective current business organization, goodwill and business (including relationships with customers, suppliers, employees and Governmental Entities), except as would not reasonably be expected to have a Material Adverse Effect.

(b)            Without limiting the foregoing, except (i) as expressly set forth in Schedule 5.1(b), (ii) as explicitly required by any other provision of this Agreement, or (iii) as Buyer may otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Sellers shall not (solely as it relates to the Business), and shall cause their respective Affiliates, including the Acquired Companies, not to, take any action (or fail to take any action) that, if such action was taken (or failed to be taken, as applicable) following the Balance Sheet Date and on or prior to the date of this Agreement, would be required to be listed on Schedule 3.9.

(c)            Without limiting the generality of the foregoing, during the period from the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with ARTICLE VII, Sellers shall promptly notify Buyer in writing of any event which, if such event had occurred on or following the Balance Sheet Date and on or prior to the date of this Agreement, would be required to be listed on Schedule 3.25.

Section 5.2         Access to Information; Confidentiality.

(a)            Subject to the restrictions of any applicable Law or contractual confidentiality obligations and the reasonable preservation of attorney-client or other applicable legal or contractual confidentiality obligations, between the date of this Agreement and the Closing, Sellers shall (i) give Buyer and its authorized representatives reasonable access to the books, records, work papers, offices and other facilities and properties of the Business and the Acquired Companies, (ii) permit Buyer to make such inspections thereof as Buyer may reasonably request, and (iii) cause the officers and other employees of the Business and the Acquired Companies, to furnish Buyer with such financial and operations data and other information with respect to the Business and the Acquired Companies as Buyer may reasonably request; provided, however, that any such investigation shall be conducted during normal business hours under the reasonable supervision of the applicable personnel of Sellers or their Affiliates and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement and not interfere unreasonably with the operations of the Business and Buyer shall have no right of access to, and none of Seller or any of its Affiliates will have any obligation to provide, any information the disclosure of which would reasonably be expected to jeopardize any evidentiary privilege available to Sellers or any of their Affiliates. To the extent that such access would violate applicable Law or contractual confidentiality obligations or result in the waiver of attorney-client or other applicable legal privilege, the Sellers shall, and shall cause their respective Affiliates to, use reasonable best efforts to allow for such access, or as much of such access as is reasonably practicable, in a manner that does not violate such Law or confidentiality obligation or result in a waiver of such privilege. Notwithstanding the foregoing, without the prior written consent of UPS (in its sole discretion), Buyer and its counsel, environmental consultants, investment bankers, financial sources, lenders and other representatives shall not be permitted, prior to the Closing, to conduct any environmental assessments, studies, investigations, monitoring, or other inquiries pertaining to Environmental Laws or Hazardous Substances and relating to the Leased Real Property, including any Phase I environmental site assessment, Phase II environmental site assessment, or invasive sampling of soil, groundwater, air, any other environmental media, or building materials or equipment.

(b)            All information furnished or provided by Sellers, the Acquired Companies, or any of their respective Affiliates or representatives to Buyer or its representatives prior to the Closing or the earlier termination of this Agreement (whether furnished before or after the date of this Agreement) shall be held subject to the Confidentiality Agreement; provided, that the Confidentiality Agreement shall terminate at the Closing.

(c)            No investigation pursuant to this Section 5.2 shall in any way impact or affect any of the representations or warranties set forth in Article III.

(d)            Following the Closing, subject to Section 5.7, Buyer expressly acknowledges and agrees that Sellers may retain copies of all books and records and other materials of the Business solely to the extent reasonably necessary in connection with the purposes described in Section 5.7.

(e)            The Sellers shall not, and shall not permit and shall cause each of their Affiliates not to, for a period of three (3) years following the Closing Date, without the prior written consent of Buyer, disclose to any third party (other than Sellers, their Affiliates and their respective advisors who are subject to obligations of confidentiality) any nonpublic information that is proprietary or competitively sensitive to the extent relating to the Business (“Confidential Business Information”); provided, however, that the term “Confidential Business Information” will not include any information (i) that becomes available to Sellers or their Affiliates from and after the Closing, from a third-party source that is not known by Sellers to be under any obligations of confidentiality in respect of such information, (ii) that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or (iii) that is or was derived independently by Sellers or their Affiliates without use of Confidential Business Information. Notwithstanding the foregoing, the foregoing shall not prohibit Sellers, their Affiliates or any of their respective representatives (A) from disclosing Confidential Business Information for the purpose of complying with the terms of this Agreement or any of the Ancillary Agreements, or (B) from disclosing Confidential Business Information that Sellers, any of their Affiliates or their representatives are required by Law (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) or requested by any Governmental Entity with jurisdiction over such Person to disclose; provided, that in the event that any such Person is so required or requested to disclose such Confidential Business Information, Sellers shall reasonably promptly notify Buyer in writing (unless not permitted by Law or such legal or regulatory process to so notify), which notification shall include a reasonably detailed description of such legal or regulatory requirement or request, as applicable, and the extent of the required or requested disclosure, and will use reasonable best efforts to cooperate with Buyer, at Buyer’s request and expense, to preserve, to the extent reasonably practicable, the confidentiality of such information. Furthermore, the provisions of this Section 5.2(e) will not prohibit any retention of copies of records or any disclosure in connection with the preparation and filing of financial statements or Tax Returns of Sellers or their Affiliates or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby or any bona fide document retention policies or procedures.

Section 5.3         Consents.

(a)            Subject to Section 5.3(d), the Parties shall cooperate and use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable after the date hereof and to obtain all Licenses, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties necessary, as promptly as practicable, to consummate the transactions contemplated by this Agreement; provided, that in no event shall Buyer, the Sellers or their Affiliates be required to pay any fee, penalty or other consideration to any third party or make any concession to any third party (other than customary commercial concessions that are not material) to obtain any License, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the transactions contemplated hereby, including any consent that may be required from any landlord under a Lease (other than payment of administrative and/or review fees and reimbursement of expenses required by the applicable Lease to obtain such consent), and in no event shall the Sellers or the Acquired Companies agree to (x) pay for any such fee, penalty or other consideration or (y) such concession, in each case without the prior written consent of Buyer (except to the extent that such payment or concession constitutes an Excluded Liability hereunder). In addition to the foregoing, Buyer agrees to provide such reasonable and customary informational assurances as to financial capability, resources and creditworthiness as may be requested by any third party whose consent or approval is sought in connection with the transactions contemplated hereby.

(b)            UPS and Buyer will make all initial filings and submissions required under the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days following the date of this Agreement, and will make any other required filings pursuant to other applicable Antitrust Laws and FDI Laws with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable. Each of UPS and Buyer will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other applicable Antitrust Laws or FDI Laws. Subject to applicable Law, each of UPS and Buyer will promptly provide the other with copies of all written communications (or provide summaries setting forth the substance of all oral communications) between each of them, any of their respective Affiliates or any of its or their respective representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to applicable Law, each of UPS and Buyer will promptly notify the other of the receipt and content of any oral or written communication, inquiries or requests for additional information it receives from any Governmental Entity in connection therewith and will promptly: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or any inquiry; (ii) provide the other with a description of the information provided to any Governmental Entity with respect to any such oral or written communication, inquiry or request; (iii) permit the other Party to review, and will consider in good faith the other Party’s reasonable comments in, any communication given by it to any Governmental Entity; and (iv) to the extent practicable and permitted by such applicable Governmental Entity, give the other Party or its counsel the opportunity to attend and participate in all meetings, substantive telephone calls or conferences with any Governmental Entity. The Parties shall use reasonable best efforts to supply any additional information, including requests for production of documents and production of witnesses for interviews or depositions, that may be requested by any Governmental Entity in connection with the filings and submissions made with respect to the transactions contemplated by this Agreement under the Antitrust Laws or FDI Laws. Buyer shall, on behalf of the Parties, control and direct all aspects of the Parties’ efforts to obtain the required approvals under the Antitrust Laws and FDI Laws, including having principal responsibility for devising, implementing, and making the final determination as to the appropriate strategy relating to any matters relating to the Antitrust Laws or FDI Laws, including with respect to any filings, notifications, submissions and communications with or to any Governmental Entity; provided, however, that Buyer shall consult in advance with UPS and in good faith take UPS’s views into account regarding the overall strategic direction of obtaining such approvals and making such filings, notifications, submissions and communications. In the event that any Party receives a second request under the HSR Act or any similar inquiry or request under any other applicable Antitrust Laws or FDI Laws in connection with the transactions contemplated by this Agreement, each Party shall use its reasonable best efforts to comply as promptly as practicable with such request as provided by Section 7A(E) of the HSR Act or as otherwise provided under applicable Antitrust Laws or FDI Laws. For purposes of this provision, each Party shall be deemed to have complied with any such request by providing a response that such Party in good faith believes to be in substantial compliance and by certifying in writing to the other Parties its prompt, substantial compliance. In the event that any Party receives a subpoena or civil investigative demand requesting materials and information similar to that usually demanded in a second request under the HSR Act or any similar inquiry or request under any other applicable Antitrust Laws or FDI Laws, such Party shall use reasonable best efforts to comply as promptly as practicable with such subpoena or civil investigative demand.

(c)            During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with ARTICLE VII, Buyer shall not, and shall cause its respective Affiliates not to, acquire or agree to acquire by merger or consolidate with, or purchase substantial portion of the assets of or equity in or otherwise make any investment in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, or agree to a commercial or strategic relationship with any Person, in each case, that would reasonably be expected to have a material negative impact on or materially delay the satisfaction of the conditions set forth in Section 6.1.

(d)            Buyer shall use reasonable best efforts to cooperate with all Governmental Entities and undertake any of the following actions required to complete lawfully, and prior to the Outside Date, the transactions contemplated by this Agreement and to avoid or eliminate each and every impediment under any Antitrust Laws or FDI Laws that may be asserted by any Governmental Entity or any other party so as to enable the Parties to close the transactions contemplated by this Agreement, including: (i) proffering and consenting to an Order providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business, of either assets or lines of business of the Business or the Acquired Companies in order to remedy any concerns that any Governmental Entity may have; (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of the Business or the Acquired Companies; (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of the Business or the Acquired Companies; or (iv) proffering and consenting to any other restriction, prohibition or limitation on any of the assets of the Business or the Acquired Companies, or any of their respective assets in order to remedy any such concerns. Notwithstanding anything to the contrary contained in this Section 5.3 or any other provision of this Agreement, none of Buyer, the Sellers, the Acquired Companies or any of their respective Affiliates shall be required to propose, execute, carry out or agree or submit to any condition, limitation, relationship or remedy or to take any other action contemplated by this Section 5.3 (1) that is not conditioned on the consummation of the transactions contemplated by this Agreement, (2) that would reasonably be expected to have, individually or in the aggregate, (A) a material negative impact on the Business and the Acquired Companies, taken as a whole, or (B) a material negative impact on the benefits that would reasonably be expected to be derived by Buyer (together with its Affiliates) from the transactions contemplated by this Agreement, (3) with respect to Buyer or any of its Affiliates or their respective businesses, product lines, assets, permits, operations, rights, or interest therein (other than with respect to the Acquired Companies and the Business), or (4) that would require Buyer or its Affiliates (including the Acquired Companies) to obtain prior approval of any future acquisition, disposition, business combination or similar transaction (for the avoidance of doubt, other than any requirement to obtain prior approval generally required under applicable Law) (any of the foregoing, a “Burdensome Condition”).

(e)            Subject to Section 5.3(d), if any objections are asserted with respect to the transactions contemplated hereby under any Law relating to regulatory matters or if any action or proceeding, whether judicial or administrative, is instituted by any Governmental Entity or any private party challenging the transactions contemplated hereby as violative of any Law relating to regulatory matters, each of the Parties shall cooperate with one another and use its reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of the transactions contemplated hereby; or (ii) take such action as necessary to overturn any action by any Governmental Entity or private party to block consummation of the transactions contemplated hereby, including by defending any action or proceeding brought by any Governmental Entity or private party in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the transactions contemplated hereby, so as to permit consummation of the transactions contemplated by this Agreement.

(f)            The entry by any Governmental Entity in any legal proceeding of an Order permitting the consummation of the transactions contemplated hereby but which is subject to certain conditions or requires Buyer or any of its Affiliates to take any action, including any restructuring of the assets of the Acquired Companies, in each case, that does not impose a Burdensome Condition, shall not be deemed a failure to satisfy the conditions specified in Article VI.

Section 5.4         Public Announcements. From the date hereof until the date that is one (1) year following the Closing Date, each Party shall, before issuing any press release or making any public announcement regarding this Agreement or the transactions contemplated hereby (“Public Statement”), provide the other Party with the opportunity to review and comment on a Public Statement; provided, that, during the one (1) year period following the Closing Date, no Public Statement issued by any Party or any of their respective Affiliates shall (except to the extent required by Law or the rules of any national securities exchange) contain any comments that could reasonably be perceived as disparaging any other Party or any of its Affiliates, and, shall not otherwise comment on the other Party’s and its Affiliates’ operations, ownership or acquisition of the Business; provided, further, that the foregoing shall not restrict Sellers, Buyer or their respective Affiliates in enforcing the terms of, or defending claims under, this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, but subject to the proviso in the preceding sentence, (a) Buyer, its Affiliates and their respective representatives may make customary disclosures as expressly contemplated by the Debt Commitment Letter (including in connection with the syndication of the Debt Financing), subject to the confidentiality undertakings set forth in the Debt Commitment Letter, and (b) the Parties may make such public disclosures that are consistent with prior disclosures made in compliance with this Section 5.4 or any communication plan or strategy previously agreed to by the Parties or in connection with such Party’s or its parent company’s public reporting obligations under applicable securities Laws.

Section 5.5         Use of Names and Trademarks. The Parties acknowledge that Sellers and their Affiliates (other than the Acquired Companies) are retaining all rights with respect to (a) the names “UPS” and “United Parcel Service” and (b) all other Trademarks, domain names and social media identifiers, handles and tags that are not included in Company Intellectual Property (collectively, the “Seller Marks”).  As soon as reasonably practicable after the Closing Date, but in any event within six (6) months after the Closing Date, Buyer will, at its own expense, remove, cover or otherwise obscure any and all exterior signs and other identifiers located on or attached to the Acquired Companies’ property, building, vehicles, tractors, trailers, signs or premises that refer or pertain to or that include the Seller Marks; provided that, such period shall be automatically extended for the duration of any period during which Buyer or any of its Affiliates (including the Acquired Companies) has sought, but not yet received, any consents or permits required from any landlord or Governmental Entity in connection with such removal, but only to the extent related to the assets for which such consents or permits are relevant; and provided, further, that Buyer provides UPS with prior written notice thereof and uses reasonable best efforts to obtain such consent or permit as soon as practicable. Additionally, as soon as reasonably practicable after the Closing Date, but in any event within sixty (60) days after the Closing Date, Buyer will remove from all of the Acquired Companies’ letterhead, envelopes, invoices, supplies, labels, product packaging and inserts, web site publications, promotional materials, marketing collateral, advertisements and other communications media of any kind, all references to the Seller Marks.  Buyer acknowledges and agrees that it shall have no right to use any of the Seller Marks or any derivative thereof after the conclusion of the periods indicated above; provided that, notwithstanding anything to the contrary in this Agreement, nothing shall restrict or limit Buyer or any of its Affiliates (including the Acquired Companies) from using or referencing the Sellers to factually describe or provide information regarding the historical relationship of the Business to Sellers and their other Affiliates or otherwise in a manner that would constitute “fair use” under applicable Law.

Section 5.6         Tax Matters.

(a)            Tax Sharing Agreements. Any Tax sharing agreement between the Acquired Companies, on the one hand, and any Equity Seller (or any Affiliate of any Equity Seller other than the Acquired Companies), on the other hand, shall be terminated as of the Closing Date and shall have no further effect for any Taxable year (whether the current year, a future year, or a past year). As of the Closing, the Acquired Companies will not have any further obligations to any Equity Seller or any of their Affiliates under any such Tax sharing agreement.

(b)            Responsibility for Filing Tax Returns for Periods Ending on or Before the Closing Date and Combined Tax Returns. UPS shall be responsible for preparing and filing (i) all income Tax Returns of the Acquired Companies for all taxable periods ending on or prior to the Closing Date that are required to be filed prior to the Closing Date and (ii) all Combined Tax Returns. Notwithstanding anything to the contrary in this Agreement, in no event shall Buyer or any of its Affiliates be entitled to receive or view (i) any Tax Return of UPS or its respective Affiliates (other than the Acquired Companies) or (ii) any Combined Tax Return; provided, that to the extent a Combined Tax Return includes matters relating to the Acquired Companies, UPS and its Affiliates shall use reasonable best efforts to provide portions of the Tax Returns or other information (or redacted versions) to the extent such Tax Returns would otherwise be required to be provided under this Agreement.

(c)            Post-Closing Transactions. No election under Section 338(g) of the Code or Section 336 of the Code, or any similar provision of state, local or non-U.S. Law, may be made with respect to the transactions contemplated by this Agreement unless UPS has consented in writing to such election. Without limiting the foregoing, Buyer agrees to indemnify UPS and its Affiliates for any additional Tax owed by UPS or any of its Affiliates (including Tax owed due to any indemnification payment made under this Section 5.6(c) resulting from (i) any transaction engaged in by any Acquired Company not in the Ordinary Course after the Closing, and (ii) any election under Section 338(g) of the Code or under Section 336 of the Code, or any similar provision of state, local or non-U.S. Law with respect to the transactions contemplated by this Agreement unless UPS has consented in writing to such election.

(d)            Responsibility for Filing Other Tax Returns. Except for the Tax Returns described in Section 5.6(b), Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of each Acquired Company for Pre-Closing Tax Periods that have not yet been filed and are required to be filed after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with past practice, except as required by Law. Buyer shall provide UPS with copies of each such Tax Return that is an Income Tax Return no later than thirty (30) days prior to the due date for filing thereof and shall consider in good faith any comments provided by UPS prior to filing such Tax Return. Buyer shall provide UPS with copies of any other Tax Return for a Pre-Closing Tax Period that reflects any Taxes for which any Seller may be liable (including pursuant to Section 8.2) or any refund to which any Seller would be entitled under Section 5.6(g) no later than ten (10) days prior to the due date for filing thereof (or as soon as reasonably practicable thereafter) and shall consider in good faith any comments provided by UPS prior to filing such Tax Return.

(e)            Closing of Tax Year; Straddle Period.

(i)            The Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Acquired Companies for all Tax purposes, and Buyer shall cause Coyote Midco to join Buyer’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-76(h)) effective on the day after the Closing Date. The Parties agree that Buyer and its Affiliates and Coyote Midco shall not make an election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) to ratably allocate items (or any make any similar election or ratably allocate items under any corresponding provision of state, local or foreign Law).

(ii)           Except as otherwise addressed in clause (i) or in the second sentence of this clause (ii), any Liability for Taxes attributable to a Straddle Period shall be apportioned as follows: (a) property, ad valorem, intangible, and other periodic Taxes allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period; and (b) Taxes (other than Taxes allocable under clause (a) of this definition) allocable to the Pre-Closing Tax Period shall be computed on the basis of a “closing of the books,” as if such taxable period ended as of the end of the day on the Closing Date; provided that, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of calendar days in each period. Tax Liabilities determined under Sections 951 and 951A of the Code shall be determined by assuming that the taxable period of each of the relevant CFCs ended as of the Closing Date (such that all Tax Liabilities with respect to income of such CFCs under Sections 951 and 951A of the Code that are attributable to economic activity occurring on or before the Closing Date will be taken into account in the Pre-Closing Tax Period).

(f)            Certain Taxes. Each of Buyer and the applicable Seller shall be responsible for fifty percent (50%) of all Transfer Taxes incurred as a result of the transfer of the Equity Interests and the Transferred Assets and Liabilities to Buyer; provided, that (a) Buyer shall pay 100% of any United Kingdom stamp duty arising on the transfer of the Equity Interests of Coyote UK to Buyer pursuant to the terms of this Agreement and (b) the applicable Seller shall not be responsible for any Buyer Recoverable Transfer Taxes. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party. Buyer and the Sellers shall, and shall cause their respective Affiliates to, reasonably cooperate (i) to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes and (ii) to determine the applicability of and any exemption or exclusion from United Kingdom VAT payable in connection with the Transferred Assets and Liabilities of the Haulfast Business to Buyer.

(g)            Refunds and Tax Benefits. Any Tax refunds that are received by Buyer or the Acquired Companies, and any amounts credited against Taxes to which Buyer or the Acquired Companies becomes entitled (including any interest paid or credited with respect thereto), that relate to Pre-Closing Tax Periods and are not reflected as an asset on the Final Closing Statement (or otherwise taken into account in determining the Final Purchase Price pursuant to Article II) shall be for the account of the applicable Equity Seller, and Buyer shall pay over to such Equity Seller an amount equal to such refund or amount of any such credit within fifteen (15) days after receipt or entitlement thereto (net of any Taxes imposed thereon or out-of-pocket expenses incurred with respect thereto) (such amount, a “Tax Benefit”). Upon written request of UPS, Buyer shall, at UPS’s expense, cause the relevant entity to file for, and use reasonable best efforts to obtain the receipt of, any refund that is for the account of an Equity Seller under this Section 5.6(g), unless such action could reasonably be expected to have a material unreimbursed adverse Tax impact to Buyer or any of its Affiliates (including any Acquired Company). To the extent any Tax Benefit is subsequently disallowed by the applicable Governmental Entity, the applicable Equity Seller agrees to promptly repay to Buyer the amount of such Tax Benefit, together with any interest, and, if such Tax Benefit was obtained at UPS’s request, penalties or other additional amounts imposed by such Governmental Entity with respect to such disallowance. Any such refunds or credits relating to any Straddle Period shall be equitably apportioned between Buyer and the applicable Equity Seller.

(h)            Amendments to Returns. Following the Closing, Buyer shall not (i) file any amended Tax Return for the Acquired Companies for a Pre-Closing Tax Period, (ii) make, change or revoke any Tax election or change any accounting period or method of the Acquired Companies with retroactive effect to any Pre-Closing Tax Period, (iii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency of the Acquired Companies related to a Pre-Closing Tax Period, or (iv) make or initiate any voluntary contact with a Governmental Entity regarding Taxes of the Acquired Companies for any Pre-Closing Tax Period, in each case, without the prior written consent of UPS or unless otherwise required by applicable Law. If UPS consents to the filing of any amended Tax Return under this Section 5.6(h), the preparation and filing of such Tax Return by Buyer shall be subject to the review and comment procedures set out in Section 5.6(d).

(i)            Tax Cooperation. Buyer and Equity Sellers will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns relating to the operations of the Acquired Companies and any Action with respect to Taxes. Cooperation includes (i) the retention and (on the other Party’s request) the provision of records and information that are reasonably relevant to the filing of any Tax Returns and any Action and (ii) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Each of the Equity Sellers and Buyer agree (A) to retain all books and records of the Acquired Companies with respect to Tax matters pertinent to the Acquired Companies relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective Taxable periods, (B) to abide by all record retention agreements entered into with any Governmental Entity and (C)  if the other Party so requests, allow such other Party to take possession of any books and records before transferring, destroying or discarding such books and records.

(j)            Agreement Regarding Transaction-Related Deductions. The Parties agree that any deductions relating to (i) the payment of the Completion Bonus Amount to the Completion Bonus Employees pursuant to Section 2.7(c), or (ii) the payment of any Indebtedness or Transaction Expenses of the Acquired Companies (“Transaction-Related Deductions”) shall be reported in the Pre-Closing Tax Period for U.S. federal (and all applicable state and local) income Tax purposes, to the extent permitted by Law at a “more likely than not” or higher level of confidence, and included in Tax Returns that relate to a Pre-Closing Tax Period. The parties shall apply the safe harbor election set forth in IRS Revenue Procedure 2011-29 with respect to any success-based fees.

(k)            UK VAT Treatment of Sale of UK Assets. All sums payable in connection with the transfer of the Transferred Assets and Liabilities of the Haulfast Business are exclusive of any United Kingdom VAT payable on such transfer, and the Buyer shall, (subject to the operation of the reverse charge procedure) upon receipt of a valid VAT invoice, pay to UPS SCS an amount equal to any VAT chargeable (including any interest and penalties, to the extent that they arise from non-payment by Buyer following receipt of a valid United Kingdom VAT invoice) on those sums payable that UPS SCS is required to account for to the relevant Governmental Entity.

(l)            Treatment of UK Capital Allowances. UPS SCS and the Buyer shall enter an election pursuant to and in accordance with the provisions of Section 198 of the Capital Allowances Act 2001 to fix the value of any UK capital allowances transferred by UPS SCS to the Buyer at the tax written down value of those allowances.

Section 5.7         Preservation of Records.

(a)            Except as otherwise provided in this Agreement, Buyer agrees that it shall, and it shall cause the Acquired Companies to, (i) preserve and keep the records (including all Tax and accounting records) of the Business for a period of seven (7) years from the Closing, or for any longer periods as may be required by any applicable Law, and (ii) make such records (or copies thereof) available to UPS at reasonable times and upon reasonable advance notice, as may be reasonably requested by UPS in connection with any audit, accounting, tax, Action or other reasonable need related to the Sellers’ prior ownership of the Acquired Companies or the Business or any Asset Seller’s ownership of the Transferred Assets and Liabilities or as otherwise may be necessary to comply with any applicable Law or Order; provided, however, that such access shall not unreasonably interfere with the operations of the Business and shall be conducted during normal business hours under the reasonable supervision of the applicable personnel of Buyer and its Affiliates; provided, further that Buyer and its Affiliates shall not be required to afford such access (A) to the extent that such access is requested in connection with any dispute between Buyer and its Affiliates, on the one hand, and any Seller or its Affiliates, on the other hand, or (B) if doing so would (1) result in the loss of attorney-client privilege; (2) violate any confidentiality obligation of Buyer or any of its Affiliates (including any Acquired Company) to any third party; or (3) breach, contravene or violate any applicable Law or Order (provided that Buyer shall, and shall cause the Acquired Companies to, use reasonable best efforts to allow for such access or disclosure in a manner that does not result in the events set out in clauses (1) through (3)).

(b)            Sellers shall, and shall cause their respective Affiliates to, (i) preserve and keep all books and records (including all records relating to the historical performance of the Business) related to the Business, the Transferred Assets and Liabilities or the Acquired Companies in the possession of Sellers or their Affiliates and not otherwise delivered to Buyer (directly or indirectly) pursuant to this Agreement for a period of seven (7) years from the Closing, or for any longer periods as may be required by any applicable Law, and (ii) make such records (or copies thereof) available to Buyer and its Affiliates at reasonable times and upon reasonable advance notice, as may be reasonably requested by Buyer or any of its Affiliates in connection with any reasonable business purpose; provided, however, that such access shall not unreasonably interfere with the operations of the Retained Businesses and shall be conducted during normal business hours under the reasonable supervision of the applicable personnel of Sellers and their Affiliates; provided, further that Sellers and their Affiliates shall not be required to afford such access (A) to the extent that such access is requested in connection with any dispute between Buyer and its Affiliates, on the one hand, and any Seller or its Affiliates, on the other hand, or (B) if doing so would (1) result in the loss of attorney-client privilege; (2) violate any confidentiality obligation of any Seller or any of its Affiliates to any third party; or (3) breach, contravene or violate any applicable Law or Order (provided that the Sellers shall, and shall cause their Affiliates to, use reasonable best efforts to allow for such access or disclosure in a manner that does not result in the events set out in clauses (1) through (3)).

Section 5.8         Employees; Employee Benefits.

(a)            Prior to the Closing Date, Sellers will provide Buyer with a revised version of the schedule referenced in Section 3.20(c)(i), updated as of not earlier than five (5) Business Days prior to the Closing Date.

(b)           From the Closing Date until the first anniversary of the Closing Date, Buyer shall provide to each Transferred Employee, whether salaried or hourly (including each such employee who is absent due to vacation, holiday, illness, approved leave of absence or short-term disability) during the term of each such Transferred Employee’s employment with Buyer or its affiliates (including, as of the Closing, the Acquired Companies): (i) a salary or wage level at least equal to the salary or wage level to which such employee was entitled immediately prior to the Closing Date, (ii) annual bonus and commission opportunities that are no less favorable in the aggregate to those provided to such employees immediately prior to the Closing Date, and (iii) employee benefits (excluding severance (which is addressed in Section 5.8(d)), equity incentives, defined benefit pensions, deferred compensation and retiree health and welfare) that are substantially comparable in the aggregate to those to which such employee was entitled immediately prior to the Closing Date. The terms and conditions of employment for any Automatically Transferring Employee who becomes a Transferred Employee will be governed by applicable Law. For the avoidance of doubt, the terms and conditions of employment for any Automatically Transferring Employee who becomes a Transferred Employee must comply with applicable Law at all times. If applicable Law entitles an employee who would otherwise be a Transferred Employee who declines continued employment to receive severance benefits unless such continued employment satisfies certain minimum terms and conditions following the Closing, Buyer shall, or shall cause one of its Affiliates to, satisfy all such minimum terms and conditions with respect to such Business Employee; provided, that Sellers shall retain any liability for severance benefits in the event applicable Law entitles any Automatically Transferring Employees to voluntarily terminate employment and receive severance benefits without regard to the terms and conditions of employment provided by Buyer.

(c)            Buyer shall provide a tax-qualified defined contribution retirement plan, effective as soon as reasonably practicable following the Closing Date, with terms and conditions that are substantially similar to those of the comparable tax-qualified defined contribution retirement plan of Sellers or their Affiliates in which the Transferred Employees participated immediately prior to the Closing Date.

(d)            Without limiting the generality of Section 5.8(a), Buyer agrees that: (i) Buyer will assume, honor and be solely responsible for paying, providing or satisfying when due all vacation, sick pay and other paid time off for Transferred Employees accrued but unused as of the Closing Date, on terms and conditions that are substantially comparable to the terms and conditions in effect immediately prior to the Closing Date (for purposes of clarity, no payout of any vacation, sick pay or other paid time off shall be made in connection with the Closing unless otherwise required by the applicable terms and conditions in effect immediately prior to the Closing Date); (ii) Buyer will be solely responsible for paying and providing long-term disability benefits with respect to any Transferred Employee (but for the avoidance of doubt, Sellers will remain responsible for paying any former employee of the Acquired Companies who is receiving long-term disability benefits under any plan or program of any Seller or its Affiliates as of the Closing Date); (iii) Buyer will use reasonable best efforts to cause any benefit or compensation plan, program, agreement or arrangement applicable to the Transferred Employees following the Closing Date to (A) recognize all costs and expenses incurred by the Transferred Employees (and their dependents and beneficiaries) up to (and including) the Closing Date for the plan year which includes the Closing Date, for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such benefit plan, (B) waive any preexisting condition, evidence of insurability, good health, actively-at-work exclusions and similar limitations for the Transferred Employees to the same extent as would have been recognized under the corresponding Company Benefit Plan or Seller Benefit Plan immediately prior to the Closing Date, and (C) credit all service of the Transferred Employees prior to the Closing Date for all eligibility and vesting purposes and for purposes of vacation, sick pay and other paid time off accruals and severance benefit determinations to the same extent as would have been recognized under the corresponding Company Benefit Plan or Seller Benefit Plan immediately prior to the Closing Date, except to the extent that such a credit would result in the duplication of benefits; and (iv) Buyer shall maintain for at least one (1) year (and in any event in compliance with applicable Law), starting on the Closing Date severance arrangements applicable to the Transferred Employees that are no less favorable in the aggregate as those in effect immediately before the Closing Date (the “Seller Severance Arrangements”). Schedule 5.8(d) sets forth the details of the Seller Severance Arrangements applicable to the Business Employees.

(e)            Buyer will make available to each Transferred Employee such number of unused vacation days and other paid time off accrued by such employee with any Seller or any Affiliate of Seller prior to the Closing Date in accordance with applicable personnel policies applicable to such employees on the date hereof (and in any event in compliance with applicable Law).

(f)            Not later than the Closing Date, Sellers shall take all actions necessary to cause all outstanding restricted performance unit awards granted under the UPS LTIP to Transferred Employees to be treated as follows: such awards shall not be forfeited in connection with the Closing (including as a result of termination of employment from UPS or its Affiliates as of the Closing, or Buyer or its Affiliates thereafter) and instead, such awards shall continue in effect, subject to the same terms and conditions of the UPS LTIP in effect immediately prior to the Closing (including, without limitation, achievement of the performance metrics during the performance period in the ordinary course of business, consistent with past practice), provided that each Transferred Employee shall only be eligible to receive shares underlying a prorated number of units based on actual performance results and the number of months worked during the performance period prior to Closing.

(g)           Without limiting the generality of Section 9.5, nothing in this Agreement is intended to or shall (i) be treated as an amendment to, or be construed as amending, any Seller Benefit Plan, Company Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by the Sellers, the Acquired Companies, Buyer or any of their respective Affiliates, (ii) subject to Buyer’s obligations under this Section 5.8, prevent Buyer or its Affiliates from terminating any Company Benefit Plan or any other benefit plan in accordance with its terms, (iii) prevent Buyer or its Affiliates, on or after the Closing Date, from terminating the employment of any Transferred Employee, or (iv) except as set forth in Section 9.5, confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of Sellers, the Acquired Companies, Buyer or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

Section 5.9         Buyer 401(k) Plan. Buyer agrees to cause Buyer’s 401(k) plan to accept a “direct rollover” of the account balances of all Transferred Employees from any Seller’s 401(k) plan if such rollover is elected in accordance with the terms of such Seller’s 401(k) plan and applicable Law by such Transferred Employees.

Section 5.10       Non-Competition; Non-Solicitation.

(a)            Except as permitted by Section 5.10(b), for a period of three (3) years after the Closing Date, Sellers shall not, and shall cause United Parcel Service, Inc. and its Controlled Affiliates not to, engage, directly or indirectly, in the Territory, in any manner whatsoever, including either individually, in partnership, jointly or in conjunction with any other Person, or as principal, agent or shareholder, own any interest in, manage, control or carry on, the provision of technology-driven, non-asset based truckload freight brokerage services (“Covered Business”).

(b)           Notwithstanding the provisions set forth in Section 5.10(a), Sellers and their Affiliates are permitted at any time to:

(i)            engage in the Retained Businesses and any reasonable expansion thereof (other than to the Covered Business);

(ii)           acquire any portion of the assets or equity interests of any Person engaged in the Covered Business so long as the Covered Business accounts for less than thirty-five percent (35%) of the aggregate revenues of such Person and its business (based on the latest available, relevant annual financial statements); provided, that, if the Covered Business accounts for greater than twenty-five percent (25%) of the aggregate revenues of such Person but less than thirty-five percent (35%) of the aggregate revenues of such Person, Sellers and their Affiliates shall, as promptly as reasonably practicable following the date of the closing or consummation of such acquisition (and in any event within 12 months), reduce revenues attributable to the Covered Business below twenty-five percent (25%) of the aggregate revenues of such Person (by divestiture or otherwise);

(iii)          acquire, hold investments or own, directly or indirectly, any voting stock, capital stock or other voting equity interest of any Person engaged in the Covered Business that has a class of securities listed on a national or international securities exchange, so long as such ownership interest represents not more than three percent (3%) of the aggregate voting power of such Person;

(iv)         acquire, hold investments or own, directly or indirectly, any capital stock or other equity interest, whether voting or non-voting, of any Person engaged in the Covered Business, which capital stock or other equity interest is received by a Seller or any of their Affiliates as consideration for or otherwise in connection with a disposition or other strategic transaction, so long as: (A) for a period of one (1) year after the Closing Date, the aggregate outstanding ownership interest held by Sellers or any of their Affiliates following any such acquisition represents fifteen percent (15%) or less of the total outstanding ownership interests in such Person, and (B) for a period beginning on the first anniversary of the Closing Date and continuing until the third anniversary of the Closing Date, the aggregate outstanding ownership interest held by Sellers or any of their Affiliates following any such acquisition represents forty-nine percent (49%) or less of the total outstanding ownership interests in such Person;

(v)          own, transfer or acquire additional ownership interests in any business or entity in which any Seller or any of its Affiliates holds a minority ownership interest as of the Closing Date (it being understood and agreed that Sellers’ obligations under this Section 5.10 shall not apply in any way to any entity in which any Seller or any of its Affiliates holds a minority ownership interest and which is not a Controlled Affiliate of any Seller); provided, that, in the event any such business or entity becomes engaged in the Covered Business, Sellers or Sellers’ Affiliates may only acquire additional ownership interests in such business or entity if the aggregate outstanding ownership interest held by Sellers or any of their Affiliates following any such acquisition represents fifteen percent (15%) or less of the total outstanding ownership interests in such business or entity;

(vi)         acquire, own or transfer a minority ownership interest in any business or entity that is engaged in the Covered Business in the Territory, provided that (A) the aggregate outstanding ownership interest held by a Seller or any of its Affiliates represents fifteen percent (15%) or less of the total outstanding ownership interests in such business or entity and (B) no Seller nor any of its Affiliates is entitled to nominate a member of the board of directors (or similar governing body) of such entity or take an active part in the management of such business or entity (other than having and exercising the right to appoint an observer to the board of directors (or similar governing body) of such entity);

(vii)        enter into commercial agreements with any Person engaged in the Covered Business in the Territory, so long as Sellers and their Affiliates do not engage in the Covered Business under the terms of such agreements; and

(viii)       perform their obligations or exercise their rights under this Agreement and the Ancillary Agreements.

(c)            For a period of two (2) years after the Closing Date, Sellers shall not, and shall cause United Parcel Service, Inc. and its Controlled Affiliates not to, directly or indirectly:

(i)            (1) solicit, recruit for employment or hire or engage for services any (x) Vice President level (or higher) Business Employee or (y) any other Business Employee who has decision-making authority over pricing with respect to the UPS business account and who is, in each case, then employed by the Acquired Companies or the Business, or (2) induce or attempt to induce any such individual to terminate or sever his or her employment with the Acquired Companies or Buyer or any of its Affiliates. Notwithstanding the foregoing, nothing in this Agreement shall prevent Sellers or any of their Affiliates from: (A) soliciting any employee for employment with respect to any public advertisement or posting or other form of general solicitation that is not specifically directed at such Persons or as is conducted by search firms not directed by Sellers or their Affiliates to target such Persons employed or engaged by the Acquired Companies, and hiring such Persons as a result thereof; or (B) soliciting any employee who is terminated by Buyer or any of its Affiliates (including the Acquired Companies) following the Closing, and hiring such Person as a result of such solicitation; or

(ii)           solely with respect to the operations of the Business, solicit or attempt to solicit, any customer or supplier of the Business with the specific intent to reduce or terminate its business relationship with the Business for the direct or indirect benefit of any Covered Business.

(d)            The Parties hereby acknowledge and agree, on behalf of themselves and each of their Affiliates that, following the Closing, any restrictive covenants contained in agreements between the Acquired Companies, on the one hand, and Sellers or any of their Affiliates (other than the Acquired Companies), on the other hand, will automatically lapse and be of no further effect with respect to any portion of the Retained Businesses or the Business, as applicable, or any Person in which Sellers or their Affiliates or Buyer or its Affiliates, as applicable, no longer own a controlling interest.

(e)            Following the Closing, if any Person that as of the Closing was a Controlled Affiliate of any Seller subsequently ceases to be a Controlled Affiliate, such Person will (automatically and without the need for any further action) no longer be subject to the restrictive covenants set forth in this Section 5.10.

(f)            The Sellers acknowledge and agree that the restraints imposed by this Section 5.10 are fair and reasonably required for the protection of the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.10 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event of any breach or violation by any Seller or any of its Affiliates of any of the restrictive covenants set forth in this Section 5.10, the time period of such covenant shall be tolled until such breach or violation is resolved.

Section 5.11         Guarantees; Commitments; Misdirected Payments.

(a)            Sellers will provide Buyer, not more than five (5) Business Days and not less than one Business Day prior to the Closing Date, with a revised version of the schedule referenced in Section 3.27, updated as of the date of delivery.

(b)            Buyer shall use reasonable best efforts to cause itself or one of its Affiliates to be substituted in all respects for such Seller and any of its Affiliates, and for such Seller and its Affiliates to be released, effective as of the Closing, in respect of all obligations of such Seller and any of its Affiliates under each Seller Credit Support instrument listed on Schedule 5.11. The Sellers shall, and shall cause their respective Affiliates to, cooperate with Buyer to obtain any releases and satisfy Buyer’s other obligations under this Section 5.11. For any Seller Credit Support instrument listed on Schedule 5.11 for which Buyer or one if its Affiliates is not substituted in all respects for the applicable Seller and its Affiliates (and for which such Seller and its Affiliates are not released) effective as of the Closing, Buyer shall continue to use reasonable best efforts and shall cause the Acquired Companies to use reasonable best efforts, in each case, until the date that is twelve (12) months after the Closing Date, to effect such substitution and release after the Closing; provided, that in no event shall Buyer or any of its Affiliates (including the Acquired Companies) be required to pay any fee, penalty or other consideration to any third party or make any concession to any third party (other than customary commercial concessions that are not material) to obtain any required substitution and release contemplated by this Section 5.11, and in no event shall the Sellers or the Acquired Companies agree to (x) pay for any such fee, penalty or other consideration or (y) any such concession, in each case without the prior written consent of Buyer (except to the extent that such payment or concession constitutes an Excluded Liability hereunder).

(c)            Following the Closing, Buyer and the Acquired Companies shall have the right and authority to collect for their own account and for the account of their Affiliates all accounts receivable that constitute Transferred Assets or assets of the Acquired Companies and to endorse with the name of the Sellers or their Affiliates any checks received on account thereof. In addition to the rights set forth in the immediately preceding sentence, from and after the Closing, Sellers and Buyer covenant and agree to promptly remit to the other Party (or its designated Affiliate) any cash, checks, wire transfers or other payments received that are owed to or belong to the other Party (or any Affiliate thereof) (the “Post-Collection Amounts”). From and after the Closing, Sellers shall (and shall cause their Affiliates to) forward promptly to Buyer any Post-Collection Amounts received by Sellers or any of their Affiliates after the Closing to the extent constituting any accounts receivable or other assets included in the Transferred Assets, or otherwise belonging to the Acquired Companies and shall provide to Buyer information as to the nature, source and classification of such payment to the extent such information is reasonably available to Sellers. From and after the Closing, Buyer shall (and shall cause the Acquired Companies to) forward promptly to Sellers any Post-Collection Amounts received by Buyer or any of the Acquired Companies after the Closing to the extent constituting any accounts receivable or other assets included in the Excluded Assets and shall provide to Sellers information as to the nature, source and classification of such payment to the extent such information is reasonably available to Buyer. Any Post-Collection Amounts shall be received by the receiving party as agent for and on behalf of the other party.

Section 5.12         Termination of Intercompany Arrangements. Effective at the Closing, all of the Affiliate Arrangements and any other intercompany accounts between any Seller or any Affiliate thereof (other than an Acquired Company), on the one hand, and any Acquired Company, on the other hand, shall be settled or otherwise eliminated without any further Liability to the Buyer or any of its Affiliates (including the Acquired Companies) after the Closing, except for (a) this Agreement and the Ancillary Agreements, (b) any Contracts to which a third party (not affiliated with any Seller) is a party, (c) the other arrangements, understandings or Contracts listed on Schedule 5.12, (d) any Current Liability to the extent included in Net Working Capital, and (e) any Current Asset to the extent included in Net Working Capital. At the Closing, Sellers shall deliver (or cause to be delivered) to Buyer, evidence of termination of such Affiliate Arrangements, in form and substance reasonably satisfactory to Buyer.

Section 5.13         Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earliest of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its Affiliates, or any of their respective directors, officers, employees, agents or representatives to) contact any employee, customer, supplier, landlord or other material business relation of the Business regarding the Business or the transactions contemplated by this Agreement without the prior written consent of UPS (not to be unreasonably withheld, delayed or conditioned).

Section 5.14         Further Assurances. Subject to the provisions of Section 5.3, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

Section 5.15         Releases.

(a)            Acquired Company Release. Effective as of, and conditioned upon the completion of, the Closing, Buyer, not on behalf of itself or any Person claiming by, through or for the benefit of Buyer, or any of its heirs, executors, administrators, successors or assigns, but solely on behalf of the Acquired Companies and any Person claiming by, through or for the benefit of any of the Acquired Companies, and each of their respective heirs, executors, administrators, successors and assigns (collectively, the “Acquired Company Releasors”), hereby irrevocably and unconditionally releases, acquits and forever discharges Sellers and their predecessors, successors, parents, Subsidiaries and other Affiliates, except for any Transferred Employee, of and from any and all Actions, damages, accounts and Liabilities (including attorneys’ fees) held by any Acquired Company Releasors, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, to the extent arising out of or relating to Sellers’ or their Affiliates’ ownership of the Acquired Companies and the Transferred Assets and Liabilities, in each case, arising from any act or omission prior to the Closing, except for any of the foregoing set forth in, pursuant to, or arising out of (i) this Agreement, any agreements entered into in connection with this Agreement, including any Ancillary Agreement, or the transactions contemplated hereby or thereby or any other claim unrelated to the matters released by this Section 5.15(a), (ii) any existing agreements between any Acquired Company and its Affiliates, on the one hand, and Sellers and their Affiliates, on the other hand, in each case that is not required to be terminated pursuant to this Agreement, or (iii) any such matters which may not be released as a matter of applicable Law. Buyer, solely on behalf of the Acquired Company Releasors and not on behalf of any other Person, in respect of any claims held by any Acquired Company Releasor and described above in this Section 5.15(a), irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any Action of the kind that is released pursuant to this Section 5.15(a) against any party released pursuant to this Section 5.15(a), based upon any matter released hereby.

(b)            Seller Release. Effective as of, and conditioned upon, the Closing, Sellers, on behalf of themselves and their Affiliates and any Person claiming by, through or for the benefit of any of them, and each of their respective heirs, executors, administrators, successors and assigns (the “Seller Releasors”), hereby irrevocably and unconditionally release, acquit and forever discharge the Acquired Companies, and all of their predecessors, successors, parents, Subsidiaries and other Affiliates, of and from any and all Actions, damages, accounts and Liabilities (including attorneys’ fees) held by any Seller Releasor, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, to the extent arising out of or relating to Sellers’ or their Affiliates’ ownership of the Acquired Companies and the Transferred Assets and Liabilities, in each case, arising from any act or omission prior to the Closing, except for any of the foregoing set forth in, pursuant to, or arising out of (i) this Agreement, any agreements entered into in connection with this Agreement, or the transactions contemplated hereby or thereby or any other claim unrelated to the matters released by this Section 5.15(b), (ii) any existing agreements between any Acquired Company and its Affiliates, on the one hand, and Sellers and their Affiliates, on the other hand, in each case that is not required to be terminated pursuant to this Agreement and (iii) any such matters which may not be released as a matter of applicable Law. The Seller Releasors irrevocably covenant to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any Action of the kind released pursuant this Section 5.15(b) against any party released pursuant to this Section 5.15(b), based upon any matter released hereby.

Section 5.16         Insurance.

(a)            From and after the Closing, and without limiting the rights of Buyer and the Acquired Companies with respect to any Insurance Coverage Claims, the Acquired Companies shall cease to be insured by Sellers’ or any of their Affiliates’ current occurrence-based, claims made or claims reported Insurance Policies or programs or by any of their current and historical self-insured programs, and neither Buyer nor the Acquired Companies will have any access, right, title or interest to or in any such current Insurance Policies, programs or self-insured programs (including to all claims and rights and to make claims and all rights to proceeds) to cover any assets of the Acquired Companies or any Liability arising from the operation of the Acquired Companies’ business from and after the Closing.

(b)            To the extent that any claim (i) constitutes a Transferred Liability or (ii) is made against the Acquired Companies and, in either case, arises out of any act, omission, occurrence, fact or circumstance existing or occurring on or prior to the Closing Date and the insurance coverage maintained by a Seller or one of their Affiliates (“Applicable Insurance Coverage”) by its terms applies to such claim (any such claim, an “Insurance Coverage Claim”), then upon the Acquired Companies’ or Buyer’s written request, the applicable Seller shall submit such Insurance Coverage Claim upon receipt of such written request from Acquired Companies or Buyer to the insurer under the Applicable Insurance Coverage for payment with respect to such Insurance Coverage Claim. In addition, Sellers agree to cooperate with the Acquired Companies and to use reasonable best efforts to make the benefits of the Applicable Insurance Coverage available to the Acquired Companies (subject to the terms and conditions of such Applicable Insurance Coverage) with respect to any Insurance Coverage Claims and shall, and shall cause their respective applicable Affiliates to, pay such benefit to the Acquired Companies, net of any Claim Costs (as defined below). To the extent a Seller or any of its Affiliates incurs any cost or Liability (including with respect to any deductible, retention, costs of recovery or increase to premium to the extent related to the payment of such Insurance Coverage Claim) in connection with any Insurance Coverage Claim (“Claim Costs”), Buyer and the Acquired Companies will fully reimburse such Seller in the amount of, and indemnify such Seller and its Affiliates in respect of, any such Claim Costs, regardless of whether Buyer or the Acquired Companies is successful in recovering any amounts as a result of such Insurance Coverage Claim. Buyer and the Acquired Companies will reasonably cooperate with Sellers and any third party adjuster in connection with the management or defense of any such Insurance Coverage Claim and will retain ultimate responsibility for any liability associated therewith, if any. Notwithstanding anything to the contrary in this Agreement, Sellers and their Affiliates shall have no obligation to maintain the current and Applicable Insurance Coverage and may modify, cancel or terminate such policies at any time in their sole discretion so long as any such modification, cancellation or termination of such policies is not applied in an intentionally discriminatory manner as between the Business and the Acquired Companies, on the one hand, and the Retained Business, on the other.

Section 5.17         Solvency after Closing. After the Closing, Buyer agrees that it shall not, and that it shall cause its Subsidiaries (including the Acquired Companies) not to, take or omit to take any action that would reasonably be expected to result in a determination pursuant to applicable Law that, after giving effect to the transactions contemplated by this Agreement, the representation given by Buyer in Section 4.6 was untrue as of the Closing.

Section 5.18         Shared Contracts. The Parties acknowledge that the Sellers and their Affiliates (including the Acquired Companies) are parties to certain Contracts (collectively, the “Shared Contracts”) that relate in part to both (i) the Business and (ii) the Retained Businesses; provided, that in no event shall any Shared Contracts include this Agreement, any of the Ancillary Agreements, any Contracts made available pursuant to the Transition Services Agreement or any of the Contracts set forth on Schedule 5.18. Subject to Section 2.3 and Section 5.3(a), the Parties shall, and shall cause their respective Affiliates to, cooperate with each other and use their respective reasonable best efforts prior to the Closing to cause the Shared Contracts to be apportioned (including by obtaining the consent of such counterparty to enter into a new Contract or amendment, or splitting or assigning in relevant part such Shared Contract), effective as of the Closing, between Buyer and its Affiliates, on the one hand, and the Sellers and their Affiliates, on the other hand, pursuant to which the Sellers will assume, or cause their Affiliates to assume, all of the rights and obligations under such Shared Contracts that relate to the Retained Businesses, on the one hand, and Buyer or an Affiliate thereof will assume all of the rights and obligations under such Shared Contracts that relate to the Business, on the other hand; and (iii) in the case of the Sellers, to cause the applicable counterparty to release Buyer and its Affiliates (including the Acquired Companies), as applicable, from the obligations of the Sellers and their Affiliates arising after the Closing Date under the portion of the Shared Contract apportioned to the Sellers (or their Affiliates) and, in the case of Buyer and its Affiliates, to cause the applicable counterparty to release the Sellers and their Affiliates, as applicable, from the obligations of Buyer and its Affiliates (including the Acquired Companies) arising after the Closing Date under the portion of the Shared Contract apportioned to Buyer and its Affiliates. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, the Sellers shall not be required to cause the partial assignment of any Shared Contract to Buyer or its Affiliates for any purpose other than the conduct of the Business. Any Shared Contract for which the arrangements described in this Section 5.18 cannot be entered into prior to the Closing shall be subject to Section 2.3 and Section 5.3(a) and, with respect to any such Shared Contract, prior to the 12-month anniversary of the Closing, (A) the Parties shall work together in good faith to determine the feasibility of separating such Shared Contract and (B) if, notwithstanding such good faith efforts, the Parties are unable to agree on a mutually satisfactory plan for separating any such Shared Contract, the Parties will use reasonably best efforts to negotiate in good faith appropriate means for (1) Buyer and its Affiliates to obtain the benefits and assume the obligations associated with the portion of such Shared Contract relating to the Business for a transitional period and (2) Sellers and their Affiliates to obtain the benefits and assume the obligations associated with the portion of such Shared Contract relating to the Retained Businesses for a transitional period; provided, that in no event shall Buyer, the Sellers or any of their Affiliates (including the Acquired Companies) be required to pay any fee, penalty or other consideration to any third party or make any concession to any third party (other than customary commercial concessions that are not material) to fulfill their respective obligations under this Section 5.18 and in no event shall the Sellers or the Acquired Companies agree to (x) pay for any such fee, penalty or other consideration or (y) any such concession, in each case without the prior written consent of Buyer (except to the extent that such payment or concession constitutes an Excluded Liability hereunder).

Section 5.19         Further Action Regarding Assets.

(a)            If, after the Closing Date, any Seller, Buyer or any of their respective Affiliates identifies any asset that is a Transferred Asset but was not previously transferred by Sellers or any of their Affiliates to Buyer, then, and subject to Section 2.3 and Section 5.3(a), such Seller shall (or shall cause its Affiliates to) transfer such asset, to Buyer pursuant to the terms hereof for no additional consideration. Until such time that such Seller or any of its Affiliates transfers such asset to Buyer, such Seller, on behalf of itself and its Affiliates, hereby grants to Buyer and its Subsidiaries (i) a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sub-licensable and transferable right and license (or sub-license, as the case may be) to fully use, practice and otherwise exploit such asset, as applicable, and (ii) a covenant not to sue with respect to the foregoing activities, in each case under clauses (i) and (ii), effective as of the Closing Date.

(b)            If, after the Closing Date, Buyer, any Seller or any of their respective Affiliates identifies any asset that is an Excluded Asset and has inadvertently come into the possession of the Buyer, and was not previously transferred by Buyer or any of its Affiliates to such Seller, then, subject to Section 2.3 and Section 5.3(a), to the extent that Buyer has the right to do so and without paying additional consideration (other than a nominal fee (e.g., $1)) to a third party, Buyer shall (or shall cause its Affiliates to) transfer such asset to such Seller pursuant to the terms hereof for no additional consideration. Until such time that Buyer or any of its Affiliates transfers such asset to the Sellers, Buyer, on behalf of itself and its Subsidiaries, hereby grants to Seller and its Affiliates (i) a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sub-licensable and transferable right and license (or sub-license, as the case may be) to fully use, practice and otherwise exploit such asset, as applicable, and (ii) a covenant not to sue with respect to the foregoing activities, in each case under clauses (i) and (ii), effective as of the Closing Date.

(c)            If, at any time prior to the date that is twelve (12) months after the Closing Date, Buyer or any Seller identifies any asset that was used or held for use in connection with the Business during the six (6) month period prior to the date of this Agreement and the absence of which would reasonably be expected to result in any representation or warranty set forth in Section 3.10(a) or Section 3.12(d) being materially untrue as of the Closing Date and which asset cannot readily be made available to Buyer and its Affiliates by a third party, Buyer and the Sellers shall negotiate in good faith with respect to appropriate arrangements, which may involve transferring such asset to Buyer or an Acquired Company or providing Buyer and the Acquired Companies access to such asset through an additional service under the Transition Services Agreement or other appropriate arrangement reasonably sufficient such that such breach of such representation and warranty is remedied in all material respects.

Section 5.20         Local Transfer Agreements.

(a)            The Parties do not intend this Agreement to transfer title to or to constitute the sale, transfer, conveyance, assignment or delivery of any Transferred Asset, Equity Interest and/or the assumption of any Transferred Liability, in any jurisdiction in which such transfer or assumption is required by applicable Law to be made pursuant to a Local Transfer Agreement, and any such Transferred Assets, Equity Interests and Transferred Liabilities shall only be transferred or assumed by the applicable Local Transfer Agreement (which transfers and assumptions shall, except as otherwise expressly set forth herein, be on an “as-is”, “where-is” basis, without representation or warranty of any kind or nature).

(b)            Notwithstanding the generality of Section 5.20(a), to the extent that the provisions of a Local Transfer Agreement are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement (or do not fully give effect to the provisions of this Agreement with respect to the transfer of the Equity Interests or the Transferred Assets and Liabilities): (i) the provisions of this Agreement shall prevail; and (ii) so far as permissible under applicable Law of the relevant jurisdiction, the Sellers and Buyer shall cause the provisions of the relevant Local Transfer Agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement.

(c)            Each Party shall not, and shall cause its respective Affiliates not to, bring any Action (including for breach of any warranty, representation, undertaking, covenant or indemnity relating to the transactions contemplated by this Agreement) against the other Party or any of its Affiliates in respect of or based upon any of the Local Transfer Agreements, except to the extent necessary to enforce any transfer or assumption of the Transferred Assets and Liabilities or Equity Interests to or by Buyer in a manner consistent with the terms of this Agreement. All such Actions (except as referred to in the preceding sentence) shall be brought in accordance with, and be subject to the provisions, rights and limitations set out in, this Agreement, and no Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any of the Local Transfer Agreements (but without prejudice to the establishment of the existence of the claim hereunder). To the extent that a Party does bring such a claim (except as referred to above), that Party shall indemnify the other Party (or that other Party’s relevant Affiliates) against all losses which it or they may suffer through or arising from the bringing of such claim against it or them.

Section 5.21         Excluded Assets. To the extent that there are any assets owned by the Acquired Companies that are Excluded Assets, the Equity Sellers will be permitted to cause the Acquired Companies to transfer those assets to any Seller or another Person for no or nominal consideration at any time prior to the Closing; provided, that any and all Liabilities arising out of or related to such assets transferred out of the Acquired Companies pursuant to this Section 5.21 (including any and all Liabilities arising out of the transfer itself, including any Taxes, third-party consent fees and all other costs and expenses arising therefrom or related thereto) shall constitute Excluded Liabilities.

Section 5.22         Litigation Matters.

(a)            Following the Closing, in the event and for so long as Buyer or any of its Affiliates (including the Acquired Companies), on the one hand, or any Seller or any of its Affiliates, on the other hand, as applicable, is prosecuting, contesting or defending any Action, other investigation, charge, claim, or demand by a third party (including any securities regulator) in connection with (i) the transactions contemplated herein (including in respect of any regulatory policy issued by a securities regulator that is applicable to such transactions), or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Acquired Companies or the Business, the other Party shall, and shall cause its respective directors, officers and employees to, cooperate in good faith with such first Party and its counsel in such prosecution, contest or defenses, including making reasonably available its personnel, and providing such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense; provided, that the first Party shall treat all such information as confidential and hereby agrees not to use such information for any purpose other than in connection with such Action, other investigation, charge, claim or demand by a third party; and provided, further, that no Party shall be obliged to disclose or provide access to any documents, records or information subject to attorney-client privilege or attorney work-product protection (provided, however, that such Party shall use its reasonable best efforts to allow for such disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege or attorney work-product protection). The first party shall reimburse the cooperating party for the reasonable costs and expenses of the cooperating party in providing such cooperation pursuant to this Section 5.22(a).

(b)            At the Closing, Sellers and their Affiliates, as applicable, will assign to the Acquired Companies, and the Acquired Companies shall assume, all rights to, and all obligations and Liabilities under, the Specified Matters. Following the Closing, Buyer shall keep UPS reasonably apprised of any material updates pertaining to the Specified Matters and may settle each such Specified Matter upon request on terms and conditions deemed appropriate in the reasonable discretion of Buyer; provided, however, that, notwithstanding the foregoing, Buyer shall not, without UPS’s prior written consent, settle, compromise or consent to the entry of judgment with respect to any Specified Matter unless such settlement, compromise or consent (i) includes an unconditional release of the applicable Seller and each of its Affiliates that were named in such Specified Matter and such Person’s officers, directors, employees and Affiliates that were named in such Specified Matter from any and all Liabilities arising out of such Specified Matter, (ii) does not contain any admission or statement suggesting any wrongdoing or liability by or on behalf of the applicable Seller or any of its Affiliates that was named in such Specified Matter or such Person’s officers, directors, employees, agents or Affiliates that were named in such Specified Matter, and (iii) does not contain any equitable order, judgment or term that in any manner restrains or interferes with the Retained Businesses or any other business of the applicable Seller or any of its Affiliates.

(c)            Following the Closing, Buyer shall use its reasonable best efforts to assume all rights to, and all obligations and Liabilities under, each Specified Matter, including by cooperating with the applicable Seller and filing, reasonably promptly and in any event within sixty (60) calendar days following the Closing Date, with the applicable court all motions and other documents that are advised by Buyer’s external counsel to be necessary to request that Buyer to be substituted in place of the applicable Seller and any of its Affiliates named in such Specified Matter (“Specified Matter Party Substitution”). Without limiting the generality of the foregoing, each of Buyer and the applicable Seller shall, until the Specified Matter Party Substitution has been completed, subject to the attorney-client privilege, promptly notify the other of the receipt and content of any oral or written communication, inquiries or requests for additional information it receives with respect from the applicable court or any other named party in such Specified Matter with respect to any Specified Matter Party Substitution and will, to the extent permitted by applicable Law or Order: (i) cooperate in all respects with the other in connection with any Specified Matter Party Substitution and any inquiry related thereto; (ii) permit the other to review in advance and consider in good faith the other’s reasonable comments in any motion, filing or other communication submitted by it to the applicable court with respect to any Specified Matter Party Substitution; (iii) not participate or agree to participate in any meeting or telephone call or discussion with the applicable court or other parties named in the applicable Specified Matter in respect of any Specified Matter Party Substitution, unless it consults with the other in advance and gives the other or its counsel the reasonable opportunity to attend and participate in such meeting or telephone call or discussion; and (iv) act in good faith and reasonably cooperate with the other in connection with any Specified Matter Party Substitution.

(d)            Notwithstanding the foregoing, neither Buyer nor any of its Affiliates shall have any obligation to pay any fee or other consideration to any third party or agree to any concession to any third party for the purpose of obtaining any Specified Matter Party Substitution (other than, in each case, customary court filing fees and related costs and expenses or any customary commercial concessions that are not material), and in no event shall the Sellers or the Acquired Companies agree to (x) pay for any such fee or other consideration or (y) any such concession, in each case without the prior written consent of Buyer (except to the extent that such payment or concession constitutes an Excluded Liability hereunder).

Section 5.23         Financing.

(a)            Buyer will use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letters, including, as promptly as possible: (i) satisfying, or causing to be satisfied, on a timely basis all conditions to Buyer obtaining the Financing set forth therein (including the payment of any fees required as a condition to the Debt Financing); (ii) negotiating and entering into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter that are not less favorable, taken as a whole, to Buyer, so that the agreements are in effect no later than the Closing Date; provided, however, that this clause (ii) will not prohibit Buyer from agreeing to terms that are less favorable to Buyer if such terms would be permitted in an amendment to the Debt Commitment Letter entered in accordance with Section 5.23(b); (iii) maintaining in effect the Commitment Letters through the consummation of the Closing; (iv) complying with its obligations under the Commitment Letters; (v) enforcing its rights under the Commitment Letters and the definitive agreements with respect to the Debt Financing; and (vi) consummating the Financing or causing the Financing to be consummated at or prior to Closing (which, for the avoidance of doubt, will include agreeing to consummate the Debt Financing even if any flex rights are exercised to their maximum extent).

(b)            Buyer will not permit any assignment of the Commitment Letters, or any amendment or modification to be made to, or any waiver of any provision or remedy under, the Commitment Letter, in each case without obtaining UPS’s prior written consent; provided that the Debt Commitment Letter may be assigned to additional arrangers and bookrunners (and their lending affiliates) and may be amended or amended and restated to add such other arrangers, bookrunners and/or affiliates as parties, in accordance with the terms of the Debt Commitment Letter. In addition to the foregoing, Buyer will not release or consent to the termination of the Debt Commitment Letter or of any Debt Financing Source in accordance with the terms of the Debt Commitment Letter prior to the first to occur of the Closing and the expiration of the Debt Commitment Letter in accordance with its terms, except (i) for replacements of the Debt Commitment Letter with alternative financing in accordance with Section 5.23(c) or (ii) with UPS’s prior written consent; provided that the foregoing will not restrict the automatic reduction of the Debt Commitment Letter in accordance with its terms, and $300,000,000 of commitments under the Debt Commitment Letter may be cancelled without UPS’s prior written consent, so long as Buyer’s representations and warranties in Section 4.5(g) continue to remain true and accurate.

(c)            In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (including the flex provisions), (i) Buyer will promptly notify UPS, and (ii) Buyer will use its reasonable best efforts to arrange and obtain any such portion from the same or alternative sources, in an amount sufficient to enable Buyer to consummate the Closing in accordance with the terms of this Agreement, that does not impose any conditions or contingencies that would be reasonably expected to prevent or delay the Closing or contain any terms that would reasonably be expected to prevent, delay or impair the ability of Buyer to obtain the Debt Financing or consummate the Closing, as compared to the conditions and other terms set forth in the Debt Commitment Letter as of the date hereof (as amended in accordance with Section 5.23(b)), taking into account any flex provisions thereof as promptly as practicable following the occurrence of such event. In furtherance of the provisions of this Section 5.23, the Debt Commitment Letter may be amended, restated, supplemented or otherwise modified or superseded at the option of Buyer after the date of this Agreement but prior to the Closing by instruments (the “New or Amended Debt Commitment Letter”) that either amend, amend and restate, or replace the existing Debt Commitment Letter or contemplate co-investment by or financing from one or more other or additional parties (the “New Debt Financing Sources”); provided, that the terms of the New or Amended Debt Commitment Letter will not (A) expand upon the conditions precedent to the Debt Financing as set forth in the existing Debt Commitment Letter (unless such expansion results in conditions that are in the aggregate substantially equivalent to, or more favorable to the Buyer than, the conditions in the Debt Commitment Letter, in the reasonable judgment of UPS), (B) reasonably be expected to materially delay or hinder the Closing or (C) reduce the aggregate amount of available Debt Financing. In such event, (1) the term Debt Commitment Letter as used in this Agreement will be deemed to include the Debt Commitment Letter that are not so superseded at the time in question and the New or Amended Debt Commitment Letter to the extent then in effect, (2) the term Debt Financing as used in this Agreement will be deemed to include the debt financing contemplated by any such New or Amended Debt Commitment Letter, and (3) the term Debt Financing Sources as used in this Agreement will be deemed to include the New Debt Financing Sources.

(d)            Prior to the Closing, the Sellers shall, and shall cause the Acquired Companies to, use their reasonable best efforts to, and will cause their respective representatives and Subsidiaries to use their reasonable best efforts to, provide cooperation in connection with the arrangement of any debt and/or equity financing by Buyer (including the Debt Financing and the Equity Financing) and with causing the conditions to the Financing or any other financing proposed to be obtained by Buyer to be satisfied or as is otherwise reasonably requested by Buyer and at Buyer’s sole cost and expense; which cooperation shall include using reasonable best efforts to:

(i)            participate (which shall be limited to teleconference or virtual meeting platforms) in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and rating agency meetings, in each case, upon reasonable advance notice, during normal business hours and at mutually agreed times;

(ii)           provide reasonable and customary assistance to Buyer in its preparation of customary rating agency presentations, customary bank information memoranda and offering memoranda, customary prospectuses and similar documents (including, for the avoidance of doubt, providing to Buyer information reasonably requested for purposes of preparing required historical or pro forma financial information based on financial information and data derived from the Seller Entities (solely as it relates to the Business) and the Acquired Companies’ books and records) reasonably and customarily required in connection with the equity and/or debt financing (including the Debt Financing), in each case, solely with respect to information relating to the Acquired Companies or the Business;

(iii)          ensure that an officer of the applicable Acquired Companies executes prior to the Closing customary “authorization” letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders; provided, however, that all such materials have been previously identified to, and provided to, the Acquired Companies and the Seller Entities (solely as it relates to the Business) with reasonable advance notice and that the Acquired Companies and UPS have been given an opportunity to review and comment on such materials and exclude any information that the Acquired Companies or the Seller believes to constitute material non-public information;

(iv)         deliver at least five (5) Business Days prior to the Closing Date information and documentation related to the Acquired Companies or the Business required and reasonably requested in writing by Buyer at least ten (10) Business Days prior to the Closing Date with respect to compliance under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(v)          make available, on a customary and reasonable basis and upon reasonable notice, appropriate personnel of Sellers and their Affiliates;

(vi)         as promptly as reasonably practicable (A) furnish Buyer with the Required Financial Information and (B) following the delivery of the Required Financial Information, inform Buyer if, to Seller or the Acquired Companies’ knowledge, the chief executive officer, chief financial officer, treasurer, controller or comparable officer of the Acquired Companies shall have knowledge of any facts as a result of which a restatement of any financial statements (or portion thereof) included in the Required Financial Information is reasonably probable or required in order for such financial statements (or portion thereof) to comply with GAAP;

(vii)        solely with respect to financial information and data derived from the Seller Entities’ and the Acquired Companies’ books and records relating to the Acquired Companies or the Business, provide reasonable and customary assistance to Buyer with the preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Buyer or the Debt Financing Sources and customary to be included in any marketing materials or offering documents or of the type required by the Debt Commitment Letter or equity offering relating to the transactions contemplated by this Agreement (provided that the Acquired Companies or their Affiliates shall not be responsible for the preparation of any pro forma financial statements or pro forma adjustments thereto);

(viii)        request and facilitate their independent auditors to (A) provide, consistent with customary practice, customary accountant’s comfort letters (including “negative assurance” comfort and change period comfort), together with drafts of such comfort letters that such independent auditors are prepared to deliver upon the “pricing” of any bonds being issued in connection with the Debt Financing or equity being issued in any equity offering relating to the transactions contemplated by this Agreement, and consents from the Acquired Companies’ independent auditors with respect to financial information regarding the Acquired Companies or the Business, (B) provide reasonable assistance to the Buyer in connection with Buyer’s preparation of pro forma financial statements and pro forma financial information (it being agreed that the Acquired Companies or their Affiliates will not be required to provide any information or assistance relating to (I) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing, (II) any post-Closing or pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Debt Financing or (III) any financial information related to Buyer or any of its Subsidiaries) and (C) attend a reasonable and customary number of accounting due diligence sessions and drafting sessions, which sessions shall be telephonic or held by videoconference and held at reasonable and mutually agreed times;

(ix)          assist Buyer in its preparation of, and facilitate execution and delivery as of but not prior to the Closing of, definitive financing documents (including any guarantee, pledge and security documents, supplemental indentures, commodity, currency or interest rate or other reasonable hedging arrangement, other definitive financing documents or other certificates or documents as may be reasonably requested by Buyer or the Debt Financing Sources and the schedules and exhibits thereto), it being understood that the effectiveness of such documents shall be conditioned upon the occurrence of the Closing;

(x)            facilitate the taking, no earlier than the Closing, of customary corporate approvals, reasonably requested by Buyer to permit the consummation of the Debt Financing; and

(xi)          cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letter as in effect as of the date hereof or any definitive document relating to the Debt Financing with conditions precedent substantially the same as those set forth in the Debt Commitment Letter as in effect as of the date hereof to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Sellers or the Acquired Companies;

provided, however, that such cooperation does not: (i) require (A) the entry by any Seller or any of its Affiliates (other than the Acquired Companies) into any Contract (whether or not conditioned on the Closing), (B) the entry by any Acquired Company into any Contract (other than the authorization letter contemplated by Section 5.23(d)(iii)) the effectiveness of which is, or any of the Acquired Companies’ obligations thereunder are, not conditioned on the Closing or (C) any Acquired Company or its pre-Closing directors, officers, managers, general partners or employees to execute, deliver or enter into, or perform any Contract, document or instrument with respect to the Debt Financing (other than instruments to be delivered to their independent auditors to facilitate delivery of a customary comfort letter); (ii) interfere with the normal operations of the Business or the Retained Businesses; (iii) include any actions that any Acquired Company or Seller reasonably believes would (A) result in a violation of any Contract or any Law, or the loss of any legal or other privilege or (B) cause any representation, warranty, covenant or other obligation in this Agreement to be breached or any condition set forth in Article VI to fail to be satisfied; (iv) involve consenting to the pre-filing of UCC-1s or any other grant of Liens that result in (A) UPS or any of its Affiliates (other than any Acquired Company) being responsible to any third parties for any representations or warranties (whether prior to, on or after the Closing Date) or (B) any Acquired Company being responsible to any third parties for any representations or warranties prior to the Closing; (v) require the giving of representations or warranties to any third parties or the indemnification thereof (except as provided above in clause (i)(C)); (vi) require the waiver or amendment of any terms of this Agreement or the payment of any fees or reimbursement of any expenses prior to the Closing for which any Seller or Acquired Company has not received prior reimbursement or is not otherwise indemnified by Buyer; (vii) cause any director, officer or employee of any Acquired Company or any of their respective Affiliates to incur any personal liability (including that none of the board of directors, or analogous body, of any Acquired Company will be required to enter into any resolutions or take any similar action approving the Financing until the Closing has occurred); (viii) require any Acquired Company or any of their respective Affiliates to prepare any pro forma financial statements, with it being further understood that Buyer (and not any Acquired Company or any of their respective Affiliates) will be responsible for the preparation of any pro forma financial statements for any debt or equity financing (including the Debt Financing), including the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings synergies, capitalization, ownership or other pro forma adjustments that may be included therein; (ix) require the delivery of any financial statements in a form or subject to a standard different than the Required Financial Information; or (x) require delivery of any legal opinions. Buyer agrees that the effectiveness of any documents executed by or on behalf of any Acquired Company in connection with the Financing will be subject to, and will not be effective until, the Closing, and that in no event will UPS or any of its Affiliates (other than any Acquired Company) be required to execute or deliver any documents in connection with the Financing. All non-public or otherwise confidential information regarding any Acquired Company or any of their respective Affiliates obtained by Buyer pursuant to this Section 5.23(d) will be kept confidential in accordance with the Confidentiality Agreement. As a condition to the obligations of any Acquired Company pursuant to this Section 5.23(d), Buyer will promptly upon request by any Acquired Company or Seller reimburse such Acquired Company and Affiliates for all out-of-pocket costs and expenses (including reasonable attorney’s fees and expenses and disbursements) incurred by such Acquired Company or any of its Affiliates in connection with the cooperation contemplated by this Section 5.23(d) (including the preparation of and, if applicable, updates to all Required Financial Information other than the audited financial statements of the Business for the years ended December 31, 2023 and 2022 and unaudited financial statements of the Business for the quarterly period ended June 30, 2024 that constitute Required Financial Information), whenever incurred, and will reimburse, defend, indemnify and hold harmless any such Person from, against and in respect of any and all Liabilities resulting from, or that exist or arise due to or in connection with the debt and equity financing contemplated by this Section 5.23(d), including providing the cooperation contemplated by this Section 5.23(d), and any information used in connection therewith (other than Liabilities resulting solely from materially inaccurate or misleading information provided by the Sellers or the Acquired Companies), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Sellers, the Acquired Companies or any of their representatives, as determined in a final and non-appealable judgment by a court of competent jurisdiction.

(e)            Buyer agrees that the Acquired Companies and their Affiliates have no responsibility in connection with the Financing, with the sole exception of the cooperation obligations set forth in Section 5.23(d) (and subject to the limitations contained therein). Any document prepared or utilized in connection with such Financing activities that includes any information provided by the Acquired Companies or any of their respective Affiliates, including any offering memorandum, banker’s book or similar document, any slide presentations or any other offering materials will (i) state that neither the Acquired Companies nor any of its Affiliates have any responsibility for the content of such document and (ii) disclaim all responsibility therefor on the part of the Acquired Companies, their Affiliates and their respective agents, in each case other than with respect to information regarding the Acquired Companies provided by any Acquired Company or any of its Affiliates for inclusion therein. Buyer hereby acknowledges that none of the Acquired Companies nor any of their Affiliates will have any responsibility for the manner in which information provided about any Acquired Company is presented, used or interpreted in any document or material (including any offering memorandum, banker’s book or similar document, any slide presentations or any other offering materials) provided to any actual or potential provider of Financing. Sellers hereby consent, on behalf of themselves and the Acquired Companies, to the reasonable and customary use of the Acquired Companies’ logos in connection with the Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Acquired Companies or any of their Subsidiaries or the reputation or goodwill of the Acquired Companies or any of their Subsidiaries or any of their respective Intellectual Property rights.

(f)            Buyer agrees that, notwithstanding anything in this Agreement to the contrary, its obligations to perform its agreements under this Agreement, including to consummate the Closing subject to the terms and conditions of this Agreement, are not in any way conditioned on obtaining of the Financing or any alternative financing or on the performance of any party to the Commitment Letters. None of the representations, warranties or covenants of the Sellers set forth in this Agreement will be deemed to apply to, or deemed breached or violated by, any of the actions taken by any Acquired Company or any of their Affiliates or respective representatives pursuant to this Section 5.23.

(g)            The Sellers shall, and shall cause the Acquired Companies to, use reasonable best efforts to periodically update any Required Financial Information provided to Buyer as may be necessary so that such Required Financial Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information”. For the avoidance of doubt, Buyer may, to most effectively access the financing markets, request the cooperation of the Acquired Companies and Sellers under Section 5.23(d) at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Closing. Buyer agrees to provide Sellers drafts of all offering documents and all marketing materials for the Debt Financing with a reasonable time to review such documents and materials, and subject to Buyer’s compliance with such obligation, Sellers agree to use reasonable best efforts to review all such offering documents and marketing materials and identify for Buyer any information contained therein that they reasonably believe constitutes material non-public information with respect to the Acquired Companies (taken as a whole) or their respective securities.

(h)            To the extent that this Section 5.23 requires any Acquired Company’s cooperation with respect to any of the obligations of Buyer relating to the Debt Financing, such Acquired Company will be deemed to have complied with this Section 5.23 for purposes of Article VI if such Acquired Company has provided Buyer with the assistance required under Section 5.23(d) with respect to the Debt Financing. The condition set forth in Section 6.3(b), as it applies to the Acquired Companies’ obligations under this Section 5.23, will be deemed satisfied unless the Debt Financing (or any alternative debt financing, if applicable) has not been obtained, and is not available to be drawn down at the Closing (or the first date on which the conditions to the Closing set forth in Section 6.1 and Section 6.3 are satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions at Closing)), primarily as a direct and proximate result of any Acquired Company’s willful breach of its obligations under this Section 5.23.

(i)            Buyer will promptly provide UPS with copies of all executed amendments, modifications or replacements of the Commitment Letters or definitive agreements related to the Financing, and such other information and documentation available to Buyer as will be reasonably requested by UPS for purposes of monitoring the progress of Buyer’s financing activities. Without limiting the generality of the foregoing, Buyer will promptly notify UPS (A) of any breach (or threatened breach) or default (or any circumstance that could reasonably be expected to give rise to any breach or default) by any party to the Commitment Letters or definitive agreements related to the Debt Financing of which Buyer becomes aware, (B) of the receipt by Buyer of any written notice or communication from any Debt Financing Source or Equity Financing Source with respect to any breach (or threatened breach) or default (or any event or circumstance that could reasonably be expected to give rise to any breach or default), or any termination or repudiation, in each case by any party to the Commitment Letters or any definitive agreements related to the Debt Financing of any provisions of the Commitment Letters or such definitive agreements and (C) if for any reason the Buyer at any time believes it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letters or any definitive agreements related to the Financing.

Section 5.24         Financial Statement Cooperation.

(a)            Sellers shall, and shall cause their Affiliates to, use reasonable best efforts, at Buyer’s sole cost and expense, upon Buyer’s reasonable request, to cooperate with and provide reasonable support to Buyer:

(i)            in Buyer’s preparation of any pro forma consolidated balance sheets and related pro forma consolidated statements of income of Buyer and its Subsidiaries giving effect to the transactions contemplated by this Agreement and meeting the requirements of Regulation S-X, including by Sellers providing all additional information related to the Business reasonably necessary for such preparation, on a timeline as would reasonably be expected to permit Buyer to file such financial information with the SEC in accordance with the Exchange Act and the regulations promulgated thereunder, including as required pursuant to Form 8-K or as required pursuant to Form S-3 in connection with an offering of Buyer’s securities (it being understood that, notwithstanding anything to the contrary set forth herein, Sellers and their Affiliates shall have no obligation to prepare any pro forma financial information, which Buyer shall be solely responsible for); and

(ii)            in Buyer’s preparation of its consolidated financial statements for each of the quarterly periods and fiscal year ending after the Closing Date and on or prior to December 31 of the fiscal year during which the Closing occurs, including by Sellers providing all additional information related to the Business reasonably necessary for such preparation, on a timeline as would reasonably be expected to permit Buyer to file, following review or audit, as applicable, by independent public accountants, such consolidated financial statements with the SEC in accordance with the Exchange Act and the regulations promulgated thereunder.

(b)            In connection with the actions contemplated by Buyer under Section 5.24(a)(i) through Section 5.24(a)(ii), (i) Sellers shall use their reasonable best efforts to (A) cause their independent accountants to provide reasonable assistance to Buyer, including using reasonable best efforts to cause Sellers’ independent accountants to permit Buyer’s independent public accountants to rely on Sellers’ independent accountants and (B) provide reasonable access to the books and records relating to the Business for Buyer’s independent public accountants to complete their annual audit and quarterly review (subject to execution of customary confidentiality agreements) and (ii) Buyer shall use its reasonable best efforts to cause its independent public accountants to rely on Sellers’ independent accountants to the extent that (x) Sellers have complied with subsection (i)(A) of this paragraph in facilitating such reliance and (y) such reliance is permissible under the rules of the SEC and applicable SEC guidance.

Section 5.25         Exclusivity. During the period from the date of this Agreement through the earlier to occur of the Closing Date and the termination of this Agreement pursuant to Article VII, the Sellers will not, and will use their respective reasonable best efforts to cause all of their Affiliates and representatives not to (a) solicit, initiate, discuss, accept or encourage the submission of any inquiry, proposal or offer from any Person relating to the acquisition of a substantial portion of the assets of the Acquired Companies or the Business (including any acquisition structured as a merger, consolidation, or share exchange) (each such transaction or series of transactions other than those contemplated by this Agreement, an “Alternative Transaction”) or (b) enter into, maintain, or continue discussions or negotiations regarding, or furnish or disclose to any Person any information in connection with, any Alternative Transaction.

Section 5.26         R&W Policy. If Buyer or any of its Affiliates obtains a R&W Policy, Buyer shall (a) cause the R&W Policy to expressly provide that the insurer thereunder waives, and agrees not to pursue, any subrogation rights against the Sellers (other than in the case of Fraud) with respect to any claim made by any insured thereunder and (b) not amend or modify in the R&W Policy in a manner that would adversely affect the Sellers without the prior written consent of the Sellers.

Section 5.27         Intellectual Property Cross License.

(a)            The Sellers, on behalf of themselves and their Affiliates as of the Closing Date (other than the Acquired Companies) hereby grant to Buyer and the Acquired Companies a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable (except as set forth in this Section 5.27) and non-sublicensable (except as set forth in this Section 5.27) license under all Intellectual Property (other than Trademarks, domain names, social media identifiers or handles), excluding any Intellectual Property that is made available pursuant to the Transition Services Agreement, that (i) is owned by the Sellers and their Affiliates immediately after the Closing and (ii) is used in the Business immediately prior to the Closing, to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise commercially exploit products and services solely in connection with the current and future operation of the Business.

(b)            Buyer, on behalf of itself and its Subsidiaries as of the Closing Date (including the Acquired Companies), hereby grants to the Sellers and their Affiliates a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable (except as set forth in this Section 5.27) and non-sublicensable (except as set forth in this Section 5.27) license under all Company Intellectual Property (other than Trademarks, domain names, social media identifiers or handles), excluding any Intellectual Property that is made available pursuant to the Existing Shipper/Broker Transportation Agreement, that is (i) owned by Buyer or its Subsidiaries (including, for clarity, the Acquired Companies) immediately after the Closing and (ii) used by the Sellers or their Affiliates in the operation of any of their Retained Businesses immediately prior to the Closing, to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise commercially exploit products and services solely in connection with the current and future operation of such Retained Businesses.

(c)            The above licenses may be sublicensed by the licensed parties to (i) their Affiliates, (ii) their respective vendors and service providers for the sole purpose of having a product or service made by that third party for the benefit of the engaging licensed party, in each case as necessary for the operation of the Business, or Retained Businesses, as applicable and (iii) their respective customers and end users, for the sole purpose of enabling such customers and end users to use their respective products and services. Each licensed party shall treat any Trade Secrets licensed to such party hereunder with the same degree of care as such licensed party treats its own similar Trade Secrets. The Parties hereto intend and agree that, for purposes of Section 365(n) of the U.S. Bankruptcy Code (and any amendment thereto) and any equivalent Law in any foreign jurisdiction, the above licenses will be treated as licenses to intellectual property (as defined in Section 101(35A) of the U.S. Bankruptcy Code).

(d)            The above licenses granted by a party are intended to run with the Intellectual Property subject thereto and shall automatically transfer to and be binding upon any future acquirer of such Intellectual Property. Further, each licensed party may transfer the license granted to such party, in whole or in part, (i) to an Affiliate or successor via merger that engages in the Business or the applicable Retained Businesses, as applicable, (ii) as part of an internal reorganization or (iii) to the acquirer of one or more businesses or business lines of such party covered by such license (or the entities owning the same), provided that, after any such acquisition, the above licenses shall not extend to any unrelated businesses of any such acquirer. All other transfers of such license require the prior written consent of the other Party in its sole discretion, and are void ab initio without same.

Section 5.28         Bank Accounts. Prior to the Closing Date, Sellers shall, and shall cause their Affiliates to, take the actions set forth on Schedule 5.28.

Section 5.29         Commercial Agreements. During the period from the date of this Agreement through the earlier to occur of the Closing Date and the termination of this Agreement pursuant to Article VII, neither Sellers nor any of their Affiliates shall amend or modify any of the Commercial Agreements without the prior written consent of Buyer.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1         Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver (to the extent permitted by applicable Law) by such Party) at or prior to the Closing of the following conditions:

(a)            Injunction. No Governmental Entity shall have issued, promulgated or enacted any Law or Order (collectively, “Legal Restraints”) that has the effect of preventing or making illegal the consummation of the transactions contemplated by this Agreement or, solely in the case of Buyer’s obligations, imposing a Burdensome Condition, and no Governmental Entity described on Schedule 6.1 shall have instituted any formal adjudicative Action (which Action remains pending at what would otherwise be the Closing Date) before any court of competent jurisdiction or other Governmental Entity of competent jurisdiction seeking to impose such a Legal Restraint.

(b)            Regulatory Clearances. The Regulatory Clearances shall have been obtained, and, solely with respect to Buyer’s obligations, such Regulatory Clearances shall not entail the imposition of a Burdensome Condition.

Section 6.2         Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by UPS) at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Buyer contained herein shall be true and correct as of the Closing as if made at and as of such time (other than representations and warranties that speak as of a specific date prior to the Closing Date, which only need be true and correct in all material respects as of such earlier date), except for breaches or inaccuracies, as the case may be, that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the ability of Buyer to consummate the transactions contemplated by this Agreement by the Outside Date;

(b)            Performance of Obligations. Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof; and

(c)            Buyer Officer’s Certificate. An authorized officer of Buyer shall have executed and delivered to UPS a certificate as to compliance with the conditions set forth in Section 6.2(a) and Section 6.2(b).

Section 6.3         Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by it) at or prior to the Closing of the following conditions:

(a)            Representations and Warranties.

(i)            The representations and warranties of Seller contained in Section 3.3 (Ownership of Equity Interests) and Section 3.4 (Capitalization) shall be true and correct in all but de minimis respects as of the Closing as if made at and as of the Closing (except for representations and warranties that speak as of a specific date prior to the Closing Date, which only need be true and correct in all but de minimis respects as of such earlier date);

(ii)           the Fundamental Representations (other than Section 3.3 (Ownership of Equity Interests) and Section 3.4 (Capitalization)) shall be true and correct in all material respects as of the Closing as if made at and as of the Closing (except for representations and warranties that speak as of a specific date prior to the Closing Date, which only need be true and correct in all material respects as of such earlier date); and

(iii)          the representations and warranties of Sellers contained in Article III that are not Fundamental Representations (in each case, without regard to any qualification therein as to materiality, Material Adverse Effect or similar qualifications) shall be true and correct as of the Closing as if made at and as of the Closing (except for representations and warranties that speak as of a specific date prior to the Closing Date, which only need be true and correct as of such earlier date), except in each case for any failure to be true and correct that has not individually or in the aggregate had a Material Adverse Effect;

(b)            Performance of Obligations. Sellers shall have performed in all material respect their respective obligations under this Agreement;

(c)            Material Adverse Effect. Since the date of the Agreement, there shall not have occurred a Material Adverse Effect that remains uncured; and

(d)            Seller Officer’s Certificate. An authorized officer of UPS shall have executed and delivered to Buyer a certificate as to Seller’s compliance with the conditions set forth in Section 6.3(a), Section 6.3(b), and Section 6.3(c).

ARTICLE VII

TERMINATION

Section 7.1         Termination. This Agreement may be terminated at any time at or prior to the Closing (the “Termination Date”):

(a)            in writing, by mutual consent of Buyer and UPS;

(b)            by written notice from Buyer to UPS if (i) there has been a breach of any representation, warranty, covenant or other agreement made by any Seller in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy would result in Section 6.3(a) or Section 6.3(b) not being satisfied (a “Terminating Seller Breach”), and (ii) such Terminating Seller Breach (A) cannot be cured prior to the last Business Day prior to the Outside Date (such notice to describe such Terminating Seller Breach in reasonable detail), or (B) if capable of being cured, is not cured by the Sellers prior to the date that is the earlier of (x) twenty (20) calendar days following written notice by Buyer of such Terminating Seller Breach and (y) the last Business Day prior to the Outside Date; provided, that Buyer is not then in material breach of any of its representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 6.2(a) or Section 6.2(b);

(c)            by written notice from UPS to Buyer if (i) there has been a breach of any representation, warranty, covenant or other agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy would result in Section 6.2(a) or Section 6.2(b) not being satisfied (a “Terminating Buyer Breach”), and (ii) such Terminating Buyer Breach (A) cannot be cured prior to the last Business Day prior to the Outside Date (such notice to describe such Terminating Buyer Breach in reasonable detail), or (B) if capable of being cured, is not cured by Buyer prior to the date that is the earlier of (x) twenty (20) calendar days following written notice by UPS of such Terminating Buyer Breach and (y) the last Business Day prior to the Outside Date; provided, that no Seller is then in material breach of any of its representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 6.3(a) or Section 6.3(b);

(d)            by written notice by Buyer or UPS if the condition set forth in Section 6.1(a) is not satisfied and the Law or Order giving rise to such non-satisfaction shall have become final and non-appealable;

(e)            by written notice by UPS if (i) the Receipt Date has occurred at least thirty (30) days prior to such date and each of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived and the Required Financial Information shall have remained Compliant in such period (other than conditions that by their nature are to be satisfied at the Closing, but subject to those conditions being capable of being satisfied at the Closing), (ii) Buyer has failed to consummate the transactions contemplated hereby at the Closing by the date required pursuant to Section 2.5, (iii) UPS has subsequently notified Buyer in writing that all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to those conditions being capable of being satisfied at the Closing) and that Sellers stand ready, willing and able to consummate the Closing, and (iv) Buyer has not consummated the Closing by the fifth (5th) Business Day following the delivery of such notification by UPS pursuant to foregoing clause (iii); and

(f)            by written notice by Buyer or UPS if the Closing has not occurred on or prior to 11:59 p.m. Eastern Time on December 31, 2024 (the “Outside Date”); provided, that, if as of such date all of the conditions to Closing are satisfied (other than the conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived, other than the conditions set forth in Section 6.1(a) or Section 6.1(b), the Outside Date shall be automatically extended on one occasion, without any action required by any party, to 11:59 p.m. Eastern Time, on March 31, 2025; provided, further, that if the Receipt Date shall have occurred less than thirty (30) days prior to the Outside Date, then the Outside Date shall (to the extent it otherwise would have occurred earlier) be extended to 11:59 p.m., Eastern Time, on the date that is thirty (30) days after the Receipt Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(f) shall not be available to any Party whose (or whose Affiliate’s) breach of this Agreement has been the principal cause of the failure of the Closing to have occurred before such date.

Section 7.2         Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated by this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given by the Party so terminating to the other Parties, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any Party. If this Agreement is terminated pursuant to Section 7.1:

(a)            each Party shall redeliver all documents, work papers and other materials of the other Party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution hereof, to the Party furnishing the same or, upon prior written notice to such Party, shall destroy all such documents, work papers and other materials and deliver notice to the Party seeking destruction of such documents that such destruction has been completed, and all confidential information received by any Party with respect to the other Parties shall be treated in accordance with Section 2.4 of the Confidentiality Agreement (which shall apply mutatis mutandis to this Section 7.2(a) as if fully set forth herein, including as to the exceptions to the Parties’ obligations relating to the return and destruction of documents, work papers and other materials);

(b)            all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the agency or other Person to which made;

(c)            notwithstanding any provision in this Agreement to the contrary, there shall be no Liability hereunder on the part of any of Sellers, Buyer or any of their respective directors, officers, employees, Affiliates, agents or representatives, except that (i) if the basis of termination is a willful breach by any Seller or Buyer, as the case may be, of one or more of the provisions of this Agreement, then the breaching Party shall be liable to the non-breaching Party, and (ii) the obligations provided for in this Section 7.2 (Procedure and Effect of Termination), Section 5,4 (Public Announcements), the last sentence of Section 5.23(d) (Financing), Section 9.1 (Fees and Expenses), Section 9.2 (Notices), Section 9.3 (Severability), Section 9.3 (Severability), Section 9.8 (Consent to Jurisdiction), Section 9.9 (Waiver of Jury Trial) and Section 9.10 (Governing Law) hereof and in the Confidentiality Agreement shall survive any such termination; and

(d)            notwithstanding anything set forth in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement will survive the termination of this Agreement for so long as such Confidential Business Information is retained and not destroyed.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; EXCLUSIVE REMEDIES

Section 8.1         Survival. The representations and warranties contained in this Agreement, and the covenants and agreements set forth in Sections 5.1 and 5.23 (to the extent such covenant or agreement contemplates or requires performance by such Party prior to the Closing), in each case shall terminate at, and not survive, the Closing, and thereafter there will be no liability on the part of, nor will any claim be made by, any Party or any of their respective Affiliates in respect thereof, in each case, in the absence of Fraud. All of the covenants and agreements that contemplate or require performance by any Party prior to the Closing contained in this Agreement (other than the covenants and agreements set forth in Sections 5.1 and 5.23) shall survive in full force and effect until the one (1) year anniversary of the Closing Date. All other covenants and agreements which are to be performed in connection with or at or after the Closing (including all covenants with respect to transfers of assets and liabilities) shall survive for the time periods specified therein and shall terminate once such covenants are fully performed. Notwithstanding anything to the contrary contained herein, if any indemnification claim is properly asserted pursuant to this ARTICLE VIII prior to the expiration of the applicable survival period set forth above, then such claim shall survive until its final resolution in accordance with this Agreement. The Parties further acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

Section 8.2         Indemnification by the Sellers. Subject to the terms of this ARTICLE VIII, from and after the Closing, the Sellers shall, jointly and severally, indemnify and hold harmless Buyer, its Affiliates (including the Acquired Companies) and each of their respective representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”), from and against all Losses that such Buyer Indemnified Party may suffer or incur, or become subject to, to the extent relating to, arising out of or resulting from:

(i)            any breach or failure by any Seller or any Affiliate thereof (including, prior to the Closing, any Acquired Company) to perform any of its covenants or agreements contained in this Agreement that survive the Closing as provided in Section 8.1;

(ii)           any Excluded Liability either (A) pertaining to the Business or the Acquired Companies or (B) for which the Losses in question are or would be incurred because the Sellers and their Affiliates were the former owners of the Business and the Acquired Companies;

(iii)          (x) to extent not included in clause (ii), Pre-Closing Taxes and (y) any Taxes of any member of any consolidated, affiliated, unitary, aggregate, combined or similar group of which an Acquired Company is or was a member prior to the Closing, for which any Acquired Company is secondarily liable pursuant to Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law); or

(iv)         the matter set forth on Schedule 8.2(iv) (the “Specific Indemnity Matter”).

Section 8.3         Indemnification by the Buyer. Subject to the terms of this ARTICLE VIII, from and after the Closing, Buyer shall indemnify and hold harmless the Sellers, their Affiliates and each of their respective representatives, successors and assigns (collectively, the “Seller Indemnified Parties”), from and against all Losses that such Seller Indemnified Party may suffer or incur, or become subject to, to the extent relating to, arising out of or resulting from:

(i)            any breach or failure by any Buyer or any Affiliate thereof (including, following the Closing, any Acquired Company) to perform any of its covenants or agreements contained in this Agreement; or

(ii)           any Transferred Liability.

Section 8.4         Third Party Claim Procedures.

(a)            The party seeking indemnification under this ARTICLE VIII (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action by any third party (“Third Party Claim”) in respect of which indemnity may be sought under this ARTICLE VIII. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. After receipt of such notice, the Indemnified Party shall deliver to the Indemnifying Party promptly copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)            The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 8.4, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense. If the Indemnifying Party does not reasonably promptly, or is not permitted to, assume the control of such defense, then the Indemnified Party shall be permitted to control the defense of such Third Party Claim at the expense of the Indemnifying Party.

(c)            The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages or (iii) the Indemnifying Party is also a party to such Third Party Claim or, in the opinion of the Indemnified Party’s outside counsel, a conflict otherwise exists between the Indemnifying Party and the Indemnified Party (or there are defenses available to the Indemnified Party that are unavailable to the Indemnifying Party). Notwithstanding anything to the contrary herein, Sellers and their Affiliates will control the defense of the Specific Indemnity Matter.

(d)            If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms (or pursuant to a binding commitment of the Indemnifying Party) obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim; provided, however, that such settlement, compromise or discharge (i) requires only payment of monetary damages by the Indemnified Party (which shall be paid by the Indemnifying Party) and does not impose any injunctive or equitable relief on any Indemnified Party or its Affiliates, (ii) does not provide for any admission of liability by any Indemnified Party, and (iii) provides for a full and unconditional release of each Indemnified Party in respect of such Third Party Claim. The Indemnified Party may not settle, compromise or discharge any Third Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

(e)            In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party.

(f)            Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. Buyer shall, and shall cause its Affiliates (including the Acquired Companies) to, make available to the Sellers and their Affiliates any personnel and information reasonably necessary for the Sellers and their Affiliates to defend the Specific Indemnity Matter. Buyer shall, and shall cause its Affiliates to, retain and continue to retain documents and records in accordance with any prior, current or future “litigation hold” notices in connection with the Specific Indemnity Matter. Sellers shall, and shall cause their respective Affiliates to, make available to Buyer and its Affiliates any personnel and information reasonably necessary for the Buyer and its Affiliates to defend any litigation matters included in the Transferred Liabilities. Sellers shall, and shall cause their respective Affiliates to, retain and continue to retain documents and records in accordance with any prior, current or future “litigation hold” notices in connection with any litigation matters included in the Transferred Liabilities.

(g)            In the event that an Indemnified Party has a claim for indemnification under this ARTICLE VIII against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall have actually prejudiced the Indemnifying Party.

(h)            Notwithstanding anything to the contrary in this Agreement, UPS shall have the exclusive right to control in all respects, and neither Buyer nor any of its Affiliates (including the Acquired Companies) will be entitled to participate in, any Tax Proceeding with respect to (A) any Tax Return of UPS or any of its Affiliates (other than any Acquired Company) or (B) any Combined Tax Return, except that Buyer shall continue to be entitled to notice and regular updates from UPS relating to any such Tax Proceeding which relates, in whole or in part to any matter that may give rise to Taxes for any Acquired Company that would be economically borne by Buyer or its Affiliates (including any Acquired Company following the Closing Date).

Section 8.5         Tax Treatment of Payments. The Sellers and Buyer shall treat any adjustments or indemnity payments made pursuant to this Agreement as adjustments to the Closing Purchase Price for Income Tax purposes except as otherwise required by applicable Law.

Section 8.6         Additional Indemnification Matters.

(a)            Each Party shall, and shall cause its applicable Affiliates to, take reasonable steps to mitigate their respective Losses upon and after becoming aware of any fact, event, circumstance or condition that has given rise to, or would reasonably be expected to give rise to, any Losses that are indemnifiable hereunder.

(b)            The amount of any Losses of any Indemnified Party under this ARTICLE VIII shall be calculated net of any amount actually received by an Indemnified Party from any third Person, including any insurance company or other insurance provider (in each case, calculated net of any actual collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums incurred or paid to procure such recoveries in respect of any Losses suffered, paid, sustained or incurred by such Indemnified Party) (such amount being referred to herein as a “Third Party Reimbursement”) in respect of the Losses suffered thereby. If, after receipt by an Indemnified Party of an indemnification payment hereunder, such Person receives a Third Party Reimbursement in respect of the same Losses (whether in whole or in part) for which indemnification was made and such Third Party Reimbursement was not taken into account in assessing the amount of indemnification, then the Indemnified Party shall promptly turn over to the Indemnifying Party all or the relevant portion of such Third Party Reimbursement.

ARTICLE IX

MISCELLANEOUS

Section 9.1         Fees and Expenses. Except as expressly provided herein, (a) Buyer shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including all costs and expenses related to the R&W Policy and the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) Sellers shall pay the fees, costs and expenses incurred by Sellers and their Affiliates and, to the extent incurred prior to the Closing, the Acquired Companies, in connection herewith and the transactions contemplated by this Agreement, including the Transaction Expenses and the other fees, costs and expenses of Sellers’ and, to the extent incurred prior to the Closing, the Acquired Companies’ financial advisors, accountants and counsel.

Section 9.2         Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be given by any of the following methods: (a) personal delivery; (b) UPS Next Day Air or UPS Express Critical; or (c) email transmission. Notices shall be sent to the appropriate Party at its address given below (or at such other address for such Party as shall be specified by notice given hereunder):

If to Buyer, to:

RXO, Inc.

11215 North Community House Road

Charlotte, NC 28277

Attention:   Jeff Firestone

Email:

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:   Steven J. Williams

Email:           swilliams@paulweiss.com

If to any Seller (including UPS), to:

c/o United Parcel Service of America, Inc.

55 Glenlake Parkway

Atlanta, GA 30328

Attention:   HeatherLynn Welde Daly; Elliott Tapp

Email:

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Attention:   Rahul Patel; John Hyman

Email:           rpatel@kslaw.com; jhyman@kslaw.com

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) refusal of the addressee to accept delivery thereof.

Section 9.3         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.4         Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of Law, by any Party without the prior written consent of the other Parties; provided, however, that Buyer may, without the consent of any other Party, assign any of its rights or obligations, including the right to acquire all or part of the Equity Interests and the Transferred Assets and Liabilities to (a) one or more Affiliates of Buyer, or (b) as collateral security to any lender of Buyer or any Affiliate thereof (or to any agent for any such lender(s)), but Buyer shall not be relieved of any of its Liabilities under this Agreement.

Section 9.5         No Third Party Beneficiaries. This Agreement is exclusively for the benefit of Sellers, and their successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its respective successors and permitted assigns, with respect to the obligations of Sellers under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, Liability, reimbursement, Action or other right, except as provided in Section 9.11. Notwithstanding the foregoing, each Debt Financing Source will be an express third party beneficiary with respect to Section 7.2 (Procedure and Effect of Termination), Section 9.4 (Binding Effect; Assignment), Section 9.5 (this sentence only), Section 9.8(b) (Consent to Jurisdiction), Section 9.9 (Waiver of Jury Trial), Section 9.10 (Governing Law), Section 9.13 (Specific Performance), Section 9.15 (Amendments; Modifications) and Section 9.20 (Non-Recourse) (the “DFS Provisions”).

Section 9.6         Section Headings. The Article and Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.7         Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto), the Confidentiality Agreement, the Ancillary Agreements and the other documents delivered pursuant to this Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

Section 9.8         Consent to Jurisdiction.

(a)            Each Party hereby irrevocably agrees that any Legal Dispute shall be brought only in the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Dispute and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Dispute in any such court or that any such Legal Dispute that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 9.8 is pending before a court, all Actions with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives the right to assert, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, (b) such Legal Dispute may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such Legal Dispute is brought in an inconvenient forum or (e) the venue of Legal Dispute is improper. A final judgment in any Legal Dispute described in this Section 9.8 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

(b)            Notwithstanding the foregoing, each Party agrees that it will not bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement, including any dispute arising out of the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under Law exclusive jurisdiction is vested in the federal courts, the U.S. District Court for the Southern District of New York (and of the appropriate appellate courts therefrom). The Parties agree that process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 9.2 will be deemed effective service of process on such Party.

Section 9.9         Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF, INCLUDING THE DEBT FINANCING (OR ANY EQUITY FINANCING IN LIEU THEREOF IN WHICH A DEBT FINANCING SOURCE IS PARTICIPATING).

Section 9.10         Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies; provided, that each of the Parties agrees that the Debt Commitment Letter, the rights and duties of the parties thereunder and any Actions arising under or related thereto will be governed by and construed in accordance with the Laws of the State of New York.

Section 9.11         Waiver of Conflicts; Privilege.

(a)            Each of the Parties acknowledges and agrees that King & Spalding LLP (“K&S”) has acted as counsel to each of the Acquired Companies and Sellers in connection with the negotiation of this Agreement and consummation of the transactions contemplated by this Agreement. Buyer hereby consents and agrees to, and agrees to cause the Acquired Companies to consent and agree to, K&S representing Sellers and any of their Affiliates (collectively, the “Seller Parties”) after the Closing, including with respect to disputes in which the interests of the Seller Parties may be directly adverse to Buyer and its Subsidiaries (including the Acquired Companies), and even though K&S may have represented the Business in a matter substantially related to any such dispute, or may be handling ongoing matters for the Business. Buyer further consents and agrees to, and agrees to cause the Acquired Companies to consent and agree to, the communication by K&S to the Seller Parties in connection with any such representation of any fact known to K&S arising by reason of K&S’s prior representation of the Acquired Companies. In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Acquired Companies to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) K&S’s prior representation of the Acquired Companies or the Business and (ii) K&S’s representation of the Seller Parties prior to and after the Closing. Buyer represents that Buyer’s attorneys have explained and helped Buyer evaluate the implications and risks of waiving the right to assert a future conflict against K&S, and Buyer’s consent with respect to this waiver is fully informed.

(b)            Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Acquired Companies, that all communications subject to any attorney-client privilege, attorney work-product protection or other similar protection for the benefit of the Seller Parties, in any form or format whatsoever between or among K&S, on the one hand, and the Acquired Companies, the Business or any of their respective directors, officers, employees or other representatives, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Privileged Deal Communications”) shall be deemed to be retained and owned collectively by the Seller Parties, shall be controlled by UPS on behalf of the Seller Parties and shall not pass to or be claimed by Buyer or the Acquired Companies.

(c)            Notwithstanding the foregoing, if a dispute arises between Buyer or the Acquired Companies, on the one hand, and a third party other than Sellers, on the other hand, Buyer or the Acquired Companies will be entitled to assert the attorney-client privilege, attorney work-product protection or other similar protection for the benefit of the Seller Parties to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither Buyer nor the Acquired Companies may waive such privilege without the prior written consent of UPS, not to be unreasonably withheld, delayed or conditioned. If Buyer or the Acquired Companies are legally required by any Order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications following the Closing, Buyer shall, to the extent permitted by Law and reasonably practicable, as soon as reasonably practicable notify UPS in writing (including by making specific reference to this Section 9.11) so that UPS can seek a protective order and Buyer agrees to use reasonable best efforts, at the Seller Parties’ request and sole expense, to assist therewith.

(d)            To the extent that files or other materials maintained by K&S that contain Privileged Deal Communications constitute property of its clients, only the Seller Parties shall hold such property rights and K&S shall have no duty to reveal or disclose any Privileged Deal Communications contained in such files or other materials or any other Privileged Deal Communications by reason of any attorney-client relationship between K&S, on the one hand, and the Acquired Companies, on the other hand.

(e)            Buyer agrees that it will not, and that it will cause the Acquired Companies not to, use any Privileged Deal Communications against the Seller Parties in connection with any dispute between any Seller, on the one hand, and Buyer and the Acquired Companies, on the other hand, with respect to this Agreement or any of the transactions contemplated by this Agreement.

(f)            This Section 9.11 is for the benefit of K&S and K&S is an intended third-party beneficiary of this Section 9.11. This Section 9.11 shall be irrevocable, and, without limiting the consent rights of Sellers under this Section 9.11, no term of this Section 9.11 may be amended, waived or modified, without the prior written consent of K&S.

Section 9.12         Dutch Notary. The parties acknowledge that:

(a)            the Notary is holding office with Clifford Chance LLP;

(b)            Clifford Chance LLP acts as a legal adviser to Sellers in connection with the transactions contemplated by this Agreement; and

(c)            the parties confirm their agreement and accept that the Notary shall execute the Deed of Transfer and shall perform any activities relating thereto and that this shall not prevent Clifford Chance LLP from continuing to act as legal adviser to Sellers in connection with the transactions contemplated by this Agreement.

Section 9.13         Specific Performance. The Parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly the Parties agree that, in addition to any other remedies, each non-breaching Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

Section 9.14         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email transmission shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 9.15         Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties. Notwithstanding anything to the contrary in the foregoing, no DFS Provision may be amended or waived without consent of the Debt Financing Sources.

Section 9.16         Schedules. Disclosure of any fact or item in any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure should qualify or apply to such other Section. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 9.17         Time of Essence. Without limiting the provisions of Section 5.3, with regard to all dates and time periods set forth in this Agreement, time is of the essence.

Section 9.18         Bulk Sales Laws. Sellers and Buyer each hereby waive compliance by Sellers with the provisions of the “bulk sales,” “bulk transfer” or similar Laws of any state or of any jurisdiction outside the U.S.

Section 9.19         Language; Prevailing Documents. This Agreement has been, and the Ancillary Agreements will be, prepared in the English language. In case of any conflict or inconsistency between the English language version of such documents and any translation thereof made for any purpose, the English language version will govern the interpretation and construction of such documents, and for any and all other purposes, except as may be required by applicable Law. In the event that any of the terms of this Agreement conflict with any of the terms of the Ancillary Agreements, the terms of this Agreement will prevail.

Section 9.20         Non-Recourse. Notwithstanding anything in this Agreement or in any related Contract to the contrary, none of the Sellers, the Acquired Companies nor any of their Affiliates will have any rights or claims against (i) any provider of Debt Financing or Equity Financing, or (ii) any of the respective direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees or representatives of Buyer or any provider of Debt Financing or Equity Financing, as applicable, in connection with this Agreement, the Debt Financing (or any equity financing in lieu thereof in which a Debt Financing Source is participating) or the Equity Financing, whether at law or equity, in contract, in tort or otherwise.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SELLERS:

UNITED PARCEL SERVICE OF AMERICA, INC.

By:	/s/ HeatherLynn Daly
	Name:	HeatherLynn Daly
	Title:	Authorized Signatory

UPS CORPORATE FINANCE S.À R.L.

By:	/s/ HeatherLynn Daly
	Name:	HeatherLynn Daly
	Title:	Authorized Signatory

UPS SCS (UK) LTD.

By:	/s/ HeatherLynn Daly
	Name:	HeatherLynn Daly
	Title:	Authorized Signatory

BUYER:

RXO, INC.

By:	/s/ Drew Wilkerson
	Name:	Drew Wilkerson
	Title:	Chief Executive Officer